Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

[●], 2021

Dear Zimmer Biomet Stockholder:

We previously announced plans to separate our spine and dental businesses from our core orthopedic businesses. The separation will occur by means of a spin-off of a newly formed company named ZB SpinCo Holdings, Inc. (“SpinCo”), which will own the assets and liabilities associated with our spine and dental businesses. Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”), the existing publicly traded company in which you currently own common stock, will continue to own and operate our core orthopedic businesses in knees; hips; sports medicine, extremities and trauma; and craniomaxillofacial and thoracic. The separation will create two companies with proven long-term strategies, scale and financial strength that will be leaders in their industries. The Zimmer Biomet board of directors believes that separating the spine and dental businesses from the remaining businesses of Zimmer Biomet is in the best interests of Zimmer Biomet and its stockholders for a number of reasons, including that:

•

The separation will create a stronger growth profile for each company with enhanced management focus, while better aligning resources and processes more directly with the strategic priorities of each business.

•	The separation will create independent companies with separate capital structures, which will align capital allocation based on the objectives of each independent company.

•

The separation will reduce complexity and improve operating efficiencies, which will provide each company with greater flexibility to pursue its own strategies for growth, both organic and through acquisitions.

•

The separation will provide each company with a compelling financial profile that more accurately reflects the strengths and opportunities of each business and, as a result, offers investors a more targeted investment opportunity.

The separation will provide Zimmer Biomet stockholders with equity ownership in both Zimmer Biomet and SpinCo. The separation is intended to qualify as generally tax-free to Zimmer Biomet stockholders for U.S. federal income tax purposes, except for any cash received by stockholders in lieu of fractional shares. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

The separation will be effected by means of a pro rata distribution of at least 80 percent of the outstanding shares of SpinCo common stock to holders of Zimmer Biomet common stock. Following the distribution, SpinCo will be a separate public company. Each Zimmer Biomet stockholder will receive [●] share[s] of SpinCo common stock for each share of Zimmer Biomet common stock held at the close of business on [●], the record date for the distribution. No vote of Zimmer Biomet stockholders is required for the distribution. You do not need to take any action to receive the shares of SpinCo common stock to which you are entitled as a Zimmer Biomet stockholder. You will not be required to make any payments or to surrender or exchange your shares of Zimmer Biomet common stock.

We intend to apply to list the shares of SpinCo common stock on the New York Stock Exchange (“NYSE”), or a comparable public market, under the symbol “[●].” Following the distribution, shares of Zimmer Biomet common stock will continue to trade on the NYSE and the SIX Swiss Exchange under the symbol “ZBH.”

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

I encourage you to read the attached information statement, which is being provided to all Zimmer Biomet stockholders who held shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about SpinCo.

We believe the separation provides tremendous opportunities for our businesses as we work to continue to build long-term value. We appreciate your continuing support of Zimmer Biomet and look forward to your future support of SpinCo.

Sincerely,

Bryan Hanson

Chairman, President and Chief Executive Officer

Zimmer Biomet

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

[●], 2021

Dear Future ZB SpinCo Holdings, Inc. Stockholder:

It is a pleasure to welcome you as a future stockholder of our new company, ZB SpinCo Holdings, Inc. (“SpinCo,” “we,” “us,” “our” or the “Company”). We are excited about the bright future ahead for our new independent company following the close of the spin-off transaction in 2022. We remain proud of our history and origin within Zimmer Biomet Holdings, Inc., and our leadership team is highly motivated to continue the legacy of developing technologies designed to help healthcare providers improve outcomes for patients around the world.

As a leading healthcare technology company, we develop, manufacture and market a comprehensive portfolio of products and solutions designed to treat a wide range of spine pathologies and support dental tooth replacement and restoration procedures. Our comprehensive spine portfolio includes implants, instrumentation, biologics, bone healing technologies as well as enabling technologies that are utilized during open and minimally invasive surgical procedures for the cervical, thoracic and lumbar spine in hospitals and surgery centers. In the dental products market, we design, manufacture and distribute a comprehensive portfolio of dental implant solutions, biomaterials and digital dentistry solutions.

As an independent company, we will prioritize the strategic and operational plans that are of greatest value to the Company and our stockholders, establish the optimal level of investment in research and development projects and ultimately, create the most appropriate capital structure for SpinCo. We believe this will improve our ability to invest in our business to drive long-term growth, to continue to develop innovative technologies and to pursue strategic transactions that will deliver value to patients, our customers and our investors.

We intend to apply to list the shares of SpinCo common stock on the New York Stock Exchange, or a comparable public market, under the symbol “[●].”

I personally invite you to learn more about SpinCo and our strategic initiatives by reading the attached information statement. We are eager to continue to develop healthcare technologies that will improve the outcomes of procedures for spine and dental patients. I look forward to our future as an independent company and to your support as a stockholder of SpinCo.

Sincerely,

Vafa Jamali

President and Chief Executive Officer

ZB SpinCo Holdings, Inc.

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED [●], 2021

INFORMATION STATEMENT

ZB SpinCo Holdings, Inc.

This information statement is being furnished in connection with the distribution by Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”) to its stockholders of shares of common stock of ZB SpinCo Holdings, Inc., a Delaware corporation (“SpinCo,” “we,” “us,” “our” or the “Company”), currently a direct, wholly owned subsidiary of Zimmer Biomet, that will hold directly or indirectly the assets and liabilities associated with the spine and dental businesses. Zimmer Biomet will distribute at least 80 percent of the outstanding shares of SpinCo common stock on a pro rata basis to Zimmer Biomet stockholders in a transaction intended to qualify as generally tax-free to Zimmer Biomet stockholders for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares. Following the distribution, we will be a separate public company. Immediately after the distribution becomes effective, Zimmer Biomet will own no more than 20 percent of the outstanding shares of SpinCo common stock. Prior to completing the separation, Zimmer Biomet may adjust the percentage of SpinCo common stock to be distributed to Zimmer Biomet stockholders and retained by Zimmer Biomet in response to market and other factors. The distribution is subject to certain conditions, as described in this information statement. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

For each share of Zimmer Biomet common stock held of record by you as of the close of business on [●], the record date for the distribution, you will receive [●] share[s] of SpinCo common stock. You will receive cash in lieu of any fractional shares of SpinCo common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of Zimmer Biomet common stock in the “regular-way” market after the record date and before the distribution, you also will be selling your right to receive shares of SpinCo common stock in the distribution. We expect the shares of SpinCo common stock to be distributed by Zimmer Biomet to you at [●] Eastern Time, on [●]. We refer to the date of the distribution of the shares of SpinCo common stock as the “distribution date.”

No vote of Zimmer Biomet stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Zimmer Biomet a proxy, in connection with the distribution. You do not need to pay any consideration or exchange or surrender your existing shares of Zimmer Biomet common stock or take any other action to receive your shares of SpinCo common stock.

There is no current trading market for SpinCo common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or about the record date for the distribution, and we expect “regular-way” trading of SpinCo common stock to begin on the first trading day following the completion of the distribution. We intend to apply to list the shares of SpinCo common stock on the New York Stock Exchange (“NYSE”), or a comparable public market, under the symbol “[●].” Zimmer Biomet common shares will continue to trade on the NYSE and the SIX Swiss Exchange under the symbol “ZBH.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 19.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [●].

This information statement was first made available to Zimmer Biomet stockholders on or about [●].

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about SpinCo assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “SpinCo,” “we,” “us,” “our” or the “Company” refer to ZB SpinCo Holdings, Inc., a Delaware corporation, and its combined subsidiaries. References in this information statement to “Zimmer Biomet” or “Parent” refer to Zimmer Biomet Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, SpinCo and its consolidated subsidiaries), unless the context otherwise requires. References to our historical business and operations refer to the business and operations of Zimmer Biomet’s spine and dental businesses that will be transferred to SpinCo in connection with the separation and distribution. References in this information statement to the “separation” refer to the separation of the spine and dental businesses from Zimmer Biomet’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, SpinCo, to hold the assets and liabilities associated with the spine and dental businesses after the distribution. References in this information statement to the “distribution” refer to the distribution of at least 80 percent of the shares of SpinCo common stock to Zimmer Biomet stockholders as of the close of business on the record date for the distribution on a pro rata basis.

Market, Industry and Other Data

Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources and management estimates. Our management

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Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. For additional information, see the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Trademarks and Trade Names

The name and mark, ZB SpinCo Holdings, Inc., and other trademarks, trade names and service marks of SpinCo appearing in this information statement are our property or, as applicable, licensed to us, or, as applicable, are the property of Zimmer Biomet. The name and mark, Zimmer Biomet, and other trademarks, trade names and service marks of Zimmer Biomet appearing in this information statement are the property of Zimmer Biomet. This information statement also contains additional trade names, trademarks and service marks belonging to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is SpinCo, and why is Zimmer Biomet separating its spine and dental businesses and distributing SpinCo stock?	SpinCo, which is currently a direct, wholly owned subsidiary of Zimmer Biomet, was formed to own and operate Zimmer Biomet’s spine and dental businesses. The separation of the spine and dental businesses from Zimmer Biomet and the distribution of SpinCo common stock are intended to provide you with equity ownership in two separate publicly traded companies that will be able to focus exclusively on each of their respective businesses. Zimmer Biomet and SpinCo expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the section entitled “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	Zimmer Biomet is delivering this document to you because you are a holder of Zimmer Biomet common stock. If you are a holder of Zimmer Biomet common stock as of the close of business on the record date for the distribution, you will be entitled to receive [●] share[s] of SpinCo common stock for each share of Zimmer Biomet common stock that you held as of the close of business on such date. This document will help you understand how the separation and distribution will affect your post-separation ownership in Zimmer Biomet and SpinCo, respectively.

How will the separation of the spine and dental businesses from Zimmer Biomet work?	Zimmer Biomet will distribute at least 80 percent of the outstanding shares of SpinCo common stock to Zimmer Biomet stockholders on a pro rata basis in a distribution intended to be generally tax-free to Zimmer Biomet stockholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. As a result of the distribution, SpinCo will become a separate public company. The number of shares of Zimmer Biomet common stock you own will not change as a result of the separation and distribution. For a more thorough description of how the distribution of the shares of SpinCo common stock will be effected, see the section entitled “The Separation and Distribution—When and How You Will Receive the Distribution.”

What is the record date for the distribution?	The record date for the distribution will be [●].

When will the distribution occur?	It is expected that at least 80 percent of the outstanding shares of SpinCo common stock will be distributed by Zimmer Biomet at [●] Eastern Time, on [●], to holders of record of Zimmer Biomet common stock as of the close of business on the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

What do stockholders need to do to participate in the distribution?	Stockholders of Zimmer Biomet as of the close of business on the record date for the distribution will not be required to take any action to receive shares of SpinCo common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your

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Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

existing shares of Zimmer Biomet common stock or take any other action to receive your shares of SpinCo common stock. Please do not send in your Zimmer Biomet stock certificates. The distribution will not affect the number of outstanding shares of Zimmer Biomet common stock or any rights of Zimmer Biomet stockholders, although it will affect the market value of each outstanding share of Zimmer Biomet common stock. For additional information on how the market value of each outstanding share of Zimmer Biomet common stock will change, see the section entitled “The Separation and Distribution—Market for SpinCo Common Stock.”

How will shares of SpinCo common stock be issued?	You will receive shares of SpinCo common stock through the same or substantially similar channels that you currently use to hold or trade Zimmer Biomet common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of our shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements. If you own shares of Zimmer Biomet common stock as of the close of business on the record date for the distribution, Zimmer Biomet, with the assistance of Computershare Trust Company, N.A. (“Computershare”), the distribution agent for the distribution, will electronically distribute shares of SpinCo common stock to you or to your broker, bank or other nominee on your behalf in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of SpinCo common stock, or your broker, bank or other nominee will credit your account for the shares. For more details on how shares of SpinCo common stock will be issued, see the section entitled “The Separation and Distribution—When and How You Will Receive the Distribution.”

How many shares of SpinCo common stock will I receive in the distribution?	Zimmer Biomet will distribute to you [●] share[s] of SpinCo common stock for each share of Zimmer Biomet common stock held by you as of close of business on the record date for the distribution. Based on approximately [●] shares of Zimmer Biomet common stock outstanding as of [●], and assuming a distribution of approximately 80 percent of the outstanding shares of SpinCo common stock and applying the distribution ratio (without accounting for cash to be issued in lieu of fractional shares), SpinCo expects that a total of approximately [●] shares of SpinCo common stock will be distributed to Zimmer Biomet’s stockholders and approximately [●] shares of SpinCo common stock will continue to be owned by Zimmer Biomet. For additional information on the distribution, see the section entitled “The Separation and Distribution.”

Will SpinCo issue fractional shares of its common stock in the distribution?	No. We will not issue fractional shares of SpinCo common stock in the distribution. Fractional shares that Zimmer Biomet stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares.

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Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Recipients of cash in lieu of fractional shares will not be entitled to any interest on the payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences.”

What are the conditions to the distribution?

The distribution is subject to final approval by the Zimmer Biomet board of directors, as well as to the satisfaction (or waiver by Zimmer Biomet in its sole and absolute discretion) of the following conditions:

•   the transfer of assets and liabilities from Zimmer Biomet to us shall be completed in accordance with the separation and distribution agreement that Zimmer Biomet and we will enter into prior to the distribution;

•   Zimmer Biomet shall have received a private letter ruling from the Internal Revenue Service (the “IRS”), satisfactory to the Zimmer Biomet board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution;

•   Zimmer Biomet shall have received one or more opinions from its tax advisors, in each case satisfactory to the Zimmer Biomet board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution;

•   a cash distribution of approximately $[●] (the “Cash Distribution”) from SpinCo to Zimmer Biomet shall have been made as partial consideration for the contribution of assets in connection with the separation;

•   the U.S. Securities and Exchange Commission (the “SEC”) shall have declared effective our registration statement of which this information statement forms a part, no order suspending the effectiveness thereof shall be in effect, no proceedings for such purposes shall have been instituted or threatened by the SEC, and this information statement shall have been made available to Zimmer Biomet stockholders;

•   all actions and filings necessary or advisable under applicable U.S. federal, U.S. state or other securities laws shall have been taken or made and, where applicable, have become effective or been accepted by the applicable governmental authority;

•   the Zimmer Biomet board of directors shall have declared the distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

•   any required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation agreement and the ancillary agreements shall have been obtained and be in full force and effect;

•   the transaction agreements relating to the separation that Zimmer Biomet and we will enter into prior to the distribution shall have been duly executed and delivered by the parties;

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Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

•   no order, injunction or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions, shall be pending or in effect;

•   the shares of SpinCo common stock to be distributed shall have been accepted for listing on the NYSE, or a comparable public market, subject to official notice of distribution;

•   the financing arrangements described under “Description of Material Indebtedness” shall have been completed on terms satisfactory to Zimmer Biomet; and

•   no other event or development shall exist or have occurred that, in the judgment of Zimmer Biomet’s board of directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

Neither we nor Zimmer Biomet can assure you that any or all of these conditions will be met. In addition, Zimmer Biomet can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Can Zimmer Biomet decide to cancel the distribution of SpinCo common stock even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see the section entitled “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, Zimmer Biomet has the right to terminate the distribution, even if all of the conditions are satisfied.

What if I want to sell my Zimmer Biomet common stock or my SpinCo common stock?	You are encouraged to consult with your financial advisor, such as your broker, bank or tax advisor, regarding the specific implications of selling your Zimmer Biomet common stock prior to or on the distribution date. If you sell your shares of Zimmer Biomet common stock in the “regular-way” market after the record date and prior to or on the distribution date, you will also be selling your right to receive shares of SpinCo common stock in the distribution. For a more thorough discussion on how to sell your shares, see the section entitled “The Separation and Distribution—Trading Between the Record Date and Distribution Date.”

What is “regular-way” and “ex-distribution” trading of Zimmer Biomet common stock?	Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in Zimmer Biomet common stock: a “regular-way” market and an “ex-distribution” market. Zimmer Biomet common stock that trades in the “regular-way” market will trade with an entitlement to shares of SpinCo common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of SpinCo common stock

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distributed pursuant to the distribution. If you hold shares of Zimmer Biomet common stock on the record date and then decide to sell any Zimmer Biomet common stock before the distribution date, you should make sure your broker, bank or other nominee understands whether you want to sell your Zimmer Biomet common stock with or without your entitlement to SpinCo common stock pursuant to the distribution. For additional information regarding the trading of SpinCo common stock, see the section entitled “The Separation and Distribution—Trading Between the Record Date and Distribution Date.”

Where will I be able to trade shares of SpinCo common stock?	We intend to apply to list the shares of SpinCo common stock on the NYSE, or a comparable public market, under the symbol “[●].” We anticipate that trading in shares of SpinCo common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution, and will continue up to and through the distribution date and that “regular-way” trading in SpinCo common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell shares of SpinCo common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. For additional information regarding the trading of SpinCo common stock, see the section entitled “The Separation and Distribution—Trading Between the Record Date and Distribution Date.” We cannot predict the trading prices for our common stock before, on or after the distribution date.

What will happen to the listing of Zimmer Biomet common stock?	Zimmer Biomet common stock will continue to trade on the NYSE and the SIX Swiss Exchange under the symbol “ZBH.”

Will the number of shares of Zimmer Biomet common stock that I own change as a result of the distribution?	No. The number of shares of Zimmer Biomet common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my shares of Zimmer Biomet common stock?	Yes. As a result of the distribution, Zimmer Biomet expects the trading price of Zimmer Biomet common stock immediately following the distribution to be lower than the “regular-way” trading price of such stock immediately prior to the distribution because the trading price will no longer reflect the value of the spine and dental businesses. There can be no assurance that the aggregate market value of shares of Zimmer Biomet common stock and SpinCo common stock following the distribution will be higher or lower than the market value of shares of Zimmer Biomet common stock if the separation and distribution did not occur. This means, for example, that the combined trading prices of one share of Zimmer Biomet common stock and [●] share[s] of SpinCo common stock after the distribution (representing the number of shares of our common stock to be received per every one share of Zimmer Biomet common stock in the distribution) may be equal to, greater than or less than the trading price of one share of Zimmer Biomet common stock before the distribution. For additional information on how the market price of the outstanding shares of Zimmer Biomet common stock

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Pursuant to 17 C.F.R. Section 200.83

will change, see the section entitled “The Separation and Distribution—Market for SpinCo Common Stock.”

What are the material U.S. federal income tax consequences of the separation and distribution?	It is a condition to the distribution that the private letter ruling from the IRS regarding certain U.S. federal income tax matters relating to the separation and distribution received by Zimmer Biomet remain valid and be satisfactory to the Zimmer Biomet board of directors and that the Zimmer Biomet board of directors receive one or more opinions from its tax advisors, in each case satisfactory to the Zimmer Biomet board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution. Accordingly, it is expected that Zimmer Biomet stockholders generally will not recognize any gain or loss upon receipt of SpinCo common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares. You should carefully read the section entitled “Material U.S. Federal Income Tax Consequences” and should consult your own tax advisor about the particular consequences of the distribution to you, including the application of U.S. federal, state and local and non-U.S. tax laws.

What will happen to my tax basis in my Zimmer Biomet stock?	If you do not sell your Zimmer Biomet stock in advance of the distribution, your tax basis will be adjusted and the aggregate tax basis of the Zimmer Biomet common stock and SpinCo common stock received in the distribution (including any fractional share interest in SpinCo common stock for which cash is received) will equal the aggregate tax basis of Zimmer Biomet common stock immediately prior to the distribution, allocated between the Zimmer Biomet common stock and SpinCo common stock (including any fractional share interest in SpinCo common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution. You should carefully read the section entitled “Material U.S. Federal Income Tax Consequences” and should consult your own tax advisor about the particular consequences of the distribution to you, including the application of U.S. federal, state and local and non-U.S. tax laws.

What will SpinCo’s relationship be with Zimmer Biomet following the separation and distribution?	Following the distribution, Zimmer Biomet stockholders will directly own at least 80 percent of the outstanding shares of SpinCo common stock, and Zimmer Biomet and SpinCo will be separate companies with separate management teams and separate boards of directors. Zimmer Biomet will retain no more than 20 percent of the outstanding shares of SpinCo common stock following the distribution. Prior to the distribution, we will enter into a separation and distribution agreement with Zimmer Biomet to effect the separation and distribution and provide a framework for our relationship with Zimmer Biomet after the separation and will enter into certain other agreements, such as a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a transitional trademark license agreement, one or more manufacturing and supply agreements, one or more transition manufacturing agreements and a stockholder and registration rights agreement with respect to Zimmer Biomet’s continuing ownership of shares of SpinCo

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common stock. These agreements will provide for the separation between Zimmer Biomet and us of the assets, employees, intellectual property, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of Zimmer Biomet and its subsidiaries attributable to periods prior to, at and after our separation from Zimmer Biomet and will govern the relationship between Zimmer Biomet and us subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements between Zimmer Biomet and us, see the sections entitled “Risk Factors—Risks Related to the Separation and the Distribution” and “Certain Relationships and Related Person Transactions.”

How will Zimmer Biomet vote any shares of SpinCo common stock it retains?	Zimmer Biomet will agree to vote any shares of SpinCo common stock that it retains in proportion to the votes cast by our other stockholders and grant us a proxy to vote its shares of SpinCo common stock in such proportion. For additional information on these voting arrangements, see “Certain Relationships and Related Person Transactions—Stockholder and Registration Rights Agreement.”

What does Zimmer Biomet intend to do with any shares of SpinCo common stock it retains?	Zimmer Biomet currently intends to dispose of all of the SpinCo common stock that it retains after the distribution by exchanging such SpinCo common stock for Zimmer Biomet debt held by one or more investment banks. To the extent Zimmer Biomet holds any SpinCo common stock thereafter, Zimmer Biomet will dispose of such stock as soon as disposition is warranted (but in no event later than five years after the distribution), consistent with its business purpose of creating independent companies with separate capital structures, in which Zimmer Biomet continues to target leverage consistent with its investment grade credit rating (as explained below). For additional information on Zimmer Biomet’s plans for the disposition of shares of SpinCo common stock it retains, please read the section entitled “The Separation and Distribution—Reasons for Zimmer Biomet’s Retention of No More than 20 Percent of SpinCo Common Stock.”

Who will manage SpinCo after the separation?	We have assembled a management team of highly experienced leaders who have a strong track record in the medical device industry, led by Vafa Jamali, President and Chief Executive Officer, [●], Chief Financial Officer, Rebecca Whitney, President of Spine, Indraneel Kanaglekar, President of Dental, and Michael Minette, Senior Vice President, Strategy and Corporate Development. Our management team is highly focused on execution and driving growth and profitability. Further, we believe that we have a deep pool of talent across our organization, including long-tenured individuals with significant expertise and knowledge of our business. For additional information regarding our management, see the section entitled “Management.”

Are there risks associated with owning SpinCo common stock?	Yes. Ownership of SpinCo common stock is subject to both general and specific risks relating to our businesses, the industries in which we operate, our ongoing contractual relationships with Zimmer Biomet and

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our status as a separate, publicly traded company. Ownership of SpinCo common stock is also subject to risks relating to the separation and the distribution. These risks are described in the “Risk Factors” section of this information statement beginning on page 19. You are encouraged to read that section carefully.

Does SpinCo plan to pay dividends?	We currently expect to retain all available funds and any future earnings for use in the operation and expansion of our business. The declaration and payment of any dividends in the future will be subject to the sole discretion of our board of directors and will depend on many factors. For additional information, see the section entitled “Dividend Policy.”

Will SpinCo incur any indebtedness prior to or at the time of the distribution?	Yes. SpinCo expects to complete one or more financing transactions on or prior to the completion of the distribution, with approximately $[●] of the proceeds of such financings expected to be used to distribute cash to Zimmer Biomet. As a result of such transactions, SpinCo anticipates having approximately $[●] of indebtedness upon completion of the distribution. For additional information on this indebtedness, see the sections entitled “Description of Material Indebtedness” and “Risk Factors—Risks Related to Our Business, Operations and Strategy.”

Who will be the distribution agent, transfer agent and registrar for shares of SpinCo common stock?

The distribution agent for the distribution and the transfer agent and registrar for shares of SpinCo common stock will be Computershare. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

Computershare Trust Company, N.A.

P.O. Box 505000

Louisville, KY 40233-5000

United States

888-552-8493

Where can I find more information about Zimmer Biomet and SpinCo?

Before the distribution, if you have any questions relating to Zimmer Biomet’s business performance, you should contact:

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Attention: Keri Mattox, Senior Vice President, Investor Relations and Chief Communications Officer

After the distribution, our stockholders who have any questions relating to our business performance should contact us at:

ZB SpinCo Holdings, Inc.

[●]

Attention: [Investor Relations]

SpinCo’s investor relations website (www.[●].com) will be operational on or around [●], 20[●]. The SpinCo website and the information contained therein or connected thereto are not incorporated into this

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information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

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INFORMATION STATEMENT SUMMARY

The following is a summary of selected information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and our business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about ZB SpinCo Holdings, Inc. assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “SpinCo,” “we,” “us,” “our” or the “Company” refer to ZB SpinCo Holdings, Inc., a Delaware corporation, and its combined subsidiaries. References in this information statement to “Zimmer Biomet” or “Parent” refer to Zimmer Biomet Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, SpinCo and its consolidated subsidiaries), unless the context otherwise requires. References to our historical business and operations refer to the business and operations of Zimmer Biomet’s spine and dental businesses that will be transferred to us in connection with the separation and distribution. References in this information statement to the “separation” refer to the separation of the spine and dental businesses from Zimmer Biomet’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, SpinCo, to hold the assets and liabilities associated with the spine and dental businesses after the distribution. References in this information statement to the “distribution” refer to the distribution of at least 80 percent of the shares of SpinCo common stock to Zimmer Biomet stockholders on a pro rata basis.

Business Overview

We are a leading medical technology company dedicated to enhancing the quality of life for spine and dental patients worldwide. We develop, manufacture, and market a comprehensive portfolio of products and solutions designed to treat a wide range of spine pathologies and support dental tooth replacement and restoration procedures. Our broad portfolio addresses all areas of spine with market leadership in cervical disc replacement, and we are well-positioned in the growing global dental implant and biomaterials market, with market leadership in oral reconstruction. In 2020, we generated total third party net sales of $897 million.

Our Company was built through the acquisition and integration of over a dozen leading spine and dental businesses and brands over the course of more than 30 years. SpinCo today is the result of the combination of Zimmer, Inc.’s and Biomet Inc.’s spine and dental portfolios in 2015, and the subsequent development of new products and technologies, as well as business development activities. As a result of our rich history and comprehensive portfolio, we are well-positioned to expand our presence in the spine surgery and tooth replacement markets we serve.

We estimate the global spine surgery market will generate approximately $11 billion in sales in 2021. Within spine surgery, we believe that minimally invasive surgery (“MIS”) and motion preservation solutions represent the highest growth market category. In addition, the use of enabling technologies, such as navigation and robotics, is a rapidly developing trend in spine surgical procedures and is becoming a critical component of implant providers’ product offerings. We estimate the global tooth replacement market generated approximately $8 billion in sales in 2021. Within tooth replacement, we expect the value implants, biomaterials and digital dentistry categories to grow faster than the overall market.

We have leading positions in a number of attractive submarkets of the broader global markets for spine and dental we serve. Our established commercial infrastructure and large sales force support our meaningful presence in both established and emerging markets and serve customers in 70 countries.

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Our operations are principally managed in two product markets, spine and dental:

Spine

In the spine products market, we design, manufacture and distribute a full suite of spinal surgery solutions to treat patients with back or neck pain caused by degenerative conditions, deformities, tumors or traumatic injury of the spine. Our comprehensive portfolio includes implants, instrumentation, biologics, bone healing technologies as well as enabling technologies. We also offer differentiated, motion preserving products in our spine portfolio, including Mobi-C® Cervical Disc and The TetherTM device. Our products and services are utilized in hospitals and surgery centers for open and minimally invasive surgical procedures for the cervical, thoracic and lumbar spine. A developing trend in spine surgery is the use of enabling technologies, including navigation systems and robotic technologies, to assist a surgeon in performing minimally invasive procedures. We believe the continued development of enabling technologies such as our NaviScoutTM navigation system and ROSA ONE® Spine robotics platform, will continue to empower surgeons to maximize their efficiency and impact on clinical outcomes. Our global net sales from our spine business was $529 million for the fiscal year ended December 31, 2020, as compared to $608 million for the fiscal year ended December 31, 2019.

Dental

In the dental products market, we design, manufacture and distribute a comprehensive portfolio of dental implant solutions, biomaterials and digital dentistry solutions. Dental implants are intended for patients who are totally without teeth or are missing one or more teeth. Our products and solutions are utilized in oral surgery centers, dental service organizations (“DSOs”) and dental offices by oral surgeons and dental clinicians to provide patients with a more natural restoration to resemble the original teeth. We also service the clinician community by offering a variety of solutions to the dental laboratories they partner with. Our implant portfolio is complemented by our robust line of biomaterial solutions that are used for soft tissue and bone rehabilitation, and can help patients qualify for dental implant surgery by building sufficient bone utilizing bone grafting techniques and lead to improved esthetic outcomes. Digital dentistry is a growing category of the dental market and we offer a full suite of digital dentistry technologies that are designed to work together with our dental implant systems to deliver fully integrated, end-to-end implant-based tooth replacement solutions for oral surgeons, dental clinicians and dental laboratories. Our global net sales from our dental business was $368 million, for the fiscal year ended December 31, 2020, as compared to $414 million for the fiscal year ended December 31, 2019.

Our Competitive Strengths

We believe we have significant competitive strengths, including:

•	Comprehensive portfolio of brands trusted by surgeons and clinicians worldwide.

•	Well-positioned in attractive, growing spine and dental submarkets.

•	Compelling body of clinical evidence.

•	Established commercial infrastructure with global reach.

•	Track record of successful innovation, tuck-in acquisitions and strategic partnerships.

•	Experienced management team with deep industry expertise.

Our Growth Strategies

We intend to pursue the following strategies in order to improve our competitive position and grow our business:

•	Focus our enabling technologies platform to drive continued growth in our spine business.

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•	Leverage our biomaterials and digital dentistry platforms coupled with implant innovation to further advance our dental business.

•	Drive surgeon and clinician awareness of and proficiency in using our products and solutions through medical education.

•	Employ a disciplined approach to improving profitability and cash flow.

•	Selectively pursue strategic acquisitions and alliances in attractive, high growth market segments.

Summary of Risk Factors

An investment in our Company is subject to a number of risks, including risks relating to our business, the separation and distribution and SpinCo common stock. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section captioned “Risk Factors” beginning on page [15] for a more thorough description of these and other risks.

Risks Related to Our Business, Operations and Strategy

•

The COVID-19 pandemic has adversely impacted, and continues to pose risks to, our business, results of operations and financial condition, the nature and extent of which are highly uncertain and unpredictable.

•	Interruption of our manufacturing operations or supply arrangements could adversely affect our business, financial condition and results of operations.

•

Our success depends on our ability to effectively develop and market our products against those of our competitors, retain our employees and the independent agents and distributors who market our products, and introduce new products.

•	We are subject to potential declines in reimbursement levels and cost-containment measures in the United States and other countries, resulting in pricing pressures.

•

Our success largely depends on key personnel, including our senior management, and having adequate succession plans in place. We may not be able to attract, retain and develop the highly skilled employees we need to support our business, which could harm our business.

Financial, Liquidity and Tax Risks

•

In connection with our separation from Zimmer Biomet, we will incur substantial indebtedness and we and our subsidiaries may not be able to generate sufficient cash flows to meet all of our debt obligations, which could materially adversely affect our business, financial condition and results of operations.

•	We may have additional tax liabilities, and potential changes in tax laws could unfavorably impact our effective tax rate.

•	Future material impairments in the carrying value of our intangible assets, including goodwill, would negatively affect our operating results.

•	If our independent agents and distributors are characterized as employees, we would be subject to additional tax and other liabilities.

Global Operational Risks

•

We conduct a significant amount of our sales activity outside of the United States, which subjects us to additional business risks such as global economic conditions and currency exchange rate fluctuations, and may cause our profitability to decline due to increased costs.

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Legal, Regulatory and Compliance Risks

•

If we fail to obtain, or experience significant delays in obtaining, U.S. Food and Drug Administration (“FDA”) clearances or approvals for our future products or product enhancements, our ability to commercially distribute and market our products could suffer.

•

We are subject to costly and complex laws and governmental regulations relating to the development, design, product standards, packaging, advertising, promotion, post-market surveillance, manufacturing, labeling and marketing of our products, non-compliance with which could adversely affect our business, financial condition and results of operations.

•

If we fail to comply with healthcare fraud and abuse, data privacy and security, and environmental laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

•

We are increasingly dependent on sophisticated information technology and if we fail to effectively maintain or protect our information systems or data, including from data breaches, our business could be adversely affected.

•

Pending and future product liability claims and litigation could adversely impact our financial condition and results of operations and impair our reputation, and we bear the risk of warranty claims on our products.

•

The industries that we serve have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs, which could adversely affect our business, results of operations and financial condition.

•	We are substantially dependent on patent and other proprietary rights, and we are involved in legal proceedings that may result in adverse outcomes.

Risks Related to the Separation and Distribution

•

We have no history of operating as an independent, public company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

•

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, we, Zimmer Biomet, and Zimmer Biomet stockholders could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify Zimmer Biomet for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement, and U.S. federal income tax consequences may restrict our ability to engage in certain desirable strategic or capital-raising transactions after the separation.

•

If the consents or approvals needed for the transfer to us from Zimmer Biomet of certain assets and rights are not obtained, we may not be entitled to the benefit of such assets and rights, which could increase our expenses or otherwise harm our business and financial performance.

•	We may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect our financial condition, results of operations and cash flows.

•

Zimmer Biomet or we may fail to perform under various transaction agreements that will be executed as part of the separation, or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

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•

Following the distribution, certain members of management, directors and stockholders will hold stock in both Zimmer Biomet and our Company, and as a result, may face actual or potential conflicts of interest.

•

In connection with our separation from Zimmer Biomet, Zimmer Biomet will indemnify us for certain liabilities and we will indemnify Zimmer Biomet for certain liabilities. If we are required to pay under these indemnities to Zimmer Biomet, our financial results could be negatively impacted. The Zimmer Biomet indemnity may not be sufficient to hold us harmless from the full amount of liabilities for which Zimmer Biomet will be allocated responsibility, and Zimmer Biomet may not be able to satisfy its indemnification obligations in the future.

•

The allocation of intellectual property rights among us and Zimmer Biomet as part of the separation could adversely impact our competitive position and our ability to develop and commercialize certain future products and services.

•	Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect our financial condition and results of operations.

Risks Related to SpinCo Common Stock

•

We cannot be certain that an active trading market for our shares of common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly, including due to unfavorable analyst coverage or ineffective internal controls.

•	We do not expect to pay any cash dividends for the foreseeable future.

•

There may be substantial changes in our stockholder base, your percentage of ownership in our Company may be diluted in the future and a significant number of our shares of common stock are or will be eligible for future sale.

•

Our certificate of incorporation will designate a state or federal court located in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and anti-takeover provisions in our certificate of incorporation and bylaws and of Delaware law could enable our board of directors to resist a takeover attempt by a third party and limit the power of our stockholders.

The Separation and Distribution

On February 5, 2021, Zimmer Biomet announced its intention to separate its spine and dental businesses from its core orthopedic businesses. The separation will occur by means of pro rata distribution to Zimmer Biomet stockholders of at least 80 percent of the outstanding shares of common stock of SpinCo, which was formed to hold Zimmer Biomet’s spine and dental businesses. Zimmer Biomet has applied to receive a private letter ruling from the IRS regarding certain U.S. federal income tax matters related to the separation and the distribution.

Following the distribution, Zimmer Biomet stockholders will own directly at least 80 percent of the outstanding shares of SpinCo common stock, and SpinCo will be a separate public company from Zimmer Biomet. Zimmer Biomet will retain no more than 20 percent of the outstanding shares of SpinCo common stock following the distribution. Zimmer Biomet currently intends to dispose of all of the SpinCo common stock that it retains after the distribution by exchanging such SpinCo common stock for Zimmer Biomet debt held by one or more investment banks. To the extent Zimmer Biomet holds any SpinCo common stock thereafter, Zimmer Biomet will dispose of such stock as soon as disposition is warranted (but in no event later than five years after the distribution), consistent with its business purpose of creating independent companies with separate capital structures and maintaining its investment grade credit rating (as explained below).

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On [●], the Zimmer Biomet board of directors approved the distribution of SpinCo’s issued and outstanding shares of common stock on the basis of [●] share[s] of SpinCo common stock for each share of Zimmer Biomet common stock held as of the close of business on [●], the record date for the distribution, subject to the satisfaction or waiver of the conditions to the distribution as described in this information statement. For a more detailed description of these conditions, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Our Post-Separation Relationship with Zimmer Biomet

After the distribution, Zimmer Biomet and SpinCo will be separate companies with separate management teams and separate boards of directors. Prior to the distribution, we will enter into a separation and distribution agreement with Zimmer Biomet, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation, we will also enter into various other agreements to effect the separation and provide a framework for our relationship with Zimmer Biomet after the separation, such as a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a transitional trademark license agreement, one or more manufacturing and supply agreements, one or more transition manufacturing agreements and a stockholder and registration rights agreement with respect to Zimmer Biomet’s continuing ownership of SpinCo common stock. These agreements will provide for the allocation between SpinCo and Zimmer Biomet of Zimmer Biomet’s assets, employees, intellectual property, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the distribution, and will govern certain relationships between SpinCo and Zimmer Biomet after the distribution.

For additional information regarding the separation agreement and other transaction agreements and the transactions contemplated thereby, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution,” “The Separation and Distribution” and “Certain Relationships and Related Person Transactions.”

Reasons for the Separation

The Zimmer Biomet board of directors believes that separating the spine and dental businesses from the remaining businesses of Zimmer Biomet is in the best interests of Zimmer Biomet and its stockholders for a number of reasons, including that:

•

The separation will create a stronger growth profile for each company with enhanced management focus, while better aligning resources and processes more directly with the strategic priorities of each business.

•	The separation will create independent companies with separate capital structures, which will align capital allocation based on the objectives of each independent company.

•

The separation will reduce complexity and improve operating efficiencies, which will provide each company with greater flexibility to pursue its own strategies for growth, both organic and through acquisitions.

•

The separation will provide each company with a compelling financial profile that more accurately reflects the strengths and opportunities of each business and, as a result, offers investors a more targeted investment opportunity.

The Zimmer Biomet board of directors also considered a number of potentially unfavorable factors in evaluating the separation, including, among others, risks relating to the creation of a new public company, possible increased costs and one-time separation costs, but concluded that the potential benefits of the separation significantly outweighed these factors. For additional information, see the sections entitled “Risk Factors” and “The Separation and Distribution—Reasons for the Separation” included elsewhere in this information statement.

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Reasons for Zimmer Biomet’s Retention of No More than 20 Percent of SpinCo Common Stock

In considering the appropriate structure for the separation, Zimmer Biomet determined that, immediately after the distribution becomes effective, Zimmer Biomet will own no more than 20 percent of the outstanding shares of SpinCo common stock. The retention of SpinCo common stock strengthens Zimmer Biomet’s balance sheet by providing Zimmer Biomet a security that can be exchanged to accelerate debt reduction, thereby facilitating an appropriate capital structure consistent with maintaining Zimmer Biomet’s investment grade rating, which is critical to Zimmer Biomet having the financial flexibility necessary to execute its growth strategy and fund capital expenditures. Zimmer Biomet currently intends to dispose of all of the SpinCo common stock that it retains after the distribution by exchanging such SpinCo common stock for Zimmer Biomet debt held by one or more investment banks. To the extent Zimmer Biomet holds any SpinCo common stock thereafter, Zimmer Biomet will dispose of such stock as soon as disposition is warranted (but in no event later than five years after the distribution), consistent with its business purpose of creating independent companies with separate capital structures and maintaining its investment grade credit rating. Following such debt-for-equity exchange, it is anticipated that the investment banks will sell such shares to public investors in a pre-marketed equity offering. We anticipate that SpinCo would benefit from increased equity research coverage in connection with such an offering.

Corporate Information

SpinCo was formed as a Delaware corporation on July 30, 2021 for the purpose of holding Zimmer Biomet’s spine and dental businesses. Prior to the separation, which will be completed prior to the distribution, we will have no material operations. The address of our principal executive offices is 10225 Westmoor Drive, Westminster, CO 80021. Our telephone number after the distribution will be [●]. We maintain an Internet site at www.[●].com. Our website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to stockholders of Zimmer Biomet who will receive shares of SpinCo common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We believe the information contained in this information statement to be accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and neither we nor Zimmer Biomet undertake any obligation to update such information except in the normal course of our respective disclosure obligations and practices, or as required by applicable law.

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SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary historical financial information has been derived from the combined financial statements of the Spine and Dental Businesses of Zimmer Biomet Holdings, Inc. as of and for the three years ended December 31, 2020, 2019 and 2018 and for the [●] months ended [●], 2021 and 2020, which are included in the “Index to Combined Financial Statements” section of this information statement. The summary unaudited pro forma combined financial information as of and for the [●] months ended [●], 2021 and the year ended December 31, 2020 have been prepared to reflect the separation and distribution, including the incurrence of indebtedness of approximately $[●] and the distribution of approximately $[●] of cash to Zimmer Biomet. The outstanding indebtedness is expected to consist of [●], as described in “Description of Material Indebtedness.” The unaudited pro forma combined operating data presented for the [●] months ended [●], 2021 and the year ended December 31, 2020 assumes the separation occurred on [●], 20[●]. The unaudited pro forma combined balance sheet data as of [●], 2021 assumes the separation occurred on [●], 20[●].

The summary historical financial information presented below should be read in conjunction with the Unaudited Interim Condensed Combined Financial Statements, the Audited Annual Combined Financial Statements and accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in the information statement.

The unaudited pro forma combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had we operated historically as a company independent of Zimmer Biomet or if the separation and the distribution had occurred on the dates indicated. The unaudited pro forma combined financial information also should not be considered representative of our future combined financial condition or combined results of operations.

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You should read this summary unaudited pro forma combined financial information together with “Unaudited Pro Forma Combined Financial Information,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Material Indebtedness,” the Unaudited Interim Condensed Combined Financial Statements and the Audited Annual Combined Financial Statements and accompanying notes included elsewhere in the information statement.

	For the Years Ended December 31,
($ in millions)	Pro Forma 2020	2020	2019	2018
Combined Statement of Earnings Data:
Net Sales
Third party, net	$—	$896.9	$1,021.6	$1,044.9
Related party, net	—	7.9	20.1	29.1

Total Net Sales	—	904.8	1,041.7	1,074.0
Cost of products sold, excluding intangible asset amortization	—	301.2	308.3	342.1
Related party cost of products sold, excluding intangible asset amortization	—	7.2	18.0	25.0
Intangible asset amortization	—	85.5	83.4	95.2
Research and development	—	49.2	55.6	52.0
Selling, general and administrative	—	533.2	605.0	599.4
Goodwill impairment	—	142.0	—	411.7
Restructuring		9.7	1.8	—
Acquisitions, integration, divestiture and related	—	2.2	3.2	30.8

Operating expenses	—	1,130.2	1,075.3	1,556.2

Operating Loss	—	(225.4)	(33.6)	(482.2)
Other income (expense), net	—	1.6	0.2	(0.6)
Interest expense, net	—	(0.3)	(0.2)	(0.1)

Loss before income taxes	—	(224.1)	(33.6)	(482.9)
Benefit for income taxes	—	(43.9)	(1.9)	(17.6)

Net Loss	—	(180.2)	(31.7)	(465.3)
Less: Net loss attributable to noncontrolling interest	—	0.1	0.1	1.1

Net Loss of the Spine and Dental Busineses of Zimmer Biomet Holdings, Inc.	$—	$(180.3)	$(31.8)	$(466.4)

	As of December 31,
($ in millions)	2020	2019
Combined Balance Sheet Data:
Total Assets	$1,941.3	$2,102.3
Long-term debt	$4.9	$16.8

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RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating our Company and SpinCo common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. The risk factors generally have been separated into six groups: risks related to our business, operations and strategy; financial, credit and liquidity risks; global operational risks; legal, regulatory and compliance risks; risks related to the separation and the distribution; and risks related to SpinCo common stock.

Risks Related to Our Business, Operations and Strategy

The COVID-19 pandemic has adversely impacted, and continues to pose risks to, our business, results of operations and financial condition, the nature and extent of which are highly uncertain and unpredictable.

Our global operations expose us to risks associated with public health crises and outbreaks of epidemic, pandemic, or contagious diseases, such as COVID-19. The global spread of COVID-19 has had, and we expect it to continue to have, an adverse impact on demand for our products, our sales, our operations, our supply chains and distribution systems, and our expenses, including as a result of preventive and precautionary measures that we, other businesses, and governments have taken and may continue to take. Due to these impacts and measures, we have experienced and expect to continue to experience significant and unpredictable reductions in the demand for our products as healthcare customers divert medical resources and priorities towards the treatment of COVID-19. During 2020, we experienced a significant decline in procedure volumes globally as healthcare systems diverted resources to meet the increasing demands of managing COVID-19, and that decline has continued. Additionally, public health bodies around the globe have at times recommended delaying elective procedures during the COVID-19 pandemic, and patients, spine surgeons, oral surgeons, dentists, dental clinicians and medical societies are evaluating the risks of elective procedures in the presence of infectious diseases, which we expect will continue to negatively impact demand for our products and the number of procedures performed.

As a result of the COVID-19 outbreak, we have experienced significant business disruptions, including restrictions on our ability to travel and to distribute our products, temporary closures of, or limited operations at, certain of our facilities and the facilities of our suppliers and contract manufacturers, as well as reduction in access to our customers due to diverted resources and priorities and the business hours of hospitals as governments institute prolonged shelter-in-place and/or self-quarantine mandates. The unprecedented measures to slow the spread of the virus taken by local governments and healthcare authorities globally, including the deferral of elective surgical procedures and social distancing measures, have had, and we expect them to continue to have, a significant adverse effect on our financial condition, results of operations and cash flows. These disruptions have resulted in the following outcomes, among other unfavorable outcomes:

•	lower revenues, profits and cash flows compared to historic trends;

•	charges for credit losses as a result of being unable to collect on our accounts receivable;

•	additional charges from operating our manufacturing facilities at less than normal capacity;

•	goodwill impairment charges; and

•	delays in certain strategic projects and investments, which will delay or may eliminate the effectiveness of these strategic initiatives.

If preventative and precautionary measures and/or the distribution of vaccines do not curb the spread of COVID-19, our financial condition, results of operations and cash flows may continue to be adversely affected. Prolonged disruptions that cause deferral of elective surgical procedures may result in the following, among other potential negative outcomes:

•	net losses and negative operating cash flows;

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•	excess inventory we cannot sell, which would result in increased inventory charges;

•	our customers returning inventory to us, which would result in a reduction to our net sales;

•	additional charges from operating our manufacturing facilities at less than normal capacity;

•	additional goodwill impairment charges;

•	failing to satisfy the covenants in any future credit facilities, which may cause any outstanding amounts to be payable immediately; and

•	decreased access to capital to fund our business.

In addition, the COVID-19 pandemic has adversely affected, and we expect it to continue to adversely affect, the economies and financial markets of many countries, which may result in a period of regional, national, and global economic slowdown or regional, national, or global recessions that could further negatively affect demand for our products as hospitals curtail or delay spending and individuals experiencing unemployment and/or a loss of healthcare benefits cancel or delay elective procedures, and could also increase the risk of customer defaults or delays in payments. Our customers may terminate or amend their agreements for the purchase of our products due to bankruptcy, lack of liquidity, lack of funding, operational failures or other reasons. COVID-19 and the current financial, economic and capital markets environment, and future developments in these and other areas, present material uncertainty and risk with respect to our performance, financial condition, volume of business, results of operations and cash flows. Due to the uncertain scope and duration of the pandemic and uncertain timing of global recovery and economic normalization, we are unable to estimate the impacts on our operations and financial results.

Interruption of our manufacturing operations could adversely affect our business, financial condition and results of operations.

We and our third-party manufacturers have manufacturing sites in multiple countries around the world. In some instances, however, the manufacturing of certain of our product lines is concentrated in one or more plants. Damage to one or more of these facilities from weather or natural disaster-related events, vulnerabilities in technology, cyber-attacks against our information systems or the information systems of our business partners (such as ransomware attacks), or issues in manufacturing arising from a failure to follow specific protocols and procedures, compliance concerns relating to the FDA Quality System Regulation (21 CFR Part 820) (“QSR”) and Good Manufacturing Practice requirements, equipment breakdown or malfunction, reductions in operations and/or worker absences due to the COVID-19 pandemic or other health epidemics, or other factors could adversely affect the ability to manufacture our products. In the event of an interruption in manufacturing, we may be unable to move quickly to alternate means of producing affected products or to meet customer demand. In the event of a significant interruption, for example, as a result of a failure to follow regulatory protocols and procedures, we may experience lengthy delays in resuming production of affected products due primarily to the need for regulatory approvals. As a result, we may experience loss of market share, which we may be unable to recapture, and harm to our reputation, which could adversely affect our business, financial condition and results of operations.

Disruptions in the supply of the materials and components used in manufacturing our products or the sterilization of our products by third-party suppliers could adversely affect our business, financial condition and results of operations.

We purchase many of the materials and components used in manufacturing our products from third-party suppliers and we outsource some key manufacturing activities. Certain of these materials and components and outsourced activities can only be obtained from a single source or a limited number of sources due to quality considerations, expertise, costs or constraints resulting from regulatory requirements. In certain cases, we may not be able to establish additional or replacement suppliers for such materials or components or outsourced

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activities in a timely or cost effective manner, largely as a result of FDA and other worldwide regulations that require validation of materials and components prior to their use in our products, the complex nature of many of our suppliers’ manufacturing processes, and the need for clearance or approval of significant changes by worldwide regulatory bodies prior to implementation. A reduction or interruption in the supply of materials or components used in manufacturing our products, such as due to one or more suppliers experiencing reductions in operations and/or worker absences due to the COVID-19 pandemic or other health epidemics, an inability to timely develop and validate alternative sources if required, or a significant increase in the price of such materials or components could adversely affect our business, financial condition and results of operations.

In addition, many of our products require sterilization prior to sale and we utilize a mix of internal resources and contract sterilizers to perform this service. To the extent we or our contract sterilizers are unable to sterilize our products, whether due to capacity, availability of materials for sterilization, regulatory or other constraints, including federal and state regulations on the use of ethylene oxide, or reductions in operations and/or worker absences due to the COVID-19 pandemic or other health epidemics, we may be unable to transition to other contract sterilizers, sterilizer locations or sterilization methods in a timely or cost effective manner or at all, which could have a material impact on our results of operations and financial condition.

Moreover, we are subject to the SEC’s rule regarding disclosure of the use of certain minerals, known as “conflict minerals” (tantalum, tin and tungsten (or their ores) and gold), which are mined from the Democratic Republic of the Congo and adjoining countries. This rule could adversely affect the sourcing, availability and pricing of materials used in the manufacture of our products, which could adversely affect our manufacturing operations and our profitability. In addition, we are incurring additional costs to comply with this rule, including costs related to determining the source of any relevant minerals and metals used in our products. We have a complex supply chain and we may not be able to sufficiently verify the origins of the minerals and metals used in our products through our due diligence procedures. As a result, we may face reputational challenges with our customers and other stakeholders.

Our success depends on our ability to effectively develop and market our products against those of our competitors.

We operate in a highly competitive environment. Our present or future products could be rendered obsolete or uneconomical by technological advances by one or more of our present or future competitors or by other therapies, including biological therapies. To remain competitive, we must continue to develop and acquire new products and technologies and improve existing products and technologies. Competition is primarily on the basis of:

•	technology;

•	innovation;

•	quality;

•	reputation;

•	customer service; and

•	pricing.

In markets outside of the United States, other factors influence competition as well, including:

•	local distribution systems;

•	complex regulatory environments; and

•	differing medical philosophies and product preferences.

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Our competitors may:

•	have greater financial, marketing and other resources than us;

•	respond more quickly to new or emerging technologies;

•	undertake more extensive marketing campaigns;

•	adopt more aggressive pricing policies; or

•	be more successful in attracting potential customers, employees and strategic partners.

Any of these factors, alone or in combination, could cause us to have difficulty maintaining or increasing sales of our products and could materially adversely affect SpinCo’s results of operations and financial condition.

To be commercially successful, we must effectively demonstrate to surgeons, dentists and hospitals the value proposition of our products and procedural solutions compared to those of our competitors.

We focus on marketing our products and procedural solutions to surgeons and dentists because of the role that they play in determining the course of patient treatment. However, hospitals are also becoming increasingly involved in the evaluation and acceptance of our products and procedural solutions. Surgeons, dentists and hospitals may not widely adopt our products and procedural solutions unless we are able to effectively educate them as to the distinctive characteristics, perceived benefits, safety and cost-effectiveness of our offerings as compared to those of our competitors. We believe that the most effective way to introduce and build market demand for our products and procedural solutions is by directly training surgeons and dentists in their use. If surgeons and dentists are not properly trained, they may misuse or ineffectively use our products and procedural solutions. This may also result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have a significant adverse effect on our business, financial condition and results of operations.

Surgeons, dentists and hospitals may be hesitant to use and accept our products and procedural solutions for the following reasons, among others:

•	lack of experience with newer less invasive surgical products and procedures;

•	lack or perceived lack of evidence supporting additional patient benefits;

•	perceived liability risks generally associated with the use of new products and procedures;

•	existing relationships with competitors;

•	limited or lack of availability of coverage and reimbursement within healthcare payment systems;

•	higher pricing associated with new products and procedures;

•	increased competition in procedural offerings and solutions;

•	lack or perceived lack of differentiation among procedures;

•	costs associated with the purchase of new products and equipment; and

•	the time commitment that may be required for training.

If we are not able to effectively demonstrate to surgeons, dentists and hospitals the value proposition of our products and procedural solutions, or if surgeons, dentists and hospitals adopt competing products, our sales could significantly decrease or fail to increase, which could adversely impact our profitability and cash flow. In addition, we believe recommendations and support of our offerings by influential surgeons, dentists and other key opinion leaders are essential for market acceptance and adoption. If we are not successful in obtaining such support, surgeons, dentists and hospitals may not use our products and procedural solutions, and we may not achieve expected sales or profitability.

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If we fail to retain the employees and the independent agents and distributors upon whom we rely heavily to market our products, customers may not buy our products and our revenue and profitability may decline.

Our marketing success in the United States and abroad depends significantly upon our employees’, agents’ and distributors’ sales and service expertise in the marketplace. Many of these agents have developed professional relationships with existing and potential customers because of the agents’ detailed knowledge of products and instruments. A loss of a significant number of our agents could have a material adverse effect on our business and results of operations.

If we do not introduce new products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change, in certain cases, in ways we may not anticipate because of:

•	evolving customer needs;

•	changing demographics;

•	slowing industry growth rates;

•	declines in the spine and dental implant markets;

•	the introduction of new products and technologies;

•	evolving surgical philosophies; and

•	evolving industry standards.

Without the timely introduction of new products and enhancements, our products may become obsolete over time. If that happens, our revenue and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a timely manner;

•	manufacture and deliver instruments and products in sufficient volumes on time;

•	differentiate our offerings from competitors’ offerings;

•	achieve positive clinical outcomes for new products;

•	satisfy the increased demands by healthcare payors, providers and patients for shorter hospital stays, faster post-operative recovery and lower-cost procedures;

•	innovate and develop new materials, product designs and surgical techniques; and

•	provide adequate medical education relating to new products.

In addition, new materials, product designs and surgical techniques that we develop may not be accepted quickly, in some or all markets, because of, among other factors:

•	entrenched patterns of clinical practice;

•	the need for regulatory clearance; and

•	uncertainty with respect to third-party reimbursement.

Moreover, innovations generally require a substantial investment in research and development before we can determine their commercial viability and we may not have the financial resources necessary to fund the production. In addition, even if we are able to successfully develop enhancements or new generations of our

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products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

If third-party payors decline to reimburse our customers for our products or reduce reimbursement levels, the demand for our products may decline and our ability to sell our products profitably may be harmed.

We sell our products and services to hospitals, surgeons, dentists and other healthcare providers, which may receive reimbursement for the healthcare services provided to their patients from third-party payors, such as domestic and international government programs, private insurance plans and managed care programs. These third-party payors may deny reimbursement if they determine that a product or service used in a procedure was not in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors may also decline to reimburse for experimental procedures and products.

In addition, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for medical products and services. If third-party payors reduce reimbursement levels or change reimbursement models for hospitals and other healthcare providers for our products, demand for our products may decline, or we may experience increased pressure to reduce the prices of our products, which could have a material adverse effect on our sales and results of operations.

We have also experienced downward pressure on product pricing and other effects of healthcare reform in our international markets. If key participants in government healthcare systems reduce the reimbursement levels for our products, including through political changes or transitions, our business, financial condition, results of operations and cash flows may be adversely affected.

We are subject to cost containment measures in the United States and other countries, resulting in pricing pressures.

Initiatives to limit the growth of general healthcare expenses and hospital costs are ongoing in the markets in which we do business. These initiatives are sponsored by government agencies, legislative bodies and the private sector and include price regulation and competitive pricing. For example, China has implemented a volume-based procurement process designed to decrease prices for certain medical devices and other products. Pricing pressure has also increased due to continued consolidation among healthcare providers, trends toward managed care, the shift toward governments becoming the primary payors of healthcare expenses, reductions in reimbursement levels and government laws and regulations relating to reimbursement and pricing generally.

In addition, many customers for our products have formed group purchasing organizations in an effort to contain costs. Group purchasing organizations negotiate pricing arrangements with medical supply manufacturers and distributors, and these negotiated prices are made available to a group purchasing organization’s affiliated hospitals and other members. If we are not one of the providers selected by a group purchasing organization, affiliated hospitals and other members may be less likely to purchase our products, and, if the group purchasing organization has negotiated a strict compliance contract for another manufacturer’s products, we may be precluded from making sales to members of the group purchasing organization for the duration of the contractual arrangement.

Such increased pricing pressure and cost-containment efforts could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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Our success largely depends on key personnel, including our senior management, and having adequate succession plans in place. We may not be able to attract, retain and develop the highly skilled employees we need to support our business, which could harm our business.

Our future performance depends, in large part, on the continued services of our senior management and other key personnel, including our ability to attract, retain and motivate key personnel. Competition for key personnel in the various localities and business segments in which we operate is intense. Our ability to attract and retain key personnel, in particular senior management, will be dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. There is no guarantee that we will have the continued service of key employees whom we rely upon to execute our business strategy and identify and pursue strategic opportunities and initiatives. The loss of the services of any of our senior management or other key personnel, or our inability to attract highly qualified senior management and other key personnel, could harm our business. In particular, we may have to incur costs to replace senior officers or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner.

Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution. Further, changes in our management team may be disruptive to our business, and any failure to successfully integrate key new hires or promoted employees could adversely affect our business and results of operations.

We may not be able to effectively integrate acquired businesses into our operations or achieve expected cost savings or profitability from our acquisitions.

Our acquisitions involve numerous risks, including:

•

unforeseen difficulties in integrating personnel and sales forces, operations, manufacturing, logistics, research and development, information technology, compliance, vendor management, communications, purchasing, accounting, marketing, administration and other systems and processes;

•	difficulties harmonizing and optimizing quality systems and operations;

•	diversion of financial and management resources from existing operations;

•	unforeseen difficulties related to entering geographic regions where we do not have prior experience;

•	potential loss of key employees;

•	unforeseen risks and liabilities associated with businesses acquired, including any unknown vulnerabilities in acquired technology or compromises of acquired data; and

•	inability to generate sufficient revenue or realize sufficient cost savings to offset acquisition or investment costs.

As a result, if we fail to evaluate and execute acquisitions properly, we might not achieve the anticipated benefits of such acquisitions, and we may incur costs in excess of what we anticipate. These risks would likely be greater in the case of larger acquisitions.

Financial, Liquidity and Tax Risks

In connection with our separation from Zimmer Biomet, we will incur substantial indebtedness and we may not be able to generate sufficient cash flows to meet all of our debt obligations, which could materially adversely affect our business, financial condition and results of operations.

We expect to complete one or more financing transactions on or prior to the completion of the distribution, with approximately $[●] of the proceeds of such financings expected to be used to distribute cash to Zimmer Biomet. As a result of such transactions, we anticipate having approximately $[●] of indebtedness upon completion of the

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distribution. For additional information, see the section entitled “Description of Material Indebtedness.” We may also incur additional indebtedness in the future.

This significant amount of debt could potentially have important consequences to us and our debt and equity investors, including:

•	requiring a substantial portion of our cash flow from operations to make interest payments on this debt following the separation;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing future debt costs and limiting the future availability of debt financing;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage relative to our competitors that may not be as highly leveraged with debt; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase shares of our common stock.

To the extent that we incur additional indebtedness, the foregoing risks could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, alter our dividend policy (if we pay dividends), seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The instruments that will govern our indebtedness may restrict our ability to dispose of assets and may restrict the use of proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, may materially adversely affect our business, financial condition and results of operations and our ability to satisfy our obligations under our indebtedness or pay dividends on our common stock.

Our ability to generate the significant amount of cash needed to pay interest and principal on our new indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on the performance of, and distributions from, our subsidiaries.

We are a holding company, and as such have no material operations or assets other than ownership of equity interests in our subsidiaries. We depend on our subsidiaries to distribute funds to us so that we may pay

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obligations and expenses, including satisfying obligations with respect to our new proposed indebtedness. Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on the financial and operating performance of our subsidiaries, and their ability to make distributions and dividends to us, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control. The terms of our indebtedness may restrict the payment of dividends and the ability of subsidiaries to transfer funds to us. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations.

We may have additional tax liabilities.

We are subject to income taxes in the United States and in many foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our financial statements in the period or periods for which that determination is made.

Significant developments or uncertainties stemming from the Biden Administration and international organizations and initiatives, including potential changes in tax laws, could unfavorably impact our effective tax rate (and/or the basis on which tax is imposed) in the United States and other jurisdictions.

Pursuant to the tax proposals in the Made in America Tax Plan, American Jobs Plan, and the American Families Plan, the Biden Administration proposed an increase in the U.S. corporate income tax rate from 21% to 28%, elimination of certain tax incentives, increasing the rate of tax on certain earnings of foreign subsidiaries, imposition of an offshoring tax penalty, and a 15% minimum tax on worldwide book income. If any or all of these (or similar) proposals are ultimately enacted into law, in whole or in part, they could have a material adverse impact on our business, financial condition or results of operations.

Changes in the tax laws of the jurisdictions where we do business, including an increase in tax rates or an adverse change in the treatment of an item of income or expense, could result in a material increase in our tax expense. For example, changes in the tax laws of foreign jurisdictions could arise as a result of the “base erosion and profit shifting” project undertaken by the Organization for Economic Co-operation and Development (“OECD”). The OECD, which represents a coalition of member countries, has recommended changes to numerous long-standing tax principles. These changes, as adopted by countries, could increase tax uncertainty and may have a material adverse impact on our business, financial condition or results of operations.

Future material impairments in the carrying value of our intangible assets, including goodwill, would negatively affect our operating results.

Goodwill and intangible assets represent a significant portion of our assets. As of December 31, 2020, we had $273.7 million in goodwill and $891.0 million of intangible assets. The goodwill results from our acquisition activity and represents the excess of the consideration transferred over the fair value of the net assets acquired. Currently, only our dental reporting unit has goodwill. We assess at least annually whether events or changes in circumstances indicate that the carrying value of our intangible assets may not be recoverable. As discussed further in Note 11 to our consolidated financial statements, in the first quarter of 2020, we recorded goodwill impairment charges of $142.0 million as a result of the adverse impacts from the COVID-19 pandemic. If the operating performance at our dental reporting units falls significantly below current levels, including if elective surgical procedures are deferred for a longer period than our current expectations due to the COVID-19 pandemic, if competing or alternative technologies emerge, if market conditions or future cash flow estimates for our dental business decline, or as a result of restructuring initiatives pursuant to which we reorganize our

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reporting units, we could be required to record additional impairment charges. Any write-off of a material portion of our goodwill or unamortized intangible assets would negatively affect our results of operations.

If our independent agents and distributors are characterized as employees, we would be subject to additional tax and other liabilities.

We structure our relationships with independent agents and distributors in a manner that we believe results in an independent contractor relationship, not an employee relationship. Although we believe that our independent agents and distributors are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. Changes in classification from independent contractor to employee can result in a change to various requirements associated with the payment of wages, tax withholding, and the provision of unemployment, health, and other traditional employer-employee related benefits. If regulatory authorities or state, federal or foreign courts were to determine that our independent agents or distributors are employees, and not independent contractors, we would be required to withhold income taxes, to withhold and pay social security, Medicare and similar taxes and to pay unemployment and other related payroll taxes. We would also be liable for unpaid past taxes and subject to penalties. As a result, any determination that our independent agents and distributors are our employees could have a material adverse effect on our business, financial condition and results of operations.

Global Operational Risks

We conduct a significant amount of our sales activity outside of the United States, which subjects us to additional business risks and may cause our profitability to decline due to increased costs.

We sell our products in 70 countries and derived approximately 30 percent of our net sales in 2020 from outside the United States. We intend to continue to pursue growth opportunities in sales internationally, including in emerging markets, which could expose us to additional risks associated with international sales and operations. Our international operations are, and will continue to be, subject to a number of risks and potential costs, including:

•	changes in foreign medical reimbursement policies and programs;

•	changes in foreign regulatory requirements, such as more stringent requirements for regulatory clearance of products;

•	differing local product preferences and product requirements;

•	fluctuations in foreign currency exchange rates;

•	diminished protection of intellectual property in some countries outside of the United States;

•

trade protection measures, import or export requirements, new or increased tariffs, trade embargoes and sanctions and other trade barriers, which may prevent us from shipping products to a particular market and may increase our operating costs;

•	foreign exchange controls that might prevent us from repatriating cash earned in countries outside the United States;

•	complex data privacy and cybersecurity requirements and labor relations laws;

•	extraterritorial effects of U.S. laws such as the U.S. Foreign Corrupt Practices Act (“FCPA”);

•	effects of foreign anti-corruption laws, such as the United Kingdom (“UK”) Bribery Act;

•	difficulty in staffing and managing foreign operations;

•	labor force instability;

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•	potentially negative consequences from changes in tax laws; and

•	political, social and economic instability and uncertainty, including sovereign debt issues.

Violations of foreign laws or regulations could result in fines, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business and damage to our reputation.

Conditions in the global economy, the particular markets we serve and the financial markets may adversely affect our business, results of operations and financial condition.

Our business is sensitive to general economic conditions. Slower global economic growth, actual or anticipated default on sovereign debt, changes in global trade policies, volatility in the currency and credit markets, high levels of unemployment or underemployment, reduced levels of capital expenditures, changes in government fiscal and monetary policies, government deficit reduction and budget negotiation dynamics, sequestration, other austerity measures, political and social instability, natural disasters, terrorist attacks, and other challenges that affect the global economy adversely affect us and our distributors, customers and suppliers, including having the effect of:

•	reducing demand for our products and services, limiting the financing available to our customers and suppliers and increasing order cancellations;

•	increasing the difficulty in collecting accounts receivable and the risk of excess and obsolete inventories;

•	increasing price competition in our served markets;

•	supply interruptions, which could disrupt our ability to produce our products;

•	increasing the risk of impairment of goodwill and other long-lived assets, and the risk that we may not be able to fully recover the value of other assets such as real estate and tax assets; and

•

increasing the risk that counterparties to our contractual arrangements will become insolvent or otherwise unable to fulfill their contractual obligations which, in addition to increasing the risks identified above, could result in preference actions against us.

In addition, adverse general economic conditions may lead to instability in U.S. and global capital and credit markets, including market disruptions, limited liquidity and interest rate volatility. If we are unable to access capital and credit markets on terms that are acceptable to us or our lenders are unable to provide financing in accordance with their contractual obligations, we may not be able to make certain investments or acquisitions or fully execute our business plans and strategies. Furthermore, our suppliers and customers are also dependent upon the capital and credit markets. Limitations on the ability of customers, suppliers or financial counterparties to access credit at interest rates and on terms that are acceptable to them could lead to insolvencies of key suppliers and customers, limit or prevent customers from obtaining credit to finance purchases of our products and services and cause delays in the delivery of key products from suppliers.

If growth in the global economy or in any of the markets we serve slows for a significant period, if there is significant deterioration in the global economy or such markets, if there is instability in global capital and credit markets, or if improvements in the global economy do not benefit the markets we serve, our business, results of operations and financial condition could be adversely affected.

We are subject to risks arising from currency exchange rate fluctuations, which can increase our costs, cause our profitability to decline and expose us to counterparty risks.

A substantial portion of our foreign revenues is generated in Europe and Japan. The U.S. Dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Significant increases in the value of the U.S. Dollar relative to the Euro, the Japanese Yen or other currencies could have a material adverse effect on our results of operations.

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Developments relating to the UK and Switzerland that could adversely affect us.

The UK’s exit from the EU.

The UK ceased to be a member of the European Union (the “EU”) on January 31, 2020, commonly referred to as “Brexit,” and entered into a transition period which ended on December 31, 2020 (the “Transition Period”), during which terms for the future trading relationship between the EU and UK were negotiated. On December 30, 2020, the UK and the EU signed the UK-EU Trade and Cooperation Agreement, which applies provisionally (pending ratification by the Council of the European Union) with effect from the end of the Transition Period. As of the end of the Transition Period, the UK and the EU became separate and distinct legal and regulatory jurisdictions.

Brexit has resulted in certain new restrictions on the free movement of goods, services and people between the UK and the EU, through technical barriers to trade, rules of origin requirements, custom inspections, and/or migration restrictions. In terms of medical products regulation and trade, the now separate UK and EU approval and regulatory regimes may, in the near term or over time, require us to make adjustments to our business and operations that could result in significant expense and take significant time to complete. Over time, Brexit could also result in increasing regulatory and/or standards divergence between the UK and the EU, which could affect the clearance and approval of medical products in each or either jurisdiction.

Despite the UK-EU Trade and Cooperation Agreement, Brexit and the perceptions as to its potential impact have adversely affected, and may continue to adversely affect, business activity and economic conditions in the UK, Europe and globally, and could continue to contribute to instability in global financial and foreign exchange markets.

Lack of Switzerland / EU Mutual Recognition Agreement Acknowledgement of EU MDR.

The EU and Switzerland had a mutual recognition agreement (“MRA”) specifying that, in respect of Medical Devices, the same rules apply with respect to the EU Medical Device Directive (“MDD”). This implies free market access between EU and Switzerland. As of May 26, 2021, the EU Medical Device Regulation (“MDR”) became effective. However, this new regulation is not specified in the MRA despite negotiations between EU and Switzerland to amend the MRA. As a revised MRA between the EU and Switzerland is not agreed on and signed, Switzerland became another country, similar to the UK after Brexit, whereby the EU and Switzerland are no longer one market. This is now commonly being referred to as “Swexit.”

For access to the EU market, this means that the Swiss-based notified body SQS (NB 1250) is no longer recognized by the EU, European Authorized Representatives cannot be based in Switzerland and Swiss manufacturers need a European Authorized Representative. For access to the Swiss market, this means full implementation of Switzerland’s Medical Devices Ordinance, requiring, among other things, a Swiss-based representative, product registration with Swissmedic, and relabeling.

Given these possibilities and others we may not anticipate, as well as the lack of comparable precedent, the full extent to which we will be affected by Brexit and Swexit remains uncertain. Any of the potential negative effects of Brexit and Swexit could adversely affect our business, results of operations and financial condition.

Legal, Regulatory and Compliance Risks

If we fail to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or product enhancements, our ability to commercially distribute and market our products could suffer.

The process of obtaining regulatory clearances or approvals to market a medical device, particularly from the FDA, can be costly and time consuming, and there can be no assurance that such clearances or approvals will be

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granted on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new, non-exempt, non-Class I medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or receives approval under the premarket approval application (“PMA”) process. If clinical trials of our current or future product candidates do not produce results necessary to support regulatory approval, we will be unable to commercialize these products, which could have a material adverse effect on our financial results.

The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. Additionally, any modification to a 510(k)-cleared device that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use, requires a new 510(k) clearance or, possibly, a PMA. The FDA requires each manufacturer to make the determination of whether a modification requires a new 510(k) notification or PMA application in the first instance, but the FDA can review any such decision. If the FDA disagrees with our decisions regarding whether new clearances or approvals are necessary, the FDA may retroactively require us to seek 510(k) clearance or PMA approval. For device modifications that we conclude do not require a new regulatory clearance or approval, we may be required to recall and to stop marketing the modified devices if the FDA or another agency disagrees with our conclusion and requires new clearances or approvals for the modifications. Our failure to comply with such regulations could lead to the imposition of injunctions, suspensions or loss of regulatory approvals, product recalls, termination of distribution, or product seizures. In the most egregious cases, criminal sanctions or closure of our manufacturing facilities are possible.

We are subject to costly and complex laws and governmental regulations relating to the development, design, product standards, packaging, advertising, promotion, post-market surveillance, manufacturing, labeling and marketing of our products, non-compliance with which could adversely affect our business, financial condition and results of operations.

Our global regulatory environment is increasingly stringent, unpredictable and complex. The products we design, develop, manufacture and market are subject to rigorous regulation. .

Both before and after a product is commercially released, we have ongoing responsibilities under FDA regulations and other supranational, national, federal, regional, state and local requirements globally. Compliance with these requirements, including the QSR, recordkeeping regulations, labeling and promotional requirements and adverse event reporting regulations, is subject to continual review and is monitored rigorously through periodic inspections by the FDA and other regulators, which may result in observations (such as on Form FDA-483 (“Form 483”)), and in some cases warning letters, that require corrective action, or other forms of enforcement. If the FDA or another regulator were to conclude that we are not in compliance with applicable laws or regulations, or that any of our products are ineffective or pose an unreasonable health risk, they could ban such products, detain or seize adulterated or misbranded products, order a recall, repair, replacement, or refund of payment of such products, refuse to grant pending PMA applications, refuse to provide certificates for exports, and/or require us to notify healthcare professionals and others that the products present unreasonable risks of substantial harm to the public health. Furthermore, the FDA strictly regulates the promotional claims that we may make about approved or cleared products. If the FDA determines that we have marketed or promoted a product for off-label use—uses other than those indicated on the labeling cleared by the FDA—we could be subject to fines, injunctions or other penalties. The FDA may also impose operating restrictions, including a ceasing of operations at one or more facilities, enjoin and restrain certain violations of applicable law pertaining to our products, seize products and assess civil or criminal penalties against our officers, employees or us. The FDA could also issue a corporate warning letter or a recidivist warning letter or negotiate the entry of a consent decree of permanent injunction with us, and/or recommend prosecution. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products and could have a material adverse effect on our business, financial condition and results of operations.

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Governmental regulations outside the United States continue to become increasingly stringent and complex, and our products may become subject to more rigorous regulation by non-U.S. governmental authorities in the future. In the EU, for example, the MDR went into effect in May 2021 and includes significant additional premarket and post-market requirements. Complying with the requirements of this regulation requires us to incur significant expense. Additionally, the availability of EU notified body services certified to the new requirements is limited, which may delay the marketing approval for some of our products under the MDR. Any such delays, or any failure to meet the requirements of the new regulation, could adversely impact our business in the EU and other regions that tie their product registrations to the EU requirements.

Our products and operations are also often subject to the rules of industrial standards bodies, such as the International Standards Organization. If we fail to adequately address any of these regulations, our business could be harmed.

Furthermore, if we fail to receive or maintain necessary approvals or certifications to commercialize our products in foreign jurisdictions, our business, results of operations and financial condition could be adversely affected.

If we fail to comply with healthcare fraud and abuse laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

The sales, marketing and pricing of products and relationships that medical products companies have with healthcare providers are under increased scrutiny around the world. Our industry is subject to various laws and regulations pertaining to healthcare fraud and abuse, including the False Claims Act, the Anti-Kickback Statute, the Stark law, the Physician Payments Sunshine Act, the Food, Drug, and Cosmetic Act and similar laws and regulations in the United States and around the world. In addition, we are subject to various laws concerning anti-corruption and anti-bribery matters (including the FCPA), sales to countries or persons subject to economic sanctions and other matters affecting our international operations.

Healthcare fraud and abuse laws are broad in scope and are subject to evolving interpretation, which could require us to incur substantial costs to monitor compliance or to alter our practices if they are found not to be in compliance. Violations of these laws may be punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in governmental healthcare programs. Despite implementation of a comprehensive global healthcare compliance program, we cannot provide assurance that any of the healthcare fraud and abuse laws will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with healthcare professionals, nor can we make any assurances that authorities will not challenge or investigate our current or future activities under these laws.

Responding to government requests and investigations requires considerable resources, including the time and attention of management. If we were to become the subject of an enforcement action, it could result in negative publicity, penalties, fines, the exclusion of our products from reimbursement under federally-funded programs and/or prohibitions on our ability to sell our products, which could have a material adverse effect on our results of operations, financial condition and liquidity.

If we fail to comply with data privacy and security laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

We are subject to federal, state and foreign data privacy and security laws and regulations that govern the processing, collection, use, disclosure, transfer, storage, disposal and protection of health-related and other personal information. The FDA has issued guidance to which we may be subject concerning data security for medical devices, including information and documentation that should be contained in premarket submissions regarding cybersecurity and post-market management and reporting of cybersecurity risks. In addition, the QSR requires device manufacturers to address cybersecurity risks, including those posed by off-the-shelf software used in their devices. The FDA and the Department of Homeland Security have also issued urgent safety

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communications regarding cybersecurity vulnerabilities of certain medical devices, which vulnerabilities may apply to some of our current or future devices.

In addition, certain of our affiliates are subject to privacy, security and breach notification regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”). HIPAA governs the use, disclosure, and security of protected health information by HIPAA “covered entities” and their “business associates.” Covered entities are health plans, health care clearinghouses and health care providers that engage in specific types of electronic transactions. A business associate is any person or entity (other than members of a covered entity’s workforce) that performs a service on behalf of a covered entity involving the use or disclosure of protected health information. The U.S. Department of Health and Human Services (“HHS”) (through the Office for Civil Rights) has direct enforcement authority over covered entities and business associates with regard to compliance with HIPAA regulations. On December 10, 2020, HHS issued a Notice of Proposed Rulemaking (“NPR”) to modify the HIPAA privacy rule. Separately, HHS (through the National Coordinator for Health Information Technology) issued a new rule, effective April 5, 2021, that limits “blocking” of electronic health information. We intend to monitor both the NPR and the “information blocking” rule and assess their impact on the use of data in our business.

In addition to the FDA QSR and guidance and HIPAA regulations described above, a number of U.S. states have also enacted data privacy and security laws and regulations that govern the processing, collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, medical and financial information and other personal information. These laws and regulations may be more restrictive and not preempted by U.S. federal laws. For example, several U.S. territories and all 50 states now have data breach laws that require timely notification to individuals, and at times regulators, the media or credit reporting agencies, if a company has experienced unauthorized access or acquisition of personal information. Other state laws include the California Consumer Privacy Act (“CCPA”), which, among other things, contains new disclosure obligations for businesses that collect personal information about California residents and affords those individuals numerous rights relating to their personal information that may affect our ability to use personal information or share it with our business partners. A second law in California, the California Privacy Rights Act (“CPRA”), expands the scope of the CCPA and establishes a new California Privacy Protection Agency that will enforce the law and issue regulations. The CPRA is scheduled to take effect on January 1, 2023. On that same date, a new Virginia law, the Virginia Consumer Data Protection Act (“VCDPA”), which is similar in many respects to the CCPA, is scheduled to take effect. Under the VCDPA, it is unlawful for persons subject to the law to process what is termed “sensitive data” without the affirmative, unambiguous consent of the consumer, subject to some exceptions. “Sensitive data” includes, but is not limited to, personal health diagnosis data. The Virginia Attorney General has sole authority to enforce the VCDPA, and enforcement efforts will be supported through the creation of a Consumer Privacy Fund. Regulated entities that violate the VCPDA may be subject to maximum civil penalties of $7,500 for each violation. Colorado recently enacted somewhat similar legislation, and other states are considering enacting similar privacy laws. We will continue to monitor and assess the impact of these emerging state laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

Outside of the United States, data protection laws, including the EU General Data Protection Regulation (“GDPR”) in Europe and the Lei Geral de Proteção de Dados in Brazil, also apply to our operations in those countries in which we provide services to our customers. Legal requirements in these countries relating to the collection, storage, processing and transfer of personal data continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer personal data regarding persons in the EU, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances, and possible substantial fines for any violations (including possible fines for certain violations of up to the greater of 20 million Euros or 4% of total worldwide annual turnover of the preceding financial year). Governmental authorities around the world have

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enacted similar types of legislative and regulatory requirements concerning data protection, and additional governments are considering similar legal frameworks.

The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change, and may require substantial costs to monitor and implement compliance with any additional requirements. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and/or adverse publicity and could have a material adverse impact on our business, financial condition or results of operations.

We are increasingly dependent on sophisticated information technology and if we fail to effectively maintain or protect our information systems or data, including from data breaches, our business could be adversely affected.

We are increasingly dependent on sophisticated information technology for our products, services and infrastructure. As a result of technology initiatives, expanding privacy and cybersecurity laws, changes in our system platforms and integration of new business acquisitions, we have been consolidating and integrating the number of systems we operate and have upgraded and expanded our information systems capabilities. In addition, some of our products and services incorporate software or information technology that collects data regarding patients and patient therapy, and some products or software we provide to customers connect to our systems for maintenance and other purposes. We also have outsourced elements of our operations to third parties, and, as a result, we manage a number of third-party suppliers who may or could have access to our confidential information, including, but not limited to, intellectual property, proprietary business information and personal information of patients, employees and customers (collectively “Confidential Information”). In addition, following the completion of the distribution, we will be dependent on our arrangements with Zimmer Biomet under the Transition Services Agreement to provide us with various information technology services.

Our information systems, and those of third-party suppliers with whom we contract, require an ongoing commitment of significant resources to maintain, protect and enhance existing systems and develop new systems to keep pace with continuing changes in information technology, evolving systems and regulatory standards, changing threats and vulnerabilities, and the increasing need to protect patient, customer, and other personal or confidential information. In addition, given their size and complexity, these systems could be vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, third-party vendors and/or business partners, or from cyber-attacks by malicious third parties attempting to gain unauthorized access to our products, systems or Confidential Information.

Like other multinational corporations, we have experienced instances of successful phishing attacks on our email systems and expect to be subject to similar attacks in the future. We also are subject to other cyber-attacks, including state-sponsored cyber-attacks, industrial espionage, insider threats, computer denial-of-service attacks, computer viruses, ransomware and other malware, payment fraud or other cyber incidents. In addition, as a result of the COVID-19 pandemic, a significant number of our employees who are able to work remotely are doing so, and malicious cyber actors may increase malware campaigns and phishing emails targeting teleworkers, preying on the uncertainties surrounding COVID-19, which exposes us to additional cybersecurity risks. Our incident response efforts, business continuity procedures and disaster recovery planning may not be sufficient for all eventualities. If we fail to maintain or protect our information systems and data integrity effectively, we could:

•	lose existing customers, vendors and business partners;

•	have difficulty attracting new customers;

•	have problems in determining product cost estimates and establishing appropriate pricing;

•	suffer outages or disruptions in our operations or supply chain;

•	have difficulty preventing, detecting, and controlling fraud;

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•	have disputes with customers, physicians, and other healthcare professionals;

•	have regulatory sanctions or penalties imposed;

•	incur increased operating expenses;

•	be subject to issues with product functionality that may result in a loss of data, risk to patient safety, field actions and/or product recalls;

•	incur expenses or lose revenues as a result of a data privacy breach; or

•	suffer other adverse consequences.

While we have invested heavily in the protection of our data and information technology, there can be no assurance that our activities related to consolidating the number of systems we operate, upgrading and expanding our information systems capabilities, protecting and enhancing our systems and implementing new systems will be successful. We will continue to dedicate significant resources to protect against unauthorized access to our systems and work with government authorities to detect and reduce the risk of future cyber incidents; however, cyber-attacks are becoming more sophisticated, frequent and adaptive. Therefore, despite our efforts, we cannot assure that cyber-attacks or data breaches will not occur or that systems issues will not arise in the future. Any significant breakdown, intrusion, breach, interruption, corruption or destruction of these systems could have a material adverse effect on our business and reputation.

Pending and future product liability claims and litigation could adversely impact our financial condition and results of operations and impair our reputation.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture and marketing of medical devices. In the ordinary course of business, we are the subject of product liability lawsuits alleging that component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition or injury to patients. We are currently defending a number of product liability lawsuits and claims related to various products.

Product liability claims are expensive to defend, divert our management’s attention and, if we are not successful in defending the claim, can result in substantial monetary awards against us or costly settlements. Further, successful product liability claims made against one or more of our competitors could cause claims to be made against us or expose us to a perception that we are vulnerable to similar claims. Any product liability claim brought against us, with or without merit and regardless of the outcome or whether it is fully pursued, may result in: decreased demand for our products; injury to our reputation; significant litigation costs; product recalls; loss of revenue; the inability to commercialize new products or product candidates; and adverse publicity regarding our products. Any of these may have a material and adverse effect on our reputation with existing and potential customers and on our business, financial condition and results of operations. In addition, a recall of some of our products, whether or not the result of a product liability claim, could result in significant costs and loss of customers.

We bear the risk of warranty claims on our products.

We bear the risk of express and implied warranty claims on products we supply, including equipment and component parts manufactured by third parties. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer or that any recovery from such vendor or supplier would be adequate. In addition, warranty claims brought by our customers related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expire, which could result in additional costs to us. There is a risk that warranty claims made against us will exceed our warranty reserve and our business, financial condition and results of operations could be harmed.

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The industries that we serve have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs, which could adversely affect our business, results of operations and financial condition.

The industries that we serve have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs, including the following:

•

Governmental and private health care providers and payors around the world are increasingly utilizing managed care for the delivery of health care services, centralizing purchasing, limiting the number of vendors that may participate in purchasing programs, forming group purchasing organizations and integrated health delivery networks and pursuing consolidation to improve their purchasing leverage and using competitive bid processes to procure health care products and services.

•

Certain of our customers, and the end-users to whom our customers supply products, rely on government funding of and reimbursement for health care products and services and research activities. The U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, health care austerity measures in other countries and other potential health care reform changes and government austerity measures have reduced and may further reduce the amount of government funding or reimbursement available to customers or end-users of our products and services and/or the volume of medical procedures using our products and services. Other countries, as well as some private payors, also control the price of health care products, directly or indirectly, through reimbursement, payment, pricing or coverage limitations, tying reimbursement to outcomes or (in the case of governmental entities) compulsory licensing. Global economic uncertainty or deterioration can also adversely impact government funding and reimbursement.

These changes as well as other impacts from market demand, government regulations, third-party coverage and reimbursement policies and societal pressures have started changing the way health care is delivered, reimbursed and funded and may cause participants in the health care industry and related industries that we serve to purchase fewer of our products and services, reduce the prices they are willing to pay for our products and services, reduce the amounts of reimbursement and funding available for our products and services from governmental agencies or third-party payors, heighten clinical data requirements, reduce the volume of medical procedures that use our products and services, affect the acceptance rate of new technologies and products and increase our compliance and other costs. In addition, we may be excluded from important market segments or unable to enter into contracts with group purchasing organizations and integrated health networks on terms acceptable to us, and even if we do enter into such contracts, they may be on terms that negatively affect our current or future profitability. All of the factors described above could adversely affect our business, results of operations and financial condition.

We are substantially dependent on patent and other proprietary rights, and failing to protect such rights or to be successful in litigation related to our rights or the rights of others may result in our payment of significant monetary damages and/or royalty payments, negatively impact our ability to sell current or future products, or prohibit us from enforcing our patent and other proprietary rights against others.

Claims of intellectual property infringement and litigation regarding patent and other intellectual property rights are commonplace in our industry and are frequently time consuming and costly. At any given time, we may be involved as either plaintiff or defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. While it is not possible to predict the outcome of patent and other intellectual property litigation, such litigation could result in our payment of significant monetary damages and/or royalty payments, negatively impact our ability to sell current or future products, or prohibit us from enforcing our patent and proprietary rights against others, which could have a material adverse effect on our business and results of operations.

Our success depends in part on our proprietary technology, processes, methodologies and information. We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property laws and

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nondisclosure, license, assignment and confidentiality arrangements to establish, maintain and protect our proprietary rights, as well as the intellectual property rights of third parties whose assets we license. However, the steps we have taken to protect our intellectual property rights, and the rights of those from whom we license intellectual property, may not be adequate to prevent unauthorized use, misappropriation or theft of our intellectual property. Further, our currently pending or future patent applications may not result in patents being issued to us, patents issued to or licensed by us in the past or in the future may be challenged or circumvented by competitors, and such patents may be found invalid, unenforceable or insufficiently broad to protect our technology or to provide us with any competitive advantage. Third parties could obtain patents that may require us to negotiate licenses to conduct our business, and the required licenses may not be available on reasonable terms or at all. We also cannot be certain that others will not independently develop substantially equivalent proprietary information.

In addition, intellectual property laws differ in various jurisdictions in which we operate and are subject to change at any time, which could further restrict our ability to protect our intellectual property and proprietary rights. In particular, a portion of our revenues is derived from jurisdictions where adequately protecting intellectual property rights may prove more challenging or impossible. We may also not be able to detect unauthorized uses or take timely and effective steps to remedy unauthorized conduct. To prevent or respond to unauthorized uses of our intellectual property, we might be required to engage in costly and time-consuming litigation or other proceedings and we may not ultimately prevail. Any failure to establish, maintain or protect our intellectual property or proprietary rights could have a material adverse effect on our business, financial condition, or results of operations.

We are involved in legal proceedings that may result in adverse outcomes.

In addition to intellectual property and product liability claims and lawsuits, we are involved in various commercial litigation and claims and other legal proceedings that arise from time to time in the ordinary course of our business. Given the uncertain nature of legal proceedings generally, we are not able in all cases to estimate the amount or range of loss that could result from an unfavorable outcome. We could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

Our business involves the use of hazardous materials and we and our third-party manufacturers must comply with environmental laws and regulations, which may be expensive and restrict how we do business.

Our third-party manufacturers’ activities and our own activities involve the controlled storage, use and disposal of hazardous materials or materials that can become hazardous as result of the manufacturing process. We and our manufacturers are subject to federal, state, local and foreign laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials and waste products comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of an accident, state or federal or other applicable authorities may curtail our use of these materials and interrupt our business operations. In addition, if an accident or environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for cleanup obligations, damages and fines. If such unexpected costs are substantial, this could significantly harm our financial condition and results of operations.

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Pursuant to 17 C.F.R. Section 200.83

Risks Related to the Separation and the Distribution

We have no history of operating as an independent, public company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

Our pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Zimmer Biomet and SpinCo (a direct, wholly owned subsidiary of Zimmer Biomet). Accordingly, the pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations and cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•

Until the distribution, our business will be operated by Zimmer Biomet as part of its broader corporate organization, rather than as an independent company. Zimmer Biomet or one of its affiliates currently performs certain corporate functions for us. Our historical financial results reflect allocations of corporate expenses from Zimmer Biomet for such functions. We consider the expense methodology and resulting allocation to be reasonable; however, the allocations may not be indicative of actual expense that would have been incurred had we operated as an independent, publicly traded company and our actual expense may be significantly different from such allocations.

•

Currently, our business is integrated with the other businesses of Zimmer Biomet. We have shared economies of scope and scale in costs, employees and vendor relationships. Although we will enter into a transition services agreement, one or more transition manufacturing agreements and one or more manufacturing and supply agreements with Zimmer Biomet prior to the distribution, these arrangements may not retain or fully capture the benefits that we have enjoyed as a result of being integrated with Zimmer Biomet and may result in us paying higher charges than in the past for these services. This could have a material adverse effect on our business, financial condition, results of operations and cash flows following the completion of the distribution.

•

Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have in the past been satisfied as part of the corporate-wide cash management policies of Zimmer Biomet. Following the completion of the distribution, we may need to obtain financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.

•	After the completion of the distribution, the cost of capital for our business may be higher than Zimmer Biomet’s cost of capital prior to the distribution.

•

As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. Complying with these requirements could result in significant costs and require us to divert substantial resources, including management time, from other activities.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from Zimmer Biomet. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial information, see the sections entitled “Unaudited Pro Forma Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.

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Pursuant to 17 C.F.R. Section 200.83

The combined market value following the distribution of [●] share[s] of SpinCo common stock and one share of Zimmer Biomet common stock may not equal or exceed the pre-distribution value of one share of Zimmer Biomet common stock.

There can be no assurance that following the distribution the aggregate market value of [●] share[s] of SpinCo common stock and one share of Zimmer Biomet common stock will be higher than, lower than or the same as the market value of a share of Zimmer Biomet common stock if the separation did not occur.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, we, Zimmer Biomet, and Zimmer Biomet stockholders could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify Zimmer Biomet for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

It is a condition to the distribution that the private letter ruling from the IRS regarding certain U.S. federal income tax matters relating to the separation and distribution received by Zimmer Biomet remain valid and be satisfactory to the Zimmer Biomet board of directors and that the Zimmer Biomet board of directors receive one or more opinions from its tax advisors, in each case satisfactory to the Zimmer Biomet board of directors, regarding certain U.S. federal income tax matters relating to the separation and the distribution. The IRS private letter ruling and the opinion(s) of tax advisors will be based upon and rely on, among other things, the continuing validity of such private letter ruling, various facts and assumptions, as well as certain representations, statements and undertakings of Zimmer Biomet and us, including those relating to the past and future conduct of Zimmer Biomet and us. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if Zimmer Biomet or we breach any of the representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the IRS private letter ruling and/or the opinion(s) of tax advisors, the IRS private letter ruling and/or the opinion(s) of tax advisors may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding receipt of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions, or undertakings upon which the IRS private letter ruling or the opinion(s) of tax advisors were based are false or have been violated. In addition, neither the IRS private letter ruling nor the opinion(s) of tax advisors will address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes. Further, the opinion(s) of tax advisors represent the judgment of such tax advisors and are not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion(s) of tax advisors. Accordingly, notwithstanding receipt by Zimmer Biomet of the IRS private letter ruling and the opinion(s) of tax advisors, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail in such challenge, Zimmer Biomet, we and Zimmer Biomet stockholders could be subject to significant U.S. federal income tax liability.

If the distribution, together with related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986 (the “Code”), in general, for U.S. federal income tax purposes, Zimmer Biomet would recognize taxable gain as if it had sold SpinCo common stock in a taxable sale for its fair market value (unless Zimmer Biomet and we jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (a) the Zimmer Biomet group would recognize taxable gain as if we had sold all of our assets in a taxable sale in exchange for an amount equal to the fair market value of SpinCo common stock and the assumption of all our liabilities and (b) we would obtain a related step-up in the basis of our assets) and, if the distribution fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355, in

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general, for U.S. federal income tax purposes, Zimmer Biomet stockholders who receive our shares in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. For additional information, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Under the tax matters agreement that Zimmer Biomet will enter into with us, we may be required to indemnify Zimmer Biomet against any additional taxes and related amounts resulting from (a) an acquisition of all or a portion of our equity securities or assets, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the acquisition), (b) other actions or failures to act by us or (c) any inaccuracy or breach of our representations, covenants or undertakings contained in any of the separation-related agreements and documents or in any documents relating to the IRS private letter ruling and/or the opinion(s) of tax advisors. Any such indemnity obligations, including the obligation to indemnify Zimmer Biomet for taxes resulting from the distribution and certain related transactions not qualifying as tax-free, could be material.

U.S. federal income tax consequences may restrict our ability to engage in certain desirable strategic or capital-raising transactions after the separation.

Under current law, a separation can be rendered taxable to Zimmer Biomet and its stockholders as a result of certain post-separation acquisitions of shares or assets of SpinCo. For example, a separation may result in taxable gain to Zimmer Biomet under Section 355(e) of the Code if the separation were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in SpinCo. To preserve the U.S. federal income tax treatment of the separation and distribution, and in addition to our indemnity obligation described above, the tax matters agreement will restrict us, for the two-year period following the distribution, except in specific circumstances, from:

•	entering into any transaction pursuant to which all or a portion of SpinCo common stock or assets would be acquired, whether by merger or otherwise;

•	issuing equity securities beyond certain thresholds;

•	repurchasing shares of our capital stock other than in certain open-market transactions;

•	ceasing to actively conduct certain aspects of our business; and/or

•	taking or failing to take any other action that would jeopardize the expected U.S. federal income tax treatment of the distribution and certain related transactions.

These restrictions may limit our ability to pursue certain strategic transactions or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business.

Until the separation and distribution occur, the Zimmer Biomet board of directors has sole and absolute discretion to change the terms of the separation and distribution in ways that may be unfavorable to us.

Until the separation and distribution occur, we will continue to be a direct, wholly owned subsidiary of Zimmer Biomet. Accordingly, Zimmer Biomet will have the sole and absolute discretion to determine and change the terms of the separation and distribution, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to us. In addition, Zimmer Biomet may decide at any time not to proceed with the separation and distribution.

40

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

The transfer to us by Zimmer Biomet of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase our expenses or otherwise harm our business and financial performance.

The separation agreement will provide that certain contracts, permits and other assets and rights are to be transferred from Zimmer Biomet or its subsidiaries to SpinCo or its subsidiaries in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, we and Zimmer Biomet are joint beneficiaries of contracts, and we and Zimmer Biomet may need the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to us or Zimmer Biomet.

Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from us, which, for example, could take the form of adverse price changes, require us to expend additional resources in order to obtain the services or assets previously provided under the contract, or require us to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If we are unable to obtain required consents or approvals, we may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to us as part of our separation from Zimmer Biomet, and we may be required to seek alternative arrangements to obtain services and assets which may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively impact our business, financial condition, results of operations and cash flows.

We may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect our financial position, results of operations and cash flows.

We may be unable to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution are expected to provide the following benefits, among others:

•	a distinct investment identity allowing investors to evaluate the merits, strategy, performance and future prospects of our business separately from Zimmer Biomet;

•	more efficient allocation of capital for both Zimmer Biomet and us;

•	enhanced management focus to more effectively pursue distinct operating priorities and strategies at Zimmer Biomet and SpinCo;

•

direct access for our business to the capital markets, while at the same time creating an independent equity structure that will facilitate our ability to execute future acquisitions utilizing SpinCo common stock; and

•

facilitation of incentive compensation arrangements for employees and management that are more directly tied to the performance of the relevant company’s business, and enhancement of employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others that: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; (b) following the separation and distribution, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Zimmer Biomet; (c) following the separation and distribution, our business will be less diversified than Zimmer

41

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Biomet’s business prior to the separation and distribution; and (d) the other actions required to separate Zimmer Biomet’s and our respective businesses could disrupt our operations. If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on our financial position, results of operations and cash flows.

Zimmer Biomet or we may fail to perform under various transaction agreements that will be executed as part of the separation, or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

In connection with the separation and prior to the distribution, we and Zimmer Biomet will enter into a separation agreement and will also enter into various other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a transitional trademark license agreement, one or more manufacturing and supply agreements and one or more transition manufacturing agreements. The separation agreement, the tax matters agreement, the employee matters agreement, the intellectual property matters agreement and the transitional trademark license agreement will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by Zimmer Biomet for the benefit of us for a limited period of time after the separation. Additionally, we will manufacture certain products for Zimmer Biomet on a transitional basis and Zimmer Biomet will manufacture certain products for us. We will rely on Zimmer Biomet to satisfy its obligations under these agreements. If Zimmer Biomet is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. Upon expiration of the transition services agreement, the transition manufacturing agreement(s) and the manufacturing and supply agreement(s), each of the services that are covered in such agreements will have to be provided internally or by third parties. If we do not have agreements with other providers of these services once certain transaction agreements expire or terminate, we may not be able to operate our business effectively, which may have a material adverse effect on our financial position, results of operations and cash flows.

The terms we will receive in our agreements with Zimmer Biomet could be less beneficial than the terms we may have otherwise received from unaffiliated third parties.

The agreements we will enter into with Zimmer Biomet in connection with the separation, including the separation agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a transitional trademark license agreement, one or more manufacturing and supply agreements, one or more transition manufacturing agreements and a stockholder and registration rights agreement, were prepared in the context of the separation while SpinCo was still a wholly owned subsidiary of Zimmer Biomet. Accordingly, SpinCo did not have a board of directors or a management team that were independent of Zimmer Biomet. As a result of these factors, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. For additional information, see the section entitled “Certain Relationships and Related Person Transactions.”

Following the distribution, certain members of management, directors and stockholders will hold stock in both Zimmer Biomet and our Company, and as a result, may face actual or potential conflicts of interest.

After the distribution, the management and directors of each of Zimmer Biomet and SpinCo may own both Zimmer Biomet common stock and SpinCo common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and Zimmer Biomet’s management and directors face decisions that could have different implications for us and Zimmer Biomet. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Zimmer Biomet and us regarding the terms of the agreements governing the distribution and our relationship with Zimmer Biomet thereafter. These agreements include the separation and distribution agreement, the tax matters agreement, the

42

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

employee matters agreement, the intellectual property matters agreement, the transition services agreement, a transitional trademark license agreement, one or more manufacturing and supply agreements, one or more transition manufacturing agreements, the stockholder and registration rights agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that we or Zimmer Biomet may enter into in the future.

No vote of Zimmer Biomet stockholders is required in connection with the separation and distribution.

No vote of Zimmer Biomet stockholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive SpinCo common stock in the distribution, your only recourse will be to divest yourself of your Zimmer Biomet common stock prior to the record date for the distribution or to sell your Zimmer Biomet common stock in the “regular way” market in between the record date and the distribution date.

As an independent, publicly traded company, we may not enjoy the same benefits that we did as part of Zimmer Biomet.

Historically, our businesses have been operated as business segments of Zimmer Biomet, and Zimmer Biomet performed substantially all the corporate functions for our operations, including managing financial and human resources systems, internal auditing, investor relations, treasury services, accounting functions, finance and tax administration, benefits administration, legal, regulatory, and corporate branding functions.

Following the distribution, Zimmer Biomet will provide support to us with respect to certain of these functions on a transitional basis. We will need to replicate certain facilities, systems, infrastructure and personnel to which we will no longer have access after the distribution and will likely incur capital and other costs associated with developing and implementing our own support functions in these areas. Such costs could be material.

As an independent, publicly traded company, we may become more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Zimmer Biomet. As part of Zimmer Biomet, we have been able to enjoy certain benefits from Zimmer Biomet’s operating diversity and available capital for investments. As an independent, publicly traded company, we will not have similar operating diversity and may not have similar access to capital markets, which could have a material adverse effect on our financial position, results of operations and cash flows.

In connection with our separation from Zimmer Biomet, Zimmer Biomet will indemnify us for certain liabilities and we will indemnify Zimmer Biomet for certain liabilities. If we are required to pay under these indemnities to Zimmer Biomet, our financial results could be negatively impacted. The Zimmer Biomet indemnity may not be sufficient to hold us harmless from the full amount of liabilities for which Zimmer Biomet will be allocated responsibility, and Zimmer Biomet may not be able to satisfy its indemnification obligations in the future.

Pursuant to the separation agreement and certain other agreements with Zimmer Biomet, Zimmer Biomet will agree to indemnify us for certain liabilities, and we will agree to indemnify Zimmer Biomet for certain liabilities, in each case for uncapped amounts, as discussed further in “Certain Relationships and Related Person Transactions.” Indemnities that we may be required to provide Zimmer Biomet are not subject to any cap, may be significant and could negatively impact our business, particularly with respect to indemnities provided in the tax matters agreement (as described in more detail above). Third parties could also seek to hold us responsible for any of the liabilities that Zimmer Biomet has agreed to retain. Any amounts we are required to pay pursuant to these indemnification obligations and other liabilities could require us to divert cash that would otherwise have been used operating our business. Further, the indemnity from Zimmer Biomet may not be sufficient to protect us against the full amount of such liabilities, and Zimmer Biomet may not be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Zimmer Biomet any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our financial position, results of operations and cash flows.

43

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

The allocation of intellectual property rights among us and Zimmer Biomet as part of the separation could adversely impact our competitive position and our ability to develop and commercialize certain future products and services.

In connection with the separation, we are entering into an intellectual property matters agreement with Zimmer Biomet governing, among other things, the allocation of intellectual property rights related to our respective businesses. As a result of the separation and such allocation, we will no longer have an ownership interest in certain intellectual property rights, but will become a non-exclusive licensee of such rights. This loss of the ownership of certain intellectual property rights could adversely affect our ability to maintain our competitive position through the enforcement of these rights against third parties that infringe these rights. In addition, we may lose our ability to license these rights to third parties in exchange for a license to such third parties’ rights we may need to operate our business.

The terms of the intellectual property matters agreement also include cross-licenses among the parties of certain intellectual property rights owned by SpinCo and Zimmer Biomet and needed for the continuation of the operations of the SpinCo businesses and the Zimmer Biomet core orthopedic businesses, respectively. The licenses granted to us by Zimmer Biomet are nonexclusive and, accordingly, Zimmer Biomet could license such licensed intellectual property rights to our competitors, which could adversely affect our competitive position in the industry. Moreover, our use of the intellectual property rights licensed to us by Zimmer Biomet will be restricted to existing products (and derivative products) in certain fields of use related to our business. The limited nature of such licenses, and the other rights granted to SpinCo pursuant to the intellectual property matters agreement, may not provide us with all the intellectual property rights that SpinCo currently holds or may need as our business changes in the future. Accordingly, if we were to expand our business to include new products and services outside of our current fields of use, we will not have the benefit of such licenses for such new products or services. As a result, it may be necessary for us to develop our technology independently of such licensed rights, which could make it more difficult, time consuming and/or expensive for us to develop and commercialize certain new products and services.

Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect our financial condition and results of operations.

In connection with the separation (including the internal reorganization), Zimmer Biomet has undertaken and will undertake several corporate reorganization transactions involving its subsidiaries which, along with the distribution, may be subject to various fraudulent conveyance and transfer laws. If, under these laws, a court were to determine that, at the time of the separation, any entity involved in these reorganization transactions or the separation:

•

(1) was insolvent, was rendered insolvent by reason of the separation, or had remaining assets constituting unreasonably small capital, and (2) received less than fair consideration in exchange for the distribution; or

•	intended to incur, or believed it would incur, debts beyond its ability to pay those debts as they matured,

then the court could void the separation and distribution, in whole or in part, as a fraudulent conveyance or transfer. The court could then require our stockholders to return to Zimmer Biomet some or all of the shares of SpinCo common stock issued in the distribution, or require Zimmer Biomet or SpinCo, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction and the applicable law. Generally, however, an entity would be considered insolvent if the fair value of its assets was less than the amount of its liabilities (including the probable amount of contingent liabilities), or if it incurred debt beyond its ability to repay the debt as it matures. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that SpinCo or any of its subsidiaries were solvent at the time of or after giving effect to the distribution.

44

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Risks Related to SpinCo Common Stock

We cannot be certain that an active trading market for our shares of common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly.

A public market for our shares of common stock does not currently exist. We anticipate that on or about the record date for the distribution, trading in shares of SpinCo common stock will begin on a “when-issued” basis, which will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for shares of SpinCo common stock after the distribution. Nor can we predict the prices at which shares of SpinCo common stock may trade after the distribution. Similarly, we cannot predict the effect of the distribution on the trading prices of shares of SpinCo common stock or whether the combined market value of the shares of SpinCo common stock and Zimmer Biomet common stock will be less than, equal to or greater than the market value of shares of Zimmer Biomet common stock prior to the distribution.

Until the market has fully evaluated Zimmer Biomet’s remaining businesses without SpinCo, the price at which shares of Zimmer Biomet common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. Similarly, until the market has fully evaluated our business as a stand-alone entity, the prices at which shares of SpinCo common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the distribution may have a material adverse effect on our business, financial condition and results of operations.

The market price of shares of SpinCo common stock may decline or fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results;

•	declining operating revenues derived from our core business;

•	the operating and stock price performance of comparable companies;

•	changes in our stockholder base due to the separation; and

•	changes in the regulatory and legal environment in which we operate.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for SpinCo common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage for SpinCo common stock. If there is no research coverage of SpinCo common stock, the trading price for shares of SpinCo common stock may be negatively impacted. If we obtain research coverage for SpinCo common stock and if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of SpinCo common stock or fails to publish reports on us regularly, demand for SpinCo common stock could decrease, which could cause the stock price or trading volume of SpinCo common stock to decline.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second annual report on Form 10-K, we expect we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. Our independent registered

45

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

public accounting firm will also be required to express an opinion as to the effectiveness of our internal control over financial reporting. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our common stock could decrease significantly.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We do not expect to pay any cash dividends for the foreseeable future.

We currently intend to retain future earnings to finance the operation and expansion of our business. As a result, we do not expect to pay any cash dividend for the foreseeable future. All decisions regarding the payment of dividends will be made by our board of directors from time to time in accordance with applicable law. There can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends at any time in the future. This may result from extraordinary cash expenses, actual expenses exceeding contemplated costs, funding of capital expenditures or increases in reserves. If we do not pay dividends, the price of the shares of SpinCo common stock that you receive in the distribution must appreciate for you to receive a gain on your investment. This appreciation may not occur. Further, you may have to sell some or all of your shares of SpinCo common stock to generate cash flow from your investment.

46

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

There may be substantial changes in our stockholder base.

Many investors receiving shares of SpinCo common stock pursuant to the distribution may hold those shares because of a decision to invest in a company with Zimmer Biomet’s profile. Following the distribution, the shares of SpinCo common stock held by those investors will represent an investment in a company focused on the spine and dental industries, with a different profile. This may not be aligned with a holder’s investment strategy and may cause the holder to sell the shares of SpinCo common stock they receive in the distribution. As a result, our stock price may decline or experience volatility as our stockholder base changes.

Your percentage of ownership in our Company may be diluted in the future.

In the future, your percentage ownership in our Company may be diluted because of existing equity awards and equity awards that we will be granting to our directors, officers, employees and consultants or otherwise as a result of equity issuances for acquisitions or capital market transactions. Further, we anticipate our Compensation Committee will grant additional stock-based awards to our employees after the distribution. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of shares of SpinCo common stock. From time to time, we will issue additional stock-based awards to our employees under our employee benefits plans.

In addition, our certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock that have such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over SpinCo common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of SpinCo common stock. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock. For a more detailed description of our common and preferred stock, see the section entitled “Description of Our Capital Stock.”

Our certificate of incorporation will designate a state or federal court located in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against us and our directors and officers.

Our certificate of incorporation will provide that, unless the board of directors otherwise determines, a state or federal court located in the State of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of our Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer to our Company or our stockholders, creditors or other constituents, any action asserting a claim against us or any director or officer arising pursuant to any provision of the Delaware General Corporation Law, as amended (the “DGCL”), or our certificate of incorporation or bylaws, or any action asserting a claim against us or any director or officer governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with our Company or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

To the fullest extent permitted by law, the Delaware exclusive forum provision will apply to state and federal law claims other than those claims under the Securities Act of 1933, as amended (the “Securities Act”) for which our certificate of incorporation designates U.S. federal district courts as the exclusive forum.

This exclusive forum provision may limit the ability of a stockholder to commence litigation in a forum that the stockholder prefers, or may require a stockholder to incur additional costs in order to commence litigation in Delaware or U.S. federal district courts, each of which may discourage such lawsuits against us or our directors or officers.

47

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Anti-takeover provisions in our certificate of incorporation and bylaws and of Delaware law could enable our board of directors to resist a takeover attempt by a third party and limit the power of our stockholders.

Our certificate of incorporation and bylaws, and Delaware law, contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids more expensive to the acquiror and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings and the right of our board of directors to issue preferred stock without stockholder approval. Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15 percent or more of our outstanding common stock and us. For additional information on the anti-takeover effects of Delaware law and our certificate of incorporation and bylaws, see the section entitled “Description of Our Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law and our Certificate of Incorporation and Bylaws.”

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our Company and our stockholders. Accordingly, in the event that our board of directors determines that a potential business combination transaction is not in the best interests of our Company and our stockholders but certain stockholders believe that such a transaction would be beneficial to us and our stockholders, such stockholders may elect to sell their shares in our Company and the trading price of SpinCo common stock could decrease.

These and other provisions of our certificate of incorporation, bylaws and the DGCL could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control, which may have a material adverse effect on our business, financial condition and results of operations.

Furthermore, an acquisition or further issuance of our stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to Zimmer Biomet. For a discussion of Section 355(e) of the Code, see the section entitled “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, and as described in more detail above, we would be required to indemnify Zimmer Biomet for the resulting taxes and related amount, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

A significant number of our shares of common stock are or will be eligible for future sale, including the disposition by Zimmer Biomet of the shares of SpinCo common stock that it may retain after the distribution, which may cause the market price for SpinCo common stock to decline.

Upon completion of the separation and distribution, approximately [●] shares of our common stock will be outstanding. Virtually all of those shares will be freely tradable without restriction or registration under the Securities Act, except for the shares of SpinCo retained by Zimmer Biomet. We are unable to predict whether large amounts of SpinCo common stock will be sold in the open market following the separation and distribution. We are also unable to predict whether a sufficient number of buyers of SpinCo common stock to meet the demand to sell shares of SpinCo common stock at attractive prices would exist at that time. It is possible that Zimmer Biomet stockholders will sell the shares of SpinCo common stock they receive in the distribution for various reasons. For example, such stockholders may not believe that our business profile or our level of market capitalization as an independent company fits their investment objectives. The sale of significant amounts of SpinCo common stock or the perception in the market that this will occur may lower the market price of SpinCo common stock.

Following the distribution, Zimmer Biomet will retain no more than 20 percent of the outstanding shares of SpinCo common stock. Zimmer Biomet currently intends to dispose of all of the SpinCo common stock that it

48

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

retains after the distribution by exchanging such SpinCo common stock for Zimmer Biomet debt held by one or more investment banks. To the extent Zimmer Biomet holds any SpinCo common stock thereafter, Zimmer Biomet will dispose of such stock as soon as disposition is warranted (but in no event later than five years after the distribution), consistent with its business purpose of creating independent companies with separate capital structures, and maintaining its investment grade credit rating. Following such debt-for-equity exchange, it is anticipated that the investment banks will sell such shares to public investors in a pre-marketed equity offering. We will agree that, upon the request of Zimmer Biomet, we will use our reasonable best efforts to effect a registration under applicable federal and state securities laws of any shares of SpinCo common stock retained by Zimmer Biomet. For additional information, see the section entitled “Certain Relationships and Related Persons Transactions—Stockholder and Registration Rights Agreement.” Any disposition by Zimmer Biomet, or any significant stockholder, of SpinCo common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for SpinCo common stock.

49

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements within the meaning of federal securities laws, including, among others, any statements about our expectations, plans, intentions, strategies or prospects. We generally use the words “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “sees,” “seeks,” “should,” “could,” “would,” “predicts,” “potential,” “strategy,” “future,” “opportunity,” “work toward,” “intends,” “guidance,” “confidence,” “positioned,” “design,” “strive,” “continue,” “look forward to” and similar expressions to identify forward-looking statements. All statements other than statements of historical or current fact are, or may be deemed to be, forward-looking statements. Such statements are based upon the current beliefs, expectations and assumptions of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially from the forward-looking statements. These risks, uncertainties and changes in circumstances include, but are not limited to: the effects of the COVID-19 global pandemic and other adverse public health developments on the global economy, our business and operations and the business and operations of our suppliers and customers, including the deferral of elective procedures and our ability to collect accounts receivable; dependence on new product development, technological advances and innovation; shifts in the product category or regional sales mix of our products and services; supply and prices of raw materials and products; pricing pressures from competitors, customers, dental practices and insurance providers; changes in customer demand for our products and services caused by demographic changes or other factors; challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the FDA and foreign government regulators, such as more stringent requirements for regulatory clearance of products; competition; the impact of healthcare reform measures; reductions in reimbursement levels by third-party payors; cost containment efforts sponsored by government agencies, legislative bodies, the private sector and healthcare group purchasing organizations, including the volume-based procurement process in China; control of costs and expenses; dependence on a limited number of suppliers for key raw materials and outsourced activities; the ability to obtain and maintain adequate intellectual property protection; breaches or failures of our information technology systems or products, including by cyberattack, unauthorized access or theft; the ability to retain the independent agents and distributors who market our products; our ability to attract, retain and develop the highly skilled employees we need to support our business; the effect of mergers and acquisitions on our relationships with customers, suppliers and lenders and on our operating results and businesses generally; a determination by the IRS that the distribution or certain related transactions should be treated as taxable transactions; expected financing transactions undertaken in connection with the separation and risks associated with additional indebtedness; the impact of the separation on our businesses and the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming and/or costly than expected, which could impact our relationships with customers, suppliers, employees and other business counterparties; restrictions on activities following the distribution in order to preserve the tax-free treatment of the distribution; the ability to form and implement alliances; changes in tax obligations arising from tax reform measures, including EU rules on state aid, or examinations by tax authorities; product liability, intellectual property and commercial litigation losses; changes in general industry and market conditions, including domestic and international growth rates; changes in general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; and the impact of the ongoing financial and political uncertainty on countries in the Euro zone on the ability to collect accounts receivable in affected countries.

See also the section entitled “Risk Factors” for further discussion of certain risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. Readers of this information statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This cautionary note is applicable to all forward-looking statements contained in this information statement.

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THE SEPARATION AND DISTRIBUTION

Overview

On February 5, 2021, Zimmer Biomet announced its intention to separate its spine and dental businesses from its core orthopedic businesses. Zimmer Biomet intends to effect the separation through a pro rata distribution of at least 80 percent of the outstanding shares of common stock of a new entity, SpinCo. SpinCo was formed to hold the assets and liabilities associated with the spine and dental businesses of Zimmer Biomet. Following the distribution, Zimmer Biomet stockholders will directly own at least 80 percent of the outstanding shares of SpinCo common stock, and SpinCo will be a separate public company from Zimmer Biomet. Zimmer Biomet will retain no more than 20 percent of the outstanding shares of SpinCo common stock following the distribution. Prior to completing the separation, Zimmer Biomet may adjust the percentage of SpinCo common stock to be distributed to Zimmer Biomet stockholders and retained by Zimmer Biomet in response to market and other factors. The number of shares of Zimmer Biomet common stock you own will not change as a result of the separation.

On [●], the Zimmer Biomet board of directors approved the distribution of SpinCo’s issued and outstanding shares of common stock on the basis of [●] share[s] of SpinCo common stock for each share of Zimmer Biomet common stock held as of the close of business on [●], the record date of for the distribution, subject to the satisfaction or waiver of the conditions to the distribution as described in this information statement.

At [●] Eastern Time, on [●], the distribution date, each Zimmer Biomet stockholder will receive [●] share[s] of SpinCo common stock for each share of Zimmer Biomet common stock held as of the close of business on the record date for the distribution, as described below. Zimmer Biomet stockholders will receive cash in lieu of any fractional shares of SpinCo common stock that they would have received after application of this ratio. Zimmer Biomet stockholders will not be required to make any payment, surrender or exchange their shares of Zimmer Biomet common stock or take any other action to receive their shares of SpinCo common stock in the distribution. The distribution of SpinCo common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see the section entitled “— Conditions to the Distribution.”

Reasons for the Separation

The Zimmer Biomet board of directors determined that the separation of Zimmer Biomet’s spine and dental businesses from its core orthopedic businesses would be in the best interests of Zimmer Biomet and its stockholders and approved the separation. A wide variety of factors were considered by the Zimmer Biomet board of directors in evaluating the separation. Among other things, the Zimmer Biomet board of directors considered the following potential benefits of the separation:

•

Distinct investment identity. The separation will allow investors to separately value Zimmer Biomet and SpinCo based on their distinct investment identities. The separation will provide each company with a compelling financial profile that more accurately reflects the strengths and opportunities of each business. It will further enable investors to evaluate the merits, strategy, performance, and future prospects of each company’s respective business and to invest in each company separately based on these distinct characteristics. The separation may attract new investors who may not have properly assessed the value of the spine and dental businesses relative to the value they are currently accorded as part of Zimmer Biomet.

•

Enhanced strategic and management focus. The separation will allow Zimmer Biomet and us to more effectively pursue our distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability. The separation will reduce complexity and improve operating efficiency. Our management will be able to focus exclusively on SpinCo’s businesses, while the management of Zimmer Biomet will be dedicated to growing its core orthopedic businesses through its commitment to innovation.

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•

Growth opportunities. The separation will provide greater opportunities for each company to grow organically and pursue value-enhancing acquisitions. Each company will have the flexibility to develop a growth strategy that capitalizes on its distinct strengths and is well-suited for the available opportunity set in its specific market. The separation will allow Zimmer Biomet to be better positioned to shift its portfolio mix to higher-growth markets. The separation will allow SpinCo flexibility to pursue multiple avenues to accelerate growth and operating margins, as well as allow us to access untapped revenue potential from growing, underpenetrated global markets. We believe that our broad commercial footprint supported by a global infrastructure will support this growth. The separation will position SpinCo to commercialize key new product launches and existing product offerings with a focused execution strategy for each geographic region in which we operate.

•

More efficient allocation of capital. The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs without having to compete with the other for investment capital. We believe this will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to stockholders, reinvestment in leading-edge technology, and value-enhancing acquisition opportunities. Zimmer Biomet is expected to maintain its capital allocation priorities while continuing to invest in innovation and execute tuck-in acquisitions in attractive, higher growth markets. SpinCo is expected to benefit from free cash flow diversification and a capital structure supportive of innovation and investment. We believe SpinCo will thrive as an independent company with prioritized capital allocation to pursue strategic growth opportunities and investment strategies in the large and growing spine and dental markets.

•

Direct access to capital markets. The separation will create independent equity structures that will afford us direct access to the capital markets and will facilitate our ability to execute future acquisitions utilizing SpinCo common stock. As a result, each company will have more flexibility to capitalize on its unique growth opportunities.

•

Alignment of incentives with performance objectives. The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of each company’s business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

Neither we nor Zimmer Biomet can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Zimmer Biomet board of directors also considered a number of potentially unfavorable factors in evaluating the separation, including the potential loss of synergies, time and effort required to be dedicated to this transaction by Zimmer Biomet’s and our management and the potential diversion of their attention away from their respective businesses, increased costs resulting from operating as a separate public company, one-time costs of the separation, the risk of not realizing the anticipated benefits of the separation and limitations placed upon us as a result of the tax matters agreement that Zimmer Biomet and we will enter into prior to the distribution. The Zimmer Biomet board of directors concluded that the potential benefits of the separation significantly outweighed these negative factors.

Reasons for Zimmer Biomet’s Retention of No More than 20 Percent of SpinCo Common Stock

In considering the appropriate structure for the separation, Zimmer Biomet determined that, immediately after the distribution becomes effective, Zimmer Biomet will own no more than 20 percent of the outstanding shares of SpinCo common stock. The retention of SpinCo common stock strengthens Zimmer Biomet’s balance sheet by providing Zimmer Biomet a security that can be exchanged to accelerate debt reduction, thereby facilitating an appropriate capital structure consistent with Zimmer Biomet’s investment grade rating and provide financial

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flexibility necessary for Zimmer Biomet to execute its growth strategy and fund capital expenditures. Zimmer Biomet currently intends to dispose of all of the SpinCo common stock that it retains after the distribution by exchanging such SpinCo common stock for Zimmer Biomet debt held by one or more investment banks. To the extent Zimmer Biomet holds any SpinCo common stock thereafter, Zimmer Biomet will dispose of such stock as soon as disposition is warranted (but in no event later than five years after the distribution), consistent with its business purpose of creating independent companies with separate capital structures and maintaining its investment grade credit rating. Following such debt-for-equity exchange, it is anticipated that the investment banks will sell such shares to public investors in a pre-marketed equity offering. Following any such debt-for-equity exchange, it is anticipated that any creditors that are investment banks would sell such shares to public investors in a pre-marketed equity offering. We anticipate that SpinCo would benefit from increased equity research coverage in connection with such an offering.

Formation of SpinCo and Internal Reorganization

SpinCo was formed as a Delaware corporation on July 30, 2021 for the purpose of holding Zimmer Biomet’s spine and dental businesses. As part of the plan to separate the spine and dental businesses from the remainder of its businesses, pursuant to the separation and distribution agreement that we and Zimmer Biomet will enter into prior to the distribution, Zimmer Biomet plans to transfer the equity interests of certain entities that operate the spine and dental businesses and the assets and liabilities of the spine and dental businesses to us prior to the distribution. Following the distribution, Zimmer Biomet will continue to own its core orthopedic businesses in knees; hips; sports medicine, extremities and trauma; and craniomaxillofacial and thoracic.

When and How You Will Receive the Distribution

With the assistance of Computershare, Zimmer Biomet expects to distribute at least 80 percent of the outstanding shares of SpinCo common stock at [●] Eastern Time, on [●], the distribution date, to all holders of outstanding shares of Zimmer Biomet common stock as of the close of business on [●], the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for Zimmer Biomet common stock, will serve as the distribution agent in connection with the distribution and the transfer agent and registrar for SpinCo common stock.

If you own shares of Zimmer Biomet common stock as of the close of business on the record date for the distribution, the shares of SpinCo common stock that you will be entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your broker, bank or other nominee on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of SpinCo common stock. If you hold your shares through a broker, bank or other nominee, your broker, bank or other nominee will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Zimmer Biomet common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of SpinCo common stock in the distribution.

Most Zimmer Biomet stockholders hold their shares of Zimmer Biomet common stock through a broker, bank or other nominee. In such cases, the broker, bank or other nominee would be said to hold the shares in “street name” and ownership would be recorded on the broker’s, bank’s or other nominee’s books. If you hold your shares of common stock through a broker, bank or other nominee, your broker, bank or other nominee will credit your account for shares of SpinCo common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your broker, bank or other nominee.

Transferability of Shares You Receive

Shares of SpinCo common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our

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affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of SpinCo common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of SpinCo Common Stock You Will Receive

For each share of Zimmer Biomet common stock that you own as of the close of business on the record date for the distribution, you will receive [●] share[s] of SpinCo common stock on the distribution date. Zimmer Biomet will not distribute any fractional shares of SpinCo common stock to its stockholders. Instead, if you are a registered holder, Computershare, the distribution agent, will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by Zimmer Biomet or us, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Zimmer Biomet or us. The distribution agent is not an affiliate of either Zimmer Biomet or us. Neither we nor Zimmer Biomet will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the payment made in lieu of fractional shares.

The aggregate net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” for an explanation of the material U.S. federal income tax consequences of the distribution. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of Zimmer Biomet common stock through a broker, bank or other nominee, your broker, bank or other nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will credit your account for your share of such proceeds.

Treatment of Equity-Based Compensation

In connection with the separation, outstanding Zimmer Biomet equity awards will generally be equitably adjusted in a manner that is intended to preserve the aggregate intrinsic value of such awards as of immediately before and after the distribution. Information regarding the treatment of equity-based compensation will be included in an amendment to this information statement.

Results of the Distribution

After the distribution, we will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on the record date for the distribution. The distribution will not affect the number of outstanding shares of Zimmer Biomet common stock or any rights of Zimmer Biomet stockholders. Zimmer Biomet will not distribute any fractional shares of SpinCo common stock.

We will enter into a separation agreement and other related agreements with Zimmer Biomet before the distribution to effect the separation and provide a framework for our relationship with Zimmer Biomet after the separation. These agreements will provide for the allocation between Zimmer Biomet and us of assets, liabilities and obligations (including investments, property, employee benefits and tax-related assets and liabilities) associated with the spine and dental businesses and will govern the relationship between Zimmer Biomet and us after the separation. For a more detailed description of these agreements, see the section entitled “Certain Relationships and Related Person Transactions.”

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Market for SpinCo Common Stock

There is currently no public trading market for SpinCo common stock. We intend to apply to list the shares of SpinCo common stock on the NYSE, or a comparable public market, under the symbol “[●].” We have not and will not set the initial price of SpinCo common stock. The initial price will be established by the public markets.

We cannot predict the price at which shares of SpinCo common stock will trade after the distribution. In fact, the combined trading prices, after the distribution, of the shares of SpinCo common stock that each Zimmer Biomet stockholder will receive in the distribution and shares of Zimmer Biomet common stock held at the record date for the distribution may not equal the “regular-way” trading price of shares of Zimmer Biomet common stock immediately prior to the distribution. The price at which shares of SpinCo common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for shares of SpinCo common stock will be determined in the public markets and may be influenced by many factors. For additional information, see the section entitled “Risk Factors—Risks Related to SpinCo Common Stock.”

Incurrence of Debt

SpinCo expects to complete one or more financing transactions on or prior to the completion of the distribution, with approximately $[●] of the proceeds of such financings expected to be used to distribute cash to Zimmer Biomet. As a result of such transactions, SpinCo anticipates having approximately $[●] of indebtedness upon completion of the distribution. For additional information on this indebtedness, see the section entitled “Description of Material Indebtedness.”

Trading Between the Record Date and Distribution Date

Beginning on or about the record date for the distribution and continuing up to and including the distribution date, Zimmer Biomet expects that there will be two markets for shares of Zimmer Biomet common stock: a “regular-way” market and an “ex-distribution” market. Shares of Zimmer Biomet common stock that trade on the “regular-way” market will trade with an entitlement to shares of SpinCo common stock to be distributed pursuant to the separation. Shares of Zimmer Biomet common stock that trade on the “ex-distribution” market will trade without an entitlement to shares of SpinCo common stock to be distributed pursuant to the distribution. Therefore, if you sell shares of Zimmer Biomet common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of SpinCo common stock in the distribution. If you own shares of Zimmer Biomet common stock as of the close of business on the record date and sell those shares on the “ex-distribution” market up to and including the distribution date, you will receive the shares of SpinCo common stock that you are entitled to receive pursuant to your ownership of shares of Zimmer Biomet common stock as of the record date.

Furthermore, beginning on or about the record date for the distribution and continuing up to and including the distribution date, we expect that there will be a “when-issued” market in shares of SpinCo common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of SpinCo common stock that will be distributed to holders of shares of Zimmer Biomet common stock on the distribution date. If you own shares of Zimmer Biomet common stock as of the close of business on the record date for the distribution, you would be entitled to shares of SpinCo common stock distributed pursuant to the distribution. You may trade this entitlement to shares of SpinCo common stock, without the shares of Zimmer Biomet common stock you own, on the “when-issued” market, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, “when-issued” trading with respect to shares of SpinCo common stock will end, and “regular-way” trading will begin.

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Conditions to the Distribution

The distribution will be effective at [●] Eastern Time, on [●], which is the distribution date, provided that the conditions set forth in the separation agreement have been satisfied (or waived by Zimmer Biomet in its sole and absolute discretion), including, among others:

•

the transfer of assets and liabilities from Zimmer Biomet to us shall be completed in accordance with the separation and distribution agreement that Zimmer Biomet and we will enter into prior to the distribution;

•

Zimmer Biomet shall have received a private letter ruling from the IRS, satisfactory to the Zimmer Biomet board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution;

•

Zimmer Biomet shall have received one or more opinions from its tax advisors, in each case satisfactory to the Zimmer Biomet board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution;

•	the Cash Distribution from SpinCo to Zimmer Biomet shall have been made as partial consideration for the contribution of assets in connection with the separation;

•

the SEC shall have declared effective our registration statement of which this information statement forms a part, no order suspending the effectiveness thereof shall be in effect, no proceedings for such purposes shall have been instituted or threatened by the SEC, and this information statement shall have been made available to Zimmer Biomet stockholders;

•

all actions and filings necessary or advisable under applicable U.S. federal, U.S. state or other securities laws shall have been taken or made and, where applicable, have become effective or been accepted by the applicable governmental authority;

•	the Zimmer Biomet board of directors shall have declared the distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

•

any required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation agreement and the ancillary agreements shall have been obtained and be in full force and effect;

•	the transaction agreements relating to the separation that Zimmer Biomet and we will enter into prior to the distribution shall have been duly executed and delivered by the parties;

•

no order, injunction, or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions, shall be pending or in effect;

•	the shares of SpinCo common stock to be distributed shall have been accepted for listing on the NYSE, or a comparable public market, subject to official notice of distribution;

•	the financing arrangements described under “Description of Material Indebtedness” shall have been completed on terms satisfactory to Zimmer Biomet; and

•

no other event or development shall exist or have occurred that, in the judgment of Zimmer Biomet’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

We cannot assure you that any or all of these conditions will be met. Zimmer Biomet will have sole and absolute discretion to waive any of the conditions to the distribution. In addition, Zimmer Biomet will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio, as well as to reduce the amount of outstanding shares of SpinCo common stock that it will

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retain, if any, following the distribution. Zimmer Biomet may rescind or delay its declaration of the distribution even after the record date for the distribution. Zimmer Biomet does not intend to notify its stockholders of any modifications to the terms of the separation and distribution that, in the judgment of its board of directors, are not material. For example, the Zimmer Biomet board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Zimmer Biomet board of directors determines that any modifications by Zimmer Biomet materially change the material terms of the separation and distribution, Zimmer Biomet will notify Zimmer Biomet stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to this information statement.

Regulatory Approval

Our registration statement on Form 10, of which this information statement forms a part, must become effective prior to the distribution, and shares of SpinCo common stock to be distributed must have been approved for listing on the NYSE, or a comparable public market, subject to official notice of distribution.

No Appraisal Rights

Under the DGCL, Zimmer Biomet stockholders will not have appraisal rights in connection with the distribution.

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DIVIDEND POLICY

We currently expect to retain all available funds and any future earnings for use in the operation and expansion of our business. We do not currently anticipate paying dividends on SpinCo common stock following the distribution. Any declaration and payment of future dividends to holders of SpinCo common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. The terms of our indebtedness may restrict us from paying dividends, or may restrict our subsidiaries from paying dividends to us. Under Delaware law, dividends may be payable only out of surplus, which is net assets minus liabilities and capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For additional information, see the sections entitled “Description of Material Indebtedness” and “Description of Our Capital Stock—Common Stock.”

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CAPITALIZATION

The following table sets forth our capitalization as of [●], 2021:

•	on a historical basis; and

•	on a pro forma basis to reflect the adjustments included in our unaudited pro forma combined financial information.

The information below is not necessarily indicative of what our capitalization would have been had the separation, distribution and related transactions been completed as of [●], 2021. In addition, it is not indicative of our future capitalization.

This table should be read in conjunction with the “Unaudited Pro Forma Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Material Indebtedness” sections of this information statement and our unaudited condensed combined financial statements and notes thereto included in the “Index to Combined Financial Statements” of this information statement.

As of [●], 2021
(In millions)	Historical	Pro Forma
Cash and cash equivalents	$	$

Marketable securities

Total	$	$

Capitalization:
Debt:
[●]	$	$
Total debt	$
Equity:
[●]	$	$

Total equity

Total capitalization	$	$

SpinCo has not yet finalized its post-distribution capitalization. Pro forma financial information reflecting SpinCo’s post-distribution capitalization will be included in an amendment to this information statement.

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UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information consists of unaudited pro forma combined statement of earnings for the year ended December 31, 2020, and an unaudited pro forma combined balance sheet as of December 31, 2020. The unaudited pro forma combined financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Material Indebtedness” and the historical combined annual financial information and corresponding notes thereto included elsewhere in this information statement. The unaudited pro forma combined financial information reflects certain known impacts as a result of our separation from Zimmer Biomet. In May 2020, the SEC adopted Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” or the “Final Rule.” The Final Rule became effective on January 1, 2021 and the unaudited pro forma combined financial information herein is presented in accordance therewith.

The Unaudited Pro Forma Combined Financial Information presented below have been derived from our historical combined financial statements included in this information statement. While the historical combined financial statements reflect the historical financial results of Zimmer Biomet’s spine and dental businesses, these pro forma statements give effect to the separation of those businesses into an independent, publicly traded company. The unaudited pro forma combined statement of earnings for the year ended December 31, 2020 and the unaudited pro forma combined balance sheet as of December 31, 2020 have been prepared to reflect adjustments to Zimmer Biomet’s spine and dental businesses’ historical combined financial information for the following transaction and autonomous entity adjustments:

•	the distribution of 80 percent of our issued and outstanding common stock by Zimmer Biomet in connection with the separation;

•

the effect of our anticipated post-separation capital structure, which includes (1) the incurrence of approximately $[●] in additional indebtedness, and the distribution of $[●] million of cash to Zimmer Biomet as described in this information statement, and (2) an assumed minimum post-separation cash and cash equivalents and current marketable securities balance of $[●];

•	the incremental costs SpinCo expects to incur as an autonomous entity;

•	the effect of manufacturing and supply agreements and transition services agreements with Zimmer Biomet; and

•	the impact of the aforementioned adjustments on our income tax expense.

The pro forma adjustments are based on available information and assumptions that management believes are reasonable given the information that is currently available. However, such adjustments are subject to change based on the finalization of the terms of the separation and distribution agreement and related agreements.

The unaudited pro forma combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had we operated historically as a company independent of Zimmer Biomet or if the separation and the distribution had occurred on the dates indicated. The unaudited pro forma combined financial information also should not be considered representative of our future combined financial condition or combined results of operations. The audited annual combined financial statements of the spine and dental businesses of Zimmer Biomet Holdings, Inc. have been derived from Zimmer Biomet’s historical accounting records and reflect certain allocation of expenses. All of the allocations and estimates in such financial statements are based on assumptions that Zimmer Biomet’s management believes are reasonable. The historical combined financial statements do not necessarily represent the financial position or results of operations of the spine and dental businesses of Zimmer Biomet Holdings, Inc. had they been operated as a standalone company during the periods or at the dates presented. As a result, autonomous entity adjustments have been reflected in the pro forma combined financial information.

The unaudited pro forma combined financial information should be read in conjunction with our audited historical combined financial statements, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

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Unaudited Pro Forma Combined Statement of Earnings

	Year Ended December 31, 2020
($ in millions except per share data)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Net Sales
Third party, net	$896.9	$—		$—
Related party, net	7.9	—		—	(a)

Total Net Sales	904.8	—		—
Cost of products sold, excluding intangible asset amortization	301.2	—		—	(a),(b)
Related party cost of products sold, excluding intangible asset amortization	7.2
Intangible asset amortization	85.5	—		—
Research and development	49.2	—		—	(b)
Selling, general and administrative	533.2	—		—	(b)
Goodwill impairment	142.0	—		—
Restructuring	9.7	—		—
Acquisitions, integration, divestiture and related	2.2	—		—	(b)

Operating expenses	1,130.2	—		—

Operating Loss	(225.4)	—		—
Other income, net	1.6	—		—
Interest expense, net	(0.3)	—	(c)	—

Loss before income taxes	(224.1)	—		—
Benefit for income taxes	(43.9)	—	(d)	—	(d)

Net Loss	(180.2)	—		—
Less: Net loss attributable to noncontrolling interest	0.1	—		—

Net Loss of the Spine and Dental Businesses of Zimmer Biomet Holdings, Inc.	$(180.3)	$—		$—

Loss Per Common Share
Basic					(e)
Diluted					(f)
Weighted Average Common Shares Outstanding
Basic					(e)
Diluted					(f)

See accompanying notes to unaudited pro forma financial information.

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Unaudited Pro Forma Combined Balance Sheet

	As of December 31, 2020
($ in millions)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments	Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$26.9	$—	(g)	$—
Accounts receivable, less allowance for credit losses	193.7	—		—
Inventories	280.8	—		—
Prepaid expenses and other current assets	21.9	—		—

Total Current Assets	523.3	—		—
Property, plant and equipment, net	178.2	—		—
Goodwill	273.7	—		—
Intangible assets, net	891.0	—		—
Other assets	75.1	—	(d)	—

Total Assets	$1,941.3	$—		$—

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$48.8	$—		$—
Income taxes payable	6.7	—	(d)	—
Other current liabilities	151.8	—		—
Current portion of debt due to parent	17.6	—		—

Total Current Liabilities	224.9	—		—
Deferred income taxes, net	154.1	—	(d)	—
Lease liability	52.7	—		—
Other long-term liabilities	19.7	—		—
Non-current portion of debt due to parent	4.9	—	(c)	—

Total Liabilities	456.3	—		—

Commitments and Contingencies (Note 18)
Equity:
Net parent company investment	1,480.5	—		—
Accumulated other comprehensive income (loss)	4.5	—		—
Common Stock, $0.01 par value [●] shares authorized; [●] shares issued and outstanding on a pro forma basis	—	—	(h)	—
Additional paid-in capital	—	—	(h)	—

Total Equity of the Spine and Dental Businesses of Zimmer Biomet Holdings, Inc.	1,485.0	—		—

Total Equity	1,485.0	—		—

Total Liabilities and Equity	$1,941.3	$—		$—

See accompanying notes to unaudited pro forma financial information.

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(a)

Reflects the effect of manufacturing and supply agreements (“MSAs”) that SpinCo and Zimmer Biomet will enter into prior to the Separation. The historical combined statement of earnings reflects certain net sales and cost of products sold pursuant to pre-existing intercompany arrangements between SpinCo and Zimmer Biomet. The adjustment to net sales reflects the price adjustments relating to such historical inventory transfers to reflect the pricing terms set forth in the MSAs. The cost of products sold adjustment reflects the price adjustments related to historical transfers from Zimmer Biomet to SpinCo under the pricing terms of the MSAs.

(b)

As a standalone public company, SpinCo expects to incur additional costs. Such costs are in addition to the costs allocated from Zimmer Biomet in the historical combined financial statements. These incremental costs also include the effect of transition service agreements (“TSAs”) between SpinCo and Zimmer Biomet. SpinCo and Zimmer Biomet have entered into TSAs whereby Zimmer Biomet will continue to provide SpinCo support function services at a cost to SpinCo, including finance, information technology and infrastructure. Accordingly, the pro forma combined financial statements have been adjusted to depict SpinCo as an autonomous entity. The additional expenses have been estimated based on assumptions that management believes are reasonable. However, actual additional costs that will be incurred could be different from the estimates and would depend on several factors, including the economic environment and strategic decisions made in areas such as separation, manufacturing, selling and marketing, research and development, information technology and infrastructure.

(c)

The pro forma combined financial statements reflect indebtedness of approximately $[●], consisting of [term loans and senior notes], which are expected to be issued in connection with the Separation, and related debt issuance costs of $[●] million. SpinCo plans to distribute approximately $[●] of the proceeds received from the issuance of debt to Zimmer Biomet in connection with the Separation. Details of the term loans and senior notes are as follows ($ in millions):

Term loan [●]	$	[●]
Senior note [●]		[●]

Total principal of long-term debt	$	[●]

In addition, on or about the distribution date, an unsecured, unsubordinated 5-year revolving credit facility that provides for the availability of $ [●] of borrowings is expected to become available to SpinCo. No adjustment has been made to the unaudited pro forma financial information to reflect the potential draw down on the revolving credit facility.

The interest rate on the issued debt is expected to be approximately [●] percent. The pro forma combined statement of earnings reflects estimated interest expense of $[●] in the year ended December, 31, 2020, related to the debt and amortization of deferred issuance costs. Interest expense was calculated assuming constant debt levels throughout the periods. A 1/8% change to the annual interest rate would change interest expense by $[●] for the year ended December 31, 2020.

(d)	Reflects the tax effects of the transaction accounting and autonomous entity adjustments at the applicable statutory income tax rates.

(e)

The number of SpinCo shares used to compute basic earnings per share for the year ended December 31, 2020 is based on the number of shares of SpinCo common stock assumed to be outstanding on those dates, assuming the anticipated distribution ratio of [●] share of SpinCo common stock for each share of Zimmer Biomet common stock outstanding and [●] additional shares of SpinCo common stock retained by Zimmer Biomet. The assumed number of outstanding shares of common stock is based on the number of Zimmer Biomet common shares of [●] outstanding as of [●].

(f)

The number of shares used to compute diluted earnings per share is based on the number of basic shares of SpinCo common stock as described in Note (e) above, plus incremental shares assuming exercise of dilutive outstanding options and vesting of other outstanding stock awards expected to be issued by SpinCo as replacement awards to Zimmer Biomet employees transferring to SpinCo.

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(g)

Reflects an adjustment to represent $[●] million of cash at the balance sheet date, which is the approximate amount of cash SpinCo will have following the completion of the Separation. This reflects the $[●] of borrowings expected to be incurred in connection with the Separation, net of approximately $[●] expected to be distributed to Zimmer Biomet.

(h)

Represents the reclassification of Zimmer Biomet’s net investment in SpinCo, including other pro forma adjustments, into Additional paid-in capital and Common stock, par value $0.01, to reflect the number of shares of SpinCo common stock expected to be outstanding at the distribution date. The assumed number of outstanding shares of common stock is based on and the number of shares of Zimmer Biomet common stock of [●] outstanding as of [●] and an assumed pro-rata distribution ratio of [●] of SpinCo common stock for each share of Zimmer Biomet common stock.

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BUSINESS

Overview

We are a leading medical technology company dedicated to enhancing the quality of life for spine and dental patients worldwide. We develop, manufacture, and market a comprehensive portfolio of products and solutions designed to treat a wide range of spine pathologies and support dental tooth replacement and restoration procedures. Our broad portfolio addresses all areas of spine with market leadership in cervical disc replacement, and we are well-positioned in the growing global dental implant and biomaterials market with market leadership in oral reconstruction. In 2020, we generated total third party net sales of $897 million.

SpinCo was built through the acquisition and integration of over a dozen leading spine and dental businesses and brands over the course of more than 30 years. SpinCo today is the result of the combination of Zimmer, Inc.’s (“Zimmer”) and Biomet, Inc.’s (“Biomet”) spine and dental portfolios in 2015, and the subsequent development of new products and technologies, as well as business development activities. As a result of our rich history and comprehensive portfolio, we are well-positioned to expand our presence in the spine surgery and tooth replacement markets we serve.

We estimate the global spine surgery market will generate approximately $11 billion in sales in 2021. Within spine surgery, we believe that MIS and motion preservation solutions represent the highest growth market category. In addition, the use of enabling technologies, such as navigation and robotics, is a rapidly developing trend in spine surgical procedures and is becoming a critical component of implant providers’ product offerings. We estimate the global tooth replacement market generated approximately $8 billion in sales in 2021. Within tooth replacement, we expect the value implants, biomaterials and digital dentistry categories to grow faster than the overall market.

We have leading positions in a number of attractive submarkets of the broader global markets for spine and dental we serve. Our established commercial infrastructure and large sales force support our meaningful presence in both established and emerging markets.

We operate on a global scale and utilize a network of directly-employed sales representatives, independent sales agents, and exclusive distributors to market our products in 70 countries in North America, Europe, Latin America and Asia. We sell our spine products through a combination of direct sales channels and distributors, while we sell the majority of our dental products through direct sales channels, utilizing distribution partners only in smaller geographic areas. In 2020, approximately 95% of our total dental net sales were from our direct sales efforts. Upon the separation, we will have approximately 2,700 employees globally, with approximately 900 employees focusing on sales, marketing and key commercialization activities and approximately 300 employees focusing on research and development. Additionally, we expect to operate five manufacturing sites and devote significant resources to training and educating surgeons and clinicians regarding the proper use, safety, and reproducibility of clinical outcomes for our products. Our education and training programs are led by our medical education team and field experts, and integrate training with professional development, enabling us to introduce our innovative products and procedures.

Our operations are principally managed in two product markets, spine and dental:

Spine

In the Spine products market, we design, manufacture and distribute a full suite of spinal surgery solutions to treat patients with back or neck pain caused by degenerative conditions, deformities, tumors or traumatic injury of the spine. Our comprehensive portfolio includes implants, instrumentation, biologics, bone healing technologies as well as enabling technologies. We also offer differentiated, motion preserving products in our spine portfolio, including Mobi-C Cervical Disc and The Tether device. Our products and services are utilized in

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hospitals and surgery centers for open and minimally invasive surgical procedures for the cervical, thoracic and lumbar spine. A developing trend in spine surgery is the use of enabling technologies, including navigation systems and robotic technologies, to assist a surgeon in performing minimally invasive procedures. We believe the continued development of enabling technologies, such as our NaviScout navigation system and ROSA ONE Spine robotics platform, will continue to empower surgeons to maximize their efficiency and impact on clinical outcomes. Our global net sales from our spine business was $529 million for the fiscal year ended December 31, 2020, as compared to $608 million for the fiscal year ended December 31, 2019.

Dental

In the dental products market, we design, manufacture and distribute a comprehensive portfolio of dental implant solutions, biomaterials and digital dentistry solutions. Dental implants are intended for patients who are totally without teeth or are missing one or more teeth. Our products and solutions are utilized in oral surgery centers, DSOs and dental offices by oral surgeons and dental clinicians to provide patients with a more natural restoration to resemble the original teeth. We also service the clinician community by offering a variety of solutions to the dental laboratories they partner with. Our implant portfolio is complemented by our robust line of biomaterial solutions that are used for soft tissue and bone rehabilitation, and can help patients qualify for dental implant surgery by building sufficient bone utilizing bone grafting techniques and lead to improved esthetic outcomes. Digital dentistry is a growing category of the dental market and we offer a full suite of digital dentistry technologies that are designed to work together with our dental implant systems to deliver fully integrated, end-to-end implant-based tooth replacement solutions for oral surgeons, dental clinicians and dental laboratories. Our global net sales from our dental business was $368 million, for the fiscal year ended December 31, 2020, as compared to $414 million for the fiscal year ended December 31, 2019.

Our Company History

Our proud heritage began inside Biomet in 1988 through the acquisition of EBI Medical Systems, Inc., a leader in bone-growth electrical stimulation and external bone fixation markets. In 1999, Biomet entered the dental implant market through its acquisition of Implant Innovations, Inc. (“3i”), and further enhanced its spine portfolio through its acquisition of Lanx, Inc. in 2013, gaining access to two spinal fusion product lines. Zimmer entered the spine and dental markets in 2003 through its acquisition of Centerpulse AG, a pure-play orthopedics company with a leading spine and dental platform.

Following Zimmer’s combination with Biomet, Zimmer Biomet acquired LDR Holding Corporation and Medtech SA in 2016 to accelerate the spine business into a leading position in cervical disc replacement and enter the surgical robotics market with ROSA Spine. Between 2019 and 2020, the dental business was reshaped through multiple tuck-in acquisitions that expanded digital dentistry capabilities to include guided surgery services with the acquisition of Implant Concierge, LLC, as well as CAD/CAM software and surgery guide production capabilities with the 3DIEMME srl acquisition. In 2021, Zimmer Biomet announced the planned spin-off of the spine and dental businesses into “SpinCo”, to become a standalone company in 2022.

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Our Competitive Strengths

We believe the following strengths provide us with significant, long-term advantages:

Comprehensive portfolio of brands trusted by surgeons and clinicians worldwide. We believe that our long history and focus on innovation, quality, patient safety and clinical outcomes has earned us brand recognition across our offerings and a reputation for high quality products and services. Our spine product portfolio addresses all areas of spinal surgery, while enabling technologies, such as robotics and navigation, help drive spine product sales through less invasive care and better outcomes. We offer a range of thoracolumbar and cervical implants and instruments, as well as biologics and bone healing solutions to treat non-union fractures within our spine business. Our key spine products include the Mobi-C device, a market leading cervical disc replacement solution for motion preservation that has received significant regulatory and clinical recognition among the scientific and medical communities, as well as The Tether device, a first-of-its-kind fusion-less alternative scoliosis treatment for young patients requiring surgery. Our dental portfolio is comprised of a comprehensive range of dental implants, biomaterials and digital hardware and software that address tooth replacement needs. We have sold more than 10 million dental implants worldwide, working with thousands of oral surgeons and clinicians to deliver successful patient outcomes. We believe that the Puros® family of allografts, a key product line within our biomaterials offering, is a preferred option for tissue augmentation procedures and maintains strong brand equity with oral surgeons and clinicians worldwide. We believe our commitment to delivering best-in-class products and solutions has enabled us to foster deep relationships, build loyalty with our customers and drive market share gains.

Well-positioned in attractive, growing spine and dental submarkets. We believe that our extensive and clinically differentiated product portfolio, supported by our ongoing commitment to innovation, positions us for sustainable growth in the markets we serve. Our spine business is a market leader in motion preserving spine technologies, while our dental business is a global leader in oral reconstruction, holding leading positions in the dental regenerative and biomaterials market and the dental implant and digital dentistry markets. We see significant potential in the growing motion preservation category of our spine business. Our newer products, such as Mobi-C and The Tether devices, coupled with our enabling technologies, allow us to deliver a more comprehensive set of solutions to meet surgeon and patient needs. In addition, we believe our biomaterials and digital dentistry solutions supplement our existing dental implant offerings and strengthen our role as a provider of end-to-end tooth replacement and restoration solutions. We believe the tooth replacement market is one of the

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most attractive submarkets of the dental industry. Within this market, the biomaterials and digital dentistry, as well as certain dental implant submarkets, both at the product and geographic level, are growing faster than other submarkets and we maintain a strong presence in these higher growth categories.

Compelling body of clinical evidence. We have conducted extensive preclinical and clinical studies and developed a substantial body of scientific and clinical data over the last 20 years, supporting the safety and efficacy of our spine and dental products. Clinical data supporting our spine products has been published in more than 750 peer-reviewed journal articles, including the International Journal of Spine Surgery and The Journal of the American Medical Association (Surgery). Additionally, scientific and clinical evidence supporting our dental products has been published in more than 1,000 peer-reviewed journal articles, including the Journal of Clinical Periodontology, Clinical Oral Implants Research, Journal of Dental Research, Clinical Implant Dentistry and Related Research, and the Journal of Periodontology. Mobi-C is the first PMA-approved cervical disc in the United States for the treatment of one or two levels of the cervical spine and is determined by the FDA to be statistically superior to fusion at 10 years for two-level cervical disc placement. The Tether device is the first and only FDA-approved device for anterior vertebral body tethering, and our humanitarian device exemption approval was based on over 10 years of clinical data validating the safety and effectiveness of The Tether in deformity correction. Our dental implant systems and Puros allografts have been clinically documented to provide predictable results through improved implant and abutment seal integrity and strength as well as enhanced biomaterials processing. With surgeons and dental clinicians increasingly practicing evidence-based medicine, we believe our meaningful body of clinical evidence will continue to strengthen our brand reputation and the value of our offerings.

Established commercial infrastructure with global reach. As of August 1, 2021, we had approximately 900 employees focusing on sales, marketing and key commercialization activities, with direct sales presence in approximately 30 countries. For our spine business, we deliver our products to our customers through a combination of our direct sales channel and distributors. For our dental business, we sell a majority of our products directly to our customers and utilize distribution partners in smaller geographic areas. In 2020, approximately 95% of our total dental net sales were from our direct sales efforts. We have a disciplined approach to market development that centers on active and direct engagement with healthcare institutions and providers, as well as distributors and healthcare dealers. Our target customer base includes spine surgeons, oral surgeons, dentists and other oral health professionals, practicing in hospitals, ambulatory surgery centers (“ASCs”), DSOs and dental offices in over 70 countries. We support these surgeons and clinicians through numerous aspects of medical education, such as live surgical, hands-on, in-field and web-based training. We believe that our approach to engagement across multiple constituents will drive awareness of and proficiency in using our products while enhancing patient access to high quality care.

Track record of successful innovation, tuck-in acquisitions and strategic partnerships. We believe our strategic focus on and experience with innovation, through a combination of internal and external development activities, provides us with a significant competitive advantage. Our research and development organization works in close partnership with surgeons, clinicians and key opinion leaders to sustain a flexible and collaborative approach to product development. We have developed a number of new products over the years, including our broad suite of dental implants and surgical kits designed to address all clinical indications. We also developed The Tether device, a first-of-its-kind treatment for scoliosis in young patients featuring a fusion-less, flexible cord system that gained the first approval order for a humanitarian use device in spinal pediatrics in over 15 years. Our new product development initiatives are supplemented by complementary acquisitions and strategic partnerships. We have had success creating value through our acquisition activity, including the acquisition of the Mobi-C device, which has enabled us to become a market leader in the cervical disc replacement category. In addition, we have a strong position in the regenerative category of the dental market through an exclusive distribution agreement for the Puros family of allografts and multiple other partnership agreements for our broader regenerative portfolio. We have also continued to expand our global footprint in the growing market for digital restorative dentistry solutions through a distribution agreement for intraoral scanners.

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Experienced management team with deep industry expertise. Our executive management team has extensive commercial, operational, and financial experience, and a strong track record of leadership, performance, and execution in the medical device industry. The team has a proven track record of successfully executing on a variety of business development initiatives, and together, they bring over 100 years of collective experience at respected global companies, including prior leadership roles within Zimmer Biomet. We believe that the extensive company and industry experience of our management team will serve as a source of strength and innovation to guide us into the future.

Our Growth Strategies

We intend to leverage our strengths and maximize stockholder value through enhanced focus and improved resource allocation to invest in innovative new technologies across our spine and dental businesses. We believe our portfolio will benefit from the increased investment and attention we can provide as an independent company, and the following key initiatives will enable our success:

Focus our enabling technologies platform to drive continued growth in our spine business. We believe the spine industry is evolving rapidly, and as the industry shifts to MIS, there will be increased demand for enabling technologies that enhance surgical workflows as well as improve surgical access, visualization, and efficiency in the operating room. We believe that continued development of our minimally invasive solutions, navigation and robotic systems will enhance our broader product offering, including Mobi-C and The Tether devices, and improve the clinical outcomes of spine surgery through enabling technologies. We believe we are well-positioned to continue to accelerate growth within our motion preservation franchise, particularly as procedure volumes for spine surgery shift from hospitals to ASCs and surgeons demand new technologies to streamline the delivery of care. We intend to leverage and continue developing our enabling technologies platform to offer a fully integrated system of products and services that will drive future growth in our spine business.

Leverage our biomaterial and digital dentistry platforms coupled with implant innovation to further advance our dental business. The dental implant market is an attractive, growing sector and in order to capitalize on these trends, we plan to expand upon our existing implant portfolio to address a range of clinical indications. We believe biomaterials and digital dentistry will hold positions of increasing importance in the tooth replacement process. To support the growth of our dental business, we intend to leverage and build upon our position and capabilities in these two areas, and continue supporting the expansion of our leading position in implant offerings. Biomaterials can help patients qualify for dental implant surgery by building sufficient bone utilizing bone grafting techniques and lead to improved esthetic outcomes. In addition, we intend to expand our digital dentistry offering by prioritizing software innovation that optimizes end-to-end digital workflows. Through our product enhancements in these areas, we believe that we will be able to increase our share in the dental implant market by offering a complete suite of products and workflow solutions for tooth replacement and restoration. Overall, our dental portfolio strategy seeks to leverage the strength of our existing portfolio to develop new solutions to target the specific unmet needs of our customers.

Drive surgeon and clinician awareness of and proficiency in using our products and solutions through medical education. We intend to devote significant resources to building out our clinical training and education infrastructure in order to deepen our relationships with surgeons and clinicians and enhance patient access to high quality care. We intend to expand our existing education programs and offer personalized educational curriculum to fit the needs of our surgeons and clinicians. Our continuing education portfolio will encompass science-based education, hands-on product training, clinical instruction, and practice management training, both in person and in a remote setting. We believe further education supports our research and development initiatives as we continue to foster relationships with surgeons, clinicians and key opinion leaders and collaborate on new product development initiatives. Medical education is a critical component of our service offering, and we believe our continued investment in professional development will result in enhanced product training to ensure the best treatment outcomes for patients.

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Employ a disciplined approach to improving profitability and cash flow. As an independent company, we intend to focus on delivering operating efficiencies through cost saving initiatives in order to improve our margins. We have identified a number of actionable areas to generate savings by simplifying our operating model, standardizing and centralizing service activities, and enhancing our commercial, manufacturing and supply chain functions. We believe that these cost saving initiatives will generate cash flow that can be used to fund innovation and pursue strategic initiatives to drive growth.

Selectively pursue strategic acquisitions and alliances in attractive, high growth market segments. We are committed to the success of our existing portfolio, and we intend to maximize stockholder value by identifying, evaluating and deploying capital to strategic opportunities that enhance our product offerings. We have a long history of building our Company through the acquisition and integration of over a dozen leading spine and dental businesses and brands. We are focused on identifying potential opportunities in attractive, high growth market segments, which we believe will allow us to further build upon our scale and accelerate our path to market leadership. We will continue to follow a highly disciplined approach when evaluating new opportunities.

Industry Overview

We operate in the large and growing global markets for spine surgery and dental tooth replacement.

Spine surgery industry overview

The spine is the key structural support system in the body designed to provide balance and stability, while also protecting the spinal cord, nerves and internal organs. It is a complex arrangement of bones, joints, muscles, ligaments, a spinal cord, and nerves; therefore, substantial variability exists among surgical treatments. The majority of spine disorders are a result of degenerative conditions, deformities, tumors and trauma.

The prescribed treatment for spine conditions depends on the severity and the duration of the spine disorder and often starts with medical management. When medical management is insufficient, some patients will require spine surgery, with or without a spinal implant. Spine surgeries without an implant include discectomy (removal of the spinal disc) and laminectomy (removal of the vertebral bone) to relieve pressure on the spinal cord. Depending on the severity of the condition, surgeons may recommend surgery with an implant to restore disc height, stabilize the normal motion of the spine, or eliminate mobility of the affected area.

Spine disorders are prevalent and approximately five million spine surgeries are performed annually worldwide. Degenerative disc disease and scoliosis are among the most common spine conditions requiring surgery with an implant. Degenerative disc disease is age-related wear and tear of the spine, resulting in chronic back or neck pain, weakness, numbness and shooting pains in the arms and legs. Scoliosis is a lateral curvature of the spine that occurs most often just before puberty, and is the most common spinal deformity in children and adolescents.

Global spine surgery market

The global spine surgery market is a large and growing sector with estimated total product sales of approximately $11 billion in 2021. We estimate that the overall spine surgery market will grow at approximately 2.5% between 2021 and 2026, and certain submarkets within the spine market have experienced significantly greater growth rates. We believe the market for spine surgery solutions will continue to be driven by: an aging population; expanding access to care and increasing economic affluence in emerging markets; increasing demand for robotics and less-invasive surgical treatments; and a growing shift in certain spine surgeries from the hospital to ASCs.

The global spine surgery market consists of spinal fusion and non-fusion implants, instruments, biologics, bone healing devices and enabling technologies. The global spine surgery market is comprised of two primary procedure types: (1) open surgery and (2) MIS. Most spine surgeries are performed using open surgical procedures with an estimated market size of approximately $9 billion in 2021, which we expect to grow at

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average, annual low-single digit rates through 2026. We believe that MIS has an estimated market size of approximately $2 billion in 2021, which we expect to grow at average, annual mid-single digit rates between 2021 and 2026. Within the open surgery and MIS markets, the use of motion preservation devices and enabling technologies, including robotics and navigation systems, have become increasingly common.

The table below provides a summary of the key characteristics of the core and complex, MIS, motion preservation and enabling technology categories for which we develop, manufacture and distribute spine products:

Global spine surgery market
Product category	Key products	Estimated market size (2021)(1)	Estimated market growth (2021-2026)(1)
Core and complex solutions	Cervical fusion Thoracolumbar interbody fusion Bone healing technology Ortho-biologics	~$8.5B	Low single digit

MIS solutions	Screw fixation systems Interbody devices	~$1.9B	Mid-single digit

Motion preservation devices	Cervical Disc Replacement (CDR) Anterior Vertebral Body Tethering (AVBT)	~$0.4B	High single digit

Enabling technologies	Navigation technology Robotics	~$0.4B	Mid-to-high teens

(1)	Estimates are not precise and are based on competitor annual filings, Wall Street equity research and Zimmer Biomet estimates.

Background on spine surgery product categories

Core and Complex Solutions consists of spine fusion implants and fixation systems designed to aid the restoration of spinal alignments and provide fixation during the fusion process. Spinal fusion implants account for a majority of the share in the global spine implants market, and consist of rods, screws, hooks, plates or cages, which are often used in combination to promote spine fusion. Biologics, such as allogenic (derived from human bone) and synthetic bone graft substitutes, are typically used during spine fusion surgeries to stimulate bone growth formation. Bone healing technologies that deliver low-level electrical signals to the fusion site are also commonly utilized to promote bone remodeling and fusion.

Core and complex products are typically used in an open surgery setting. During an open surgery, the spine is exposed through a large incision, resulting in disruption of the surrounding muscle soft tissue. Despite the inherent risks of infection, bleeding, and pain, open surgery is often the preferred or only approach for a variety of conditions, and it is the standard of care for most spinal pathologies, including degenerative disc diseases and deformities.

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MIS Solutions consists of implants and instrumentation that are utilized during a minimally invasive procedure. MIS procedures are performed through a small incision, often using specialized surgical instruments and advanced imaging modalities. MIS offers significant benefits over open surgery, including shorter procedure and recovery times, lower complication rates, and reduced variability of care. These advantages have been shown to contribute to reduced peri-operative morbidity and higher spine fusion rates.

Minimally invasive techniques have traditionally been adopted more slowly in spine surgery than in other surgical fields primarily due to the difficulty of accessing and visualizing the spine and other critical structures through small, closed working channels as well as limited training and surgeon skill to perform MIS. However, technological innovations and enhanced operative techniques are allowing more surgeons to gain access to the spine while minimizing muscle dissection, disruption of ligament and soft tissue damage to achieve better patient outcomes.

Motion Preservation consists of artificial discs and other non-fusion devices where the primary goal is to preserve motion of the spine. Cervical degenerative disc disease is a common condition corrected by anterior cervical spinal fusion today, and approximately one-third of these procedures are estimated to be clinically acceptable for a cervical disc replacement. While a fusion procedure limits motion almost entirely, artificial discs aim to restore the natural motion of the spine, which is important for the cervical spine. Motion preservation devices are also creating new markets for spinal implants by treating pathologies that were previously untreatable with traditional fusion procedures.

Enabling Technologies encompasses many of the computer-aided surgical systems, including surgical navigation, robotic assisted systems, and pre- and post-surgical software. Enabling technologies are designed to aid surgeons in the operating room by providing enhanced treatment planning and execution. Enabling technologies are changing the spine surgery market by enhancing surgical access tools to drive MIS while improving workflow, reducing variability in care, and reducing procedural complications.

Across the industry, MIS, motion preservation implants, and enabling technologies are gaining broader acceptance among providers and surgeons as they seek to bring accuracy, precision and efficiency to procedures. While spinal fusion is the standard of care today, motion preservation implants can be used to treat similar pathologies while preserving the natural motion of the spine. For example, the cervical spine is the most flexible part of the spine and therefore motion preservation is critical. We believe adoption of motion preservation implants to treat cervical degenerative disease and other conditions will grow at a more rapid pace and continue to take share from the spinal fusion submarket. In addition, advancements in enabling technologies are expected to continue to drive spine product sales, enable surgeons to deliver minimally invasive care, and address the intraoperative challenges, such as variability of care and workflow inefficiencies, that exist in the operating room today. Approximately 25% of spine surgeries are performed with robotics, navigation systems, or other enabling technologies as of 2021, and this is expected to grow to over 35% over the next three years. We believe enabling technologies will continue to transform the treatment paradigm in spine surgery and yield better outcomes.

Spine surgeries are performed at hospitals, specialty orthopedic and spine centers, and ASCs. In recent years, advancements in enabling technologies have accelerated the shift towards spine surgeries being performed in ASCs. Spine care delivery in ASCs is expected to grow from 10% in 2021 to greater than 25% over the next five years as more advanced spinal implants, fixation systems, biologics, and enabling technologies are brought to market. We believe the demand for less-invasive surgical alternatives and care will continue to drive greater adoption of our motion preservation, MIS and enabling technologies portfolio.

Dental tooth replacement industry overview

Despite continued advances in preventive dentistry over the years, tooth loss remains a major public health problem worldwide, especially among older adults. We estimate that approximately 600 million people are affected by tooth loss in the developed world but only a fraction seek treatment. Tooth loss is a debilitating and irreversible condition and often leads to a deterioration in physical health, functionality, esthetics and quality of life. Furthermore, individuals

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who experience tooth loss may be susceptible to further oral degeneration that worsens over time. Bone loss in the jaw progresses in the absence of stimulation provided by a connection with the tooth and may also be accompanied by decreased tissue regeneration and decreased tissue resistance in the lining of the mouth. When left untreated, tooth loss can also impact engagement in ordinary daily activities as a result of altered speech, loss of self-confidence and difficulties in eating and chewing.

While a variety of tooth replacement solutions exist, dental implants are considered the standard of care for the prosthetic replacement of missing teeth in dentistry today. In certain cases, a full arch restoration (complete replacement of the teeth) may be required. Surgically placed in the jawbone and allowed to fuse with the bone over the span of a few months, dental implants act as a replacement for the root of a missing tooth. This “artificial tooth root” serves to hold a replacement prosthetic tooth, crown or bridge, which is connected and fastened to the implant through an abutment. In some cases, a dental bone graft procedure may be required in order to increase the amount of bone in the part of the jaw where bone has been lost and where additional support is needed. With stimulation provided by the new implant, natural bone in the jaw regenerates and replaces the bone graft material, resulting in a fully integrated region of new bone. Additional biomaterials are commonly used in conjunction with these procedures to facilitate and enhance hard and soft tissue regeneration.

Global dental tooth replacement market

We believe the global tooth replacement market is an attractive market, with estimated total product sales of approximately $8 billion in 2021, which we expect to grow, on average, at annual mid-single digit rates between 2021 and 2026. We believe the future growth of the global tooth replacement market will be driven by: increasing awareness of treatment options among dentists, clinicians and patients; growth in the number of trained oral surgeons and dental clinicians through education programs; an aging population associated with a higher prevalence of tooth loss; increasing demand for esthetic outcomes; and greater disposable income in emerging markets.

The tooth replacement market is comprised of three core product categories: (1) dental implant solutions; (2) biomaterials; and (3) digital dentistry. While dental implant solutions represent the largest category of the broader tooth replacement market, biomaterials and digital dentistry, along with certain categories of the dental implants market, are expected to grow at a faster pace than the overall market.

The table below provides a summary of the key characteristics of the dental implant solutions, biomaterials and digital dentistry categories for which we develop, manufacture and distribute dental products:

Global dental tooth replacement market
Product category	Key product categories	Estimated market size (2021)(1)	Estimated market growth (2021-2026)(1)
Dental implant solutions	Dental implants Abutments and prosthetics Surgical instrumentations and kits	~$5B	Mid-single digit

Biomaterials	Bone graft substitutes Dental membranes Tissue regeneration products	~$1B	High single digit

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Global dental tooth replacement market
Product category	Key product categories	Estimated market size (2021)(1)	Estimated market growth (2021-2026)(1)

Digital dentistry	Guided surgery Capital equipment (intraoral scanners, CAD/CAM milling solutions, 3D printers) Design software	~$2B	High single digit

(1)	Estimates are not precise and are based on competitor annual filings, Wall Street equity research and Zimmer Biomet estimates.

Background on tooth replacement product categories

Dental Implant Solutions consists of implants, surgical tools, abutments and other restorative components that are needed to complete implant-based tooth replacement procedures. Dental implants may be distinguished by their design (tapered or straight), surface treatment, bone-level or tissue-level, width and height, material and abutment connection type. Fully tapered bone level titanium implants are the most commonly used implants today; however, a broad offering of implant types is critical for dental implant manufacturers to meet the varying needs of oral surgeons and dental clinicians. Surgical tools, stock and patient-specific abutments, and other restorative components are ancillary products within broader implant systems and are often sold in conjunction with the implant.

Biomaterial Solutions consists of bone graft substitutes, membranes and tissue regenerative products. Biomaterials can help treat patients with tooth replacement therapy who would not otherwise qualify for the therapy by building sufficient bone utilizing bone grafting techniques. While bone tissue may be sourced from elsewhere in the patient (autograft), bone graft substitutes derived from human donors (allografts), animals (xenografts), or synthetic materials are also used in bone graft procedures. Allografts represent the most commonly used bone graft substitute in the United States, while xenografts represent the most commonly used bone graft substitute outside the United States, as many countries limit the use of allografts. Sales of other biomaterials, such as dental membranes, growth factors, and tissue regenerative products, are generally correlated to the sales of dental implants, as these products are often used in conjunction with dental implants as part of the broader implant procedure.

Digital Solutions includes enabling technologies such as intraoral scanners, desktop scanners, mills, chairside systems, 3D printers, CAD/CAM materials, treatment planning and designing software, and surgical guides. Digital dentistry is rapidly changing the dental market by reducing the learning curve for dentists and making treatments more accurate, efficient and cost effective. Furthermore, by making dentistry less complex and more predictable, these technologies are allowing dental general practitioners to shift to more specialized procedures and in-source certain workflows previously performed by dental laboratory partners.

Beyond our core tooth replacement markets, there are a number of adjacent dental markets which we believe provide an opportunity to further grow and expand our offerings in the future. In the event we choose to enter into an adjacent dental market, we believe our strong customer relationships in the implant specialist, general practitioner and dental laboratory channels, as well as our educational infrastructure and general manufacturing capabilities, would provide us with a strong competitive advantage.

As practitioner expertise and supporting technology around dental implants have continued to advance, an increasing number of dentists have begun integrating dental implant procedures into their practices. In the past,

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the complex implant procedure was largely limited to the purview of well-trained specialists such as oral and maxillofacial surgeons. However, recent developments in implant platforms and digital scanning technologies have lowered the barrier to entry, allowing for higher precision and a lower margin of error without sacrificing reliability. As a result, a growing number of general practitioners are now receiving supplementary training in implant dentistry to broaden their skillset.

In recent years, the broader dental practice industry has been consolidating into large DSOs. While the increased scale of group practice DSOs allows for greater negotiating power in the purchase of dental implants and other dental products, DSOs have also helped to extend the reach of dental implants to previously underserved segments of the market. Additionally, general dentists at DSOs, who are typically less experienced than general dentists in private practice, often benefit from educational programs. These trends provide an opportunity for dental manufacturers to compete through service, support and educational offerings.

Across the industry, the size and number of competitors vary by product line and from region to region. Competition in the tooth replacement market is primarily based upon product performance and clinical efficacy, quality, safety, ease of use, price, customer service, innovation, and acceptance by clinicians and patients. Additionally, in many countries or regions with vast geographies, manufacturers often must rely on a combination of direct and indirect selling resources, local and/or in-region manufacturing, customer support/service, and educational infrastructure.

Our Products

We have a long history of developing innovative spine and dental products with extensive input from surgeons and clinicians. Today, our portfolio includes a full range of products designed to treat a wide range of spinal pathologies and tooth replacement and restoration procedures. Our products and technologies facilitate less-invasive applications across both spine and dental surgery procedures to enable better outcomes.

Our spine products

We offer a broad product portfolio of surgical spine solutions as well as enabling technologies designed to streamline workflows for surgeons and improve the clinical outcomes for their patients. Our products are utilized in an open and MIS setting and our portfolio is organized into four primary product categories: (1) core and complex solutions, (2) minimally invasive solutions; (3) motion preservation solutions; and (4) enabling technologies. We believe our complementary portfolio of spine products is enhanced by enabling technologies that empower surgeons to maximize their efficiency and impact clinical outcomes. Our global net sales from our spine business was $529 million for the fiscal year ended December 31, 2020, as compared to $608 million for the fiscal year ended December 31, 2019.

Core and complex solutions. Our comprehensive suite of market leading products supports surgeon efforts to treat a spectrum of spinal pathologies including degeneration and deformity. The portfolio includes spinal fusion implants and instrumentation for various spinal procedures, biologics and bone healing technologies. The key products in our core and complex spine portfolio consist of the following:

Core & complex spine products	Description

ROI-C®	Novel standalone cervical device designed for zero-profile anterior cervical discectomy and fusion (ACDF). Allows for an efficient surgical experience and eases surgeon workflows, requiring just one universal instrument set.

MaxAn®	Only anterior cervical plate designed to help minimize the risk of Adjacent Level Ossification by offering the widest cephalad/caudal screw angle sweep. Available in multiple plate sizes depending on patient need.

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Core & complex spine products	Description

Virage®	Occipito-Cervico-Thoracic spinal fixation system designed to simplify rod alignment and minimize operating time. Offers the widest range of screw diameters and can be utilized in longer constructs.

VitalTM	Versatile and comprehensive pedicle screw platform that provides the essential components needed to execute rigid fixation of challenging anatomies in complex thoracolumbar procedures. The system consists of a variety of screw types, iliac screws, connectors and rods to achieve an implant construct as necessary on a case-by-case basis.

Lumar Interbody Devices	A variety of PEEK and 3D printed titanium interbody cages to facilitate various approaches to the lumber spine.

Bone Healing Technologies	Electrical stimulation medical devices used to promote healing of various bone-related injuries. Key offerings include non-invasive solutions such as our SpinalPak®, OrthoPak® and Biomet EBI Bone Healing System products as well as our implantable spinal fusion stimulators, the SpF® PLUS-Mini and SpF-XL IIb.

Biologics	PrimaGen AdvancedTM Allograft: Developed to overcome the limitations of other bone graft substitutes and simplify care delivery. Packaged in an intuitive, proprietary pre-filled delivery syringe and features a built-in filter that allows for the full preparation of the allograft material within the syringe.
Puros Allograft System: Precision-machined thoracolumbar allografts in a wide range of shapes, sizes and lordotic angles. Each implant includes features to ease insertion, reduce migration and resist pull-out to help support stable fusion procedures.

MIS solutions. Our MIS solutions portfolio delivers implant and instrumentation systems specifically designed to support MIS approaches. These procedural solutions are intended to optimize surgeon workflows and provide to patients the clinical benefits that may be associated with shorter and less-invasive procedures. The key products in our MIS solutions portfolio consist of the following:

Minimally invasive solutions	Description

Vital MIS	Percutaneous screw delivery system that offers a broad range of cannulated implants and specialized instrumentation for a minimalized, percutaneous or mini-open approach. Designed to provide surgeons with the flexibility to utilize instrumentation based on their personal technique, preference and specific patient needs.

Timberline®	Comprehensive MIS lateral approach solution featuring a robust, intuitive and radiolucent retractor designed to improve visualization and minimize migration, especially at challenging levels—all accompanied by a broad implant portfolio, including novel, lateral, modular plate fixation device that easily and accurately accommodates varying plate styles, sizes and positioning.

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Motion preservation solutions. Our motion preservation portfolio offers non-fusion alternatives where either mobility for cervical disc replacement (CDR) or growth modulation for anterior vertebral body tethering (AVBT) are important objectives with clinically established patient benefits. The key products in our motion preservation solutions portfolio consist of the following:

Motion preservation	Description

Mobi-C	First cervical disc in the United States approved for the treatment of one or two levels of the cervical spine. With over 10 years of data, it was determined by the FDA to be statistically superior to fusion at seven years for two-level cervical disc replacement. In early 2020, achieved a milestone of 150,000 Mobi-C discs implanted across more than 40 countries.

The Tether	Non-fusion spinal device comprised of titanium alloy anchors, bone screws and set screws, centered around a strong, flexible polymer cord. The Tether is the first and only FDA-approved device for anterior vertebral body tethering.

Enabling technologies. We offer a suite of enabling technologies designed to supplement and enhance the performance and clinical outcomes of our implant portfolio. We believe significant opportunity exists to deploy our proprietary, digitally enabled navigation, robotics and digital care management solutions to enhance the efficiency and outcomes that surgeons achieve when using our products. We believe these technologies can accelerate the growth and penetration of our spine product offerings by reducing the complexity of procedures and empowering surgeons to deliver effective patient outcomes. Our enabling technologies are designed to assist surgeons along every step of the surgical process, including pre-operative planning, surgical procedures in the operating room, and post-operative patient monitoring. We continue to develop and iterate our navigation and robotics systems, deploying new features that are expected to continue to improve outcomes over time and to minimize surgical invasiveness. The key products in our enabling technologies portfolio consists of the following:

Enabling technologies	Description

Spinal Robotic Platform	Integrated robotic platform that leverages our ROSA ONE Spine robotic and surgical navigation system. The platform currently under development will be designed to address the existing limitations in the operating room by enhancing intraoperative functionality, improving surgical workflow, and expanding compatibility with imaging devices to make robotics technology more accessible to more hospitals and surgery centers.

NaviScout	Optical spine navigation system designed with the surgeon in mind. NaviScout is accessible (affordable and requires no additional imaging systems), portable (small footprint, minimalist design, and light weight), and intuitive (easy to learn, easy to use interface, and easy to adapt into workflow). The NaviScout includes a pre-procedure planning application that drives the navigation system for improved surgical accuracy.

Our dental products

We offer a broad product portfolio of surgical, biomaterial and digital hardware and software solutions designed to serve the needs of oral surgeons, clinicians and their patients. Our product portfolio is organized into three

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primary categories: (1) dental implant solutions; (2) biomaterial solutions; and (3) digital dentistry. These categories are highly complementary and essential to providing complete end-to-end implant-based tooth replacement solutions. Our global net sales from our dental business was $368 million for the fiscal year ended December 31, 2020, as compared to $414 million for the fiscal year ended December 31, 2019.

Dental implant solutions. We offer a comprehensive line of dental implant systems, prosthetic and abutment products, and surgical instrumentation and kits to address a wide range of clinical needs and indications. Our implant system portfolio encompasses tissue-level and bone-level implants, in a variety of surfaces, shapes, sizes and widths, to provide a full range of solutions for restoring the tooth’s natural appearance and function. The key products in our dental implant solutions portfolio consist of the following:

Dental implant solutions	Description

Tapered Screw-Vent® (TSV®) Implant System	Our flagship dental implant with 20+ years of clinical data history. Enables immediate placement and/or loading by shielding crestal bone from concentrated occlusal forces.

T3® Implant System	Designed to deliver esthetic results through healthy tissue preservation. Features hybrid multi-surface topography, integrated platform switching, and seal integrity provided by stable and tight implant/abutment interface to minimize micromotion.

Other Dental Implant Systems

OSSEOTITE®: Features an acid-etched surface designed to facilitate osseointegration. One of the most well-researched implant surfaces on the market today with 10+ years of clinical data history.

Trabecular Metal®: Metal dental implant that features a mid-section with cancellous-like porosity and highly-biocompatible tantalum, which studies have shown elicits a BioBoost EffectTM, whereby naturally-occurring growth factors are multiplied to deliver faster healing and earlier bone formation than traditional implants.

3.1mmD Eztetic®: Implant solution for narrow anterior sites, combining innovative implant design, Conical, Double Friction-Fit Connection and surgical protocol.

Spline®: High-strength interface enabling precise locking of implant and abutment to reduce micro-movement and joint failure.

SwissPlus®: Micro-textured, titanium tissue-level implant designed to be placed with one surgical procedure, minimizing trauma for the patient.

Surgical Instrumentation	Extensive line of surgical instrumentation and kits, including drills, taps, wrenches, and osteotomes, to complement dental implant systems, enabling a broad range of treatment procedures for implant placement.

Abutments and Other Restorative Components	Full range of abutments and other associated restorative products, including impression copings, abutment analogs and provisional abutments and associated instrumentation. Provides abutment solutions for provisional and final restorations and is available in different tissue heights and profiles to deliver optimal esthetics and clinical outcomes.

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Biomaterial solutions. We offer a comprehensive line of biologic products for soft tissue and bone rehabilitation. Our portfolio includes bone grafts, barrier membranes, and collagen wound care products. The key products in our biomaterial solutions portfolio consist of the following:

Biomaterial solutions	Description

Puros Allografts	Comprehensive family of bone grafts for soft and hard tissue augmentation. Puros allografts are clinically documented to provide predictable bone generation. Available in particulate, bone block and putty form.

Other Bone Graft Substitutes

Xenograft: Bovine and porcine-derived alternatives to autogenous bone grafts offering predictable remodeling and regeneration and indicated for large and small bone defects.

Synthetic: Advanced bone graft substitute available in synthetic hydroxyapatite (HA) and beta-TCP formulations and used in filling of bone defects, sinus elevation, socket preservation, among others.

Barrier Membranes	Full line of dermis, pericardium and collagen barrier membranes providing long-lasting and comfortable barriers that are strong enough to meet most clinical needs and supple enough to adapt to challenging graft contours.

Collagen Wound Care	Complete portfolio of collagen tapes, patches and other wound care products. Also includes absorbable wound dressings that adhere and provide coverage to oral wounds and sores.

Digital dentistry. We offer a full suite of digital dentistry technologies that provide fully integrated, end-to-end implant-based tooth replacement and full-arch restoration solutions for oral surgeons, clinicians and dental laboratories. Our comprehensive range of solutions includes virtual treatment planning, guided surgery, CAD/CAM workflow systems and components and intra-oral scanners. These products and solutions were designed to work together with our dental implant systems to deliver long-term esthetic and physical integrity that patients demand.

Patient-specific restorative solutions. We offer advanced, patient-specific restorative solutions such as patient-specific components and surgical guides. We design and market our patient-specific abutments, bars, implant bridges, and hybrid restorations under the BellaTek® brand. Our BellaTek abutments are precisely fabricated and exclusively designed to match each patient’s tooth anatomy and produce a natural emergence profile through the soft tissue. Our BellaTek-related workflows leverage our Encode® Impression System, which reduces the need for implant level impressions and simplifies the treatment process for patients, surgeons, and restorative clinicians.

We also offer web-based treatment planning and surgery guide design through our Implant Concierge® service. Implant Concierge provides dental specialists, general practitioners, DSOs, and dental laboratories with high quality implant planning, 3D-printed surgical guides and surgery-ready products for all major competitive implant systems. For cases that specify one of our implant systems, we offer SmileZ TodayTM, a just-in-time personalized supply chain solution delivering all the components necessary for a surgical case. Our key patient-specific restorative solutions consist of the following:

Patient-specific restorative solutions	Description

BellaTek System	Patient-specific CAD/CAM abutments, bars, implant bridges and other hybrid restoration components. BellaTek workflows leverage the Encode Impression System, eliminate the need for implant level impressions and result in an end-to-end treatment solution that optimizes the workflow.

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Patient-specific restorative solutions	Description

GenTekTM System	Genuine connection components, designed and manufactured to minimize the micro-gaps and micro-movement of dental implants for a robust and stable interface between implants and abutments, helping to ensure the highest product quality and a precise fit.

Encode Healing Abutment / Impression System	Encode Healing Abutment is a healing abutment that can be placed at the time of surgery and remain in the patient’s mouth up until delivery of the final restoration. The Encode Impression System simplifies the clinical protocol to capture the final impression for an implant restoration.

SmileZ Today	A one box solution that provides a patient-specific solution for a single-unit implant case.

Hardware and software solutions. We offer a comprehensive portfolio of intraoral scanners that enables multiple digital workflows and efficient collaboration between dental professionals. The key products in our hardware and software solutions consist of the following:

Hardware and software solutions	Description

Intraoral Scanners	Advanced intraoral scanners that provide scanning and imaging to fit the varying needs of clinicians.

RealGUIDE	Cloud-based universal platform for diagnosis, implant planning, designing and printing surgical guides and prosthesis modeling. Provides 2D/3D visualization and implant planning on multiple digital platforms.

Sales and Distribution

We utilize a global network of directly-employed sales representatives, independent sales agents, and exclusive distributors to market our products in 70 countries in North America, Europe, Latin America and Asia. As of August 1, 2021, we had approximately 900 employees focusing on sales, marketing and key commercialization activities.

Spine. We sell our spine implants, instruments, devices, and services through independent sales agents in the United States, and a combination of directly-employed sales representatives, independent sales agents and exclusive distributors internationally. In the United States, each member of our sales team is responsible for a defined territory, and independent sales agents act as our sole representative in their respective territories. The determination of whether to engage an independent sales agent is made on a territory-by-territory basis, with a focus on aligning the sales team’s objectives with local surgeons’ needs. Our customers include spine surgeons and hospital and ASC administrators.

Dental. We sell dental implant systems, biomaterials, and digital dentistry solutions through a combination of direct sales and distributors globally. Approximately 95% of our products are sold directly to our customers through our directly-employed sales representatives and independent sales agents. We utilize third party

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distributor partners in smaller geographies. Our typical customers and end-users of our products include oral surgeons, dental specialists, general dentists, dental laboratories and other dental organizations, including DSOs, as well as educational, medical and governmental entities and third party distributors.

In addition to our sales and marketing efforts noted above, we devote significant resources to training and educating surgeons and clinicians regarding the proper-use, safety and reproducibility of clinical outcomes for our products. Our education and training programs are led by our medical education team and field experts, and integrate training with professional development, enabling us to introduce our innovative products and procedures. We provide science-based education, hands-on product training, clinical instruction, and practice management training, both in person and virtually to participants around the world.

Research and Development

We engage in significant research and development activities across both our spine and dental businesses for the purpose of developing new product offerings to meet customer needs as well as to improve upon our existing portfolio.

Our development efforts focus on high growth submarkets that we believe will help augment our existing portfolio and drive future growth. In our spine segment, we will seek to improve upon our enabling technologies platform as the market shifts to MIS and surgeons and providers seek additional offerings for workflow enhancement. Similarly, within our dental business, we will focus our efforts on developing new implant technologies, biomaterials and digital dentistry solutions to improve surgeon and clinician efficiency and patient outcomes. Our research and development organization maintains an extensive network of relationships with surgeons, clinicians, key opinion leaders and other leading healthcare professionals in spine and dental. The purpose of these collaborative interactions is to assist us in delivering meaningful clinical and economic benefits across all of our new offerings. By partnering with these field experts, we are able to develop products that specifically address unmet surgeon, oral surgeon and dental clinician and patient needs. The efficient development and commercialization of new products and technologies remains key to our core strategy and continues to be an important growth driver for the business.

We expect to continue to leverage our research activities to identify innovative technologies in both the spine and dental markets. In addition to our internal development efforts, we may at times seek to expand our portfolio of offerings through inorganic means, such as acquiring complementary products or businesses, establishing technology licensing arrangements or forming strategic alliances. We intend to further broaden our offerings in select product categories, and with the help of key partners, we are exploring the potential of advanced technologies, including mixed-reality, artificial intelligence and machine learning, all of which have possible applications in multiple areas of our business.

Our primary research and development facilities are located in the United States, in Florida and Colorado. We have additional research and development personnel based in Canada, France and other international locations. As of August 1, 2021, we employed approximately 300 research and development individuals worldwide. For the years ended December 31, 2019 and December 31, 2020, we incurred research and development expenses of $55.6 million and $49.2 million, respectively.

Intellectual Property

Patents and other proprietary rights are important to the continued success of our business. We also rely upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain our competitive position. We protect our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to proprietary information. Although in aggregate our intellectual property is important to our operations, we do not consider any single patent, trademark, copyright, trade secret or license to

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be of material importance to any segment or to the business as a whole. We own or control through licensing arrangements over 2,500 issued patents and patent applications throughout the world that relate to aspects of the technology incorporated in many of our products. See “Certain Relationships and Related Person Transactions—Intellectual Property Matters Agreement” for a description of the Intellectual Property Matters Agreement we are entering into with Zimmer Biomet in connection with the separation. See also the section entitled “Risk Factors” for a discussion of risks related to our intellectual property.

Materials, Manufacturing and Supply

Our manufacturing operations employ a wide variety of raw materials that we purchase from a large number of independent sources around the world. No single supplier is material, although for some components that require particular specifications or qualifications, there may be a single supplier or a limited number of suppliers that can readily provide such components. We utilize a number of techniques to address potential disruption in and other risks relating to our supply chain, including in certain cases the use of safety stock, alternative materials and qualification of multiple supply sources.

In order to sell our products, we must be able to reliably produce and ship our products in sufficient quantities. Many of our products involve complex manufacturing processes and are produced at one or a limited number of manufacturing sites, including at third party manufacturing sites.

Minor deviations in our manufacturing or logistical processes, unpredictability of a product’s regulatory or commercial success or failure, the lead time necessary to construct highly technical and complex manufacturing sites and shifting customer demand increase the potential for capacity imbalances. See the section entitled “Risk Factors” for a further discussion of risks relating to the materials used in our operations and our manufacturing process and supply chain.

Competition

The spine and dental markets in which we conduct our business, and the medical technology industry in general, are highly competitive and subject to change. The industry is affected by the introduction of new products and technologies and other market activities of industry participants. Our competitors include other global medical technology companies and pure-play spine and dental companies, as well as academic institutions and other public and private research organizations that conduct research, seek patent protection, and establish arrangements for commercializing products that will compete with our products. Our spine segment competes primarily with the spinal and biologic businesses of Medtronic plc, the DePuy Synthes Companies (part of the Johnson & Johnson Medical Devices group), Stryker Corporation, NuVasive, Inc. and Globus Medical, Inc. Our dental segment’s primary competition includes The Straumann Group, Dentsply Sirona Inc., Nobel Biocare Services AG (part of Envista Holdings Corporation), Henry Schein, Inc. and Geistlich Pharma AG.

The primary competitive factors we face include technological innovation and technical capability, clinical results, price, breadth of product line, scale of operations, distribution capabilities, brand reputation, medical education capabilities, and customer service. In order to remain competitive in the future, we must seek to continually enhance our business. Our ability to compete is affected by our ability to accomplish the following:

•	Develop new products and innovative technologies;

•	Improve upon our existing portfolio of offerings;

•	Improve efficiency and clinical outcomes for surgeons, clinicians and their patients;

•	Obtain and maintain regulatory clearances or approvals and reimbursement for our products;

•	Manufacture and sell our products cost-effectively;

•	Meet all relevant quality standards for our products and their markets;

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•	Protect the proprietary technology of our products and manufacturing processes;

•	Effectively market and promote our products;

•	Continue to provide effective medical education for surgeons and clinicians on our products;

•	Attract and retain qualified scientific, management and sales employees and focused sales representatives;

•	Maintain our strategic partnerships; and

•	Support our technology with clinically relevant studies.

Human capital

Workforce Composition

As of August 1, 2021, we had approximately 2,600 employees worldwide. Approximately 1,350 employees were located within the United States and 1,250 employees were located outside of the United States, primarily throughout Europe and Asia. Employees of our wholly-owned subsidiaries based in Spain, France, Germany, Switzerland, Austria, Netherlands and Finland, are covered by Works Councils. In addition to our employees, we partner with independent sales representatives and independent distributors who sell our products in the United States and internationally.

In the United States, our sales force consists of directly employed sales representatives, independent sales representatives and independent territory-based distributors who are responsible for particular geographic regions of the country. Outside of the United States, our sales force consists of directly employed sales representatives, independent sales representatives and independent territory-based distributors. We operate in a highly competitive industry and it is essential that we attract and retain qualified personnel through competitive compensation and benefits and a rewarding work environment in order to achieve our strategic business objectives. In particular, competition for sales talent in our industry is significant. Our sales force provides a delivery and consultative service to our surgeon, clinician and hospital customers, and our sales representatives often develop long-lasting relationships with the customers they serve. Accordingly, recruiting sales representatives with appropriate expertise, retaining our talent, and incentivizing our sales force is important to our success. We also believe we attract and retain sales talent based on the breadth of our product and service offerings, our enabling technologies, our commitment to investing in research and development and our new product innovation pipeline, as well our medical training and education program.

Compensation and Benefits

We offer competitive benefit packages, supporting our employees as they help to drive our mission. This includes encouraging a culture of health by providing cost-effective wellness programs to best serve our employees and their family members. Our comprehensive benefits packages may include competitive pay, annual incentive awards and bonus opportunities, healthcare and retirement benefits, paid time off and sick leave, flexible work schedules, remote working opportunities, and a wellness program.

Talent Development

We believe that success comes from investing in our people and ensuring our workforce is aligned with our mission and values. To achieve this goal, we devote time and resources to ensure that throughout our organization, employees are familiar with our business, industry and product offerings, and our sales representatives receive additional comprehensive training on our various product offerings. In addition, a key driver of our future growth is our ability to develop leaders. We are committed to identifying and developing talent to help those employees accelerate their growth and achieve their career goals.

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Employee Communication and Engagement

We value open and direct communication with our employees about their experiences. We use a variety of channels to obtain employee feedback, including employee surveys, open forums with leadership, and employee resource groups. The input received through these mechanisms is used to help evolve our working environment and strengthen our culture.

Diversity and Inclusion

We recognize the value associated with fostering a work environment that is culturally diverse and inclusive. Our goal is to cultivate a respectful and professional environment where all voices are heard and valued. We have established employee resource groups that aim to highlight the value of diversity, inclusion and engagement, while providing professional development opportunities for employees of all genders, experience levels, and locations. We also review performance data and promotion and compensation information to ensure fair and objective decision-making.

Community

Our employees and sales representatives have a long history of providing support and care to our communities, donating time, resources and funds to local causes. In addition, we support medical research and education, charitable and philanthropic endeavors. We believe in giving back, and we also believe it is important to operate our Company in a socially responsible manner.

Health, Safety, and Wellness

We are committed to the protection of our employees, customers, communities and the environment. Our operations require the use of hazardous materials that subject us to various federal, state, and local environmental and safety laws and regulations. Our key areas of focus include corporate compliance with responsible hazardous waste management, recycling, emergency preparedness, as well as various initiatives to improve our health and safety programs with the goal of reducing and ultimately eliminating serious injuries.

In response to the COVID-19 pandemic, we adopted a broad approach to increased safety, including work-at-home arrangements for employees who were able to do so, working shift adjustments to decrease the number of people in our manufacturing and distribution facilities, requirements for the wearing of masks and for physical distancing, increased cleaning between shifts, readily available hand sanitizing stations, widespread signage and messaging reminding employees of the importance of these measures and other steps.

Human Capital Governance

Following the distribution, our board of directors will receive regular updates on topics related to talent development, retention and recruiting initiatives, our diversity and inclusion program, succession planning, employee engagement and the results from our annual employee survey. Management will also work closely with the Compensation Committee to establish goals and objectives and metrics in connection with the design and funding of the annual bonus opportunity for our employees. Additionally, the Audit Committee and the Corporate Governance Committee will share oversight responsibilities related to our Code of Business Conduct and Ethics, which establishes policies pertaining to, among other things, employee conduct in the workplace, workplace safety, confidentiality, conflicts of interest, accuracy of books, records and financial statements, securities trading, anti-corruption, competition laws, interactions with healthcare professionals and political and charitable activities.

Properties

We own or lease more than 30 facilities around the world, approximately one-third of which are in the United States. Our corporate headquarters and our Spine headquarters are in Westminster, Colorado. Our Dental headquarters is in Palm Beach Gardens, Florida, which is also home to significant manufacturing operations and research and development activities.

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We have five manufacturing site locations and a global presence in approximately 25 countries.

We maintain sales and administrative offices and warehouse and distribution facilities in countries around the world. These local market facilities are primarily leased due to common business practices and to allow us to be more adaptable to changing needs in the market.

We distribute our products both through large, centralized warehouses and through smaller, market specific facilities, depending on the needs of the market.

We believe that all of the facilities and equipment are in good condition, well maintained and able to operate at present levels. We believe the current facilities, including manufacturing, warehousing, research and development and office space, provide sufficient capacity to meet ongoing demands.

Seasonality

Our business is seasonal in nature to some extent, as many of our products are used in elective procedures, which typically decline during the summer months and can increase at the end of the year once annual deductibles have been met on health insurance plans. Additionally, with sales to customers where title to product passes upon shipment, these customers may purchase items in large quantities if incentives are offered or if there are new product offerings in a market, which could cause period-to-period differences in sales. Due to the COVID-19 global pandemic, the typical seasonal patterns did not occur in 2020.

Government Regulation and Compliance

Our operations, products and customers are subject to extensive government regulation by numerous government agencies, both within and outside the U.S. Our global regulatory environment is increasingly stringent, unpredictable and complex. There is a global trend toward increased regulatory activity related to medical products.

In the U.S., numerous laws and regulations govern all the processes by which our products are brought to market. These include, among others, the Federal Food, Drug and Cosmetic Act (“FDCA”) and regulations issued or promulgated thereunder. The FDA has enacted regulations that control all aspects of the development, manufacture, advertising, promotion and postmarket surveillance of medical products, including medical devices. In addition, the FDA controls the access of products to market through processes designed to ensure that only products that are safe and effective are made available to the public.

Most of our new products fall into an FDA medical device classification that requires the submission of a Premarket Notification (510(k)) to the FDA. This process requires us to demonstrate that the device to be marketed is at least as safe and effective as, that is, substantially equivalent to, a legally marketed device. We must submit information that supports our substantial equivalency claims. Before we can market the new device, we must receive an order from the FDA finding substantial equivalence and clearing the new device for commercial distribution in the United States.

Other devices we develop and market are in a category (class) for which the FDA has implemented stringent clinical investigation and PMA requirements. The PMA process requires us to provide clinical and laboratory data that establishes that the new medical device is safe and effective. The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s).

In January 2021, the FDA announced a new “Action Plan” to address software as a medical device (“SaMD”) and artificial intelligence and machine learning (“AI/ML”). Certain of our new products will likely incorporate innovations related to AI/ML, and therefore we will monitor developments in this area closely to determine our compliance obligations and risks.

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Both before and after a product is commercially released, we have ongoing responsibilities under FDA regulations. The FDA reviews design and manufacturing practices, labeling and record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed medical devices. We are also subject to periodic inspection by the FDA for compliance with its QSR, among other FDA requirements, such as requirements for advertising and promotion of our devices. Our manufacturing operations, and those of our third-party manufacturers, are required to comply with the QSR, which addresses a company’s responsibility for product design, testing and manufacturing quality assurance and the maintenance of records and documentation. The QSR requires that each manufacturer establish a quality system by which the manufacturer monitors the manufacturing process and maintains records that show compliance with FDA regulations and the manufacturer’s written specifications and procedures relating to the devices. QSR compliance is necessary to receive and maintain FDA clearance or approval to market new and existing products and is also necessary for distributing in the U.S. certain devices exempt from FDA clearance and approval requirements. The FDA conducts announced and unannounced periodic and on-going inspections of medical device manufacturers to determine compliance with the QSR. If in connection with these inspections the FDA believes the manufacturer has failed to comply with applicable regulations and/or procedures, it may issue inspectional observations on Form 483 that would necessitate prompt corrective action. If FDA inspectional observations are not addressed and/or corrective action is not taken in a timely manner and to the FDA’s satisfaction, the FDA may issue a warning letter (which would similarly necessitate prompt corrective action) and/or proceed directly to other forms of enforcement action, including the imposition of operating restrictions, including a ceasing of operations, on one or more facilities, enjoining and restraining certain violations of applicable law pertaining to products, seizure of products, and assessing civil or criminal penalties against our officers, employees or us. The FDA could also issue a corporate warning letter or a recidivist warning letter or negotiate the entry of a consent decree of permanent injunction with us. The FDA may also recommend prosecution to the U.S. Department of Justice (“DOJ”). Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products and could have a material adverse effect on our business, financial condition and results of operations.

The FDA, in cooperation with U.S. Customs and Border Protection (“CBP”), administers controls over the import of medical devices into the U.S. and can prevent the importation of products the FDA deems to violate the FDCA or its implementing regulations. The CBP imposes its own regulatory requirements on the import of our products, including inspection and possible sanctions for noncompliance. We are also subject to foreign trade controls administered by certain U.S. government agencies, including the Bureau of Industry and Security within the Commerce Department and the Office of Foreign Assets Control within the Treasury Department (“OFAC”). In addition, exported medical products are subject to the regulatory requirements of each country to which the medical product is exported.

There are also requirements of state and local governments that we must comply with in the manufacture and marketing of our products.

In many of the countries in which our products are sold, we are subject to supranational, national, regional and local regulations affecting, among other things, the development, design, manufacturing, product standards, packaging, advertising, promotion, labeling, marketing and postmarket surveillance of medical products, including medical devices. In the EU, a single regulatory approval process exists, and conformity with the legal requirements is represented by the CE Mark. To obtain a CE Mark, defined products must meet minimum standards of performance, safety, and quality (i.e., the essential requirements), and then, according to their classification, comply with one or more of a selection of conformity assessment routes. The competent authorities of the EU countries separately regulate the clinical research for medical devices and the market surveillance of products once they are placed on the market. A new Medical Device Regulation was published by the EU in 2017 that imposes significant additional premarket and postmarket requirements (“MDR”). The regulation provided an implementation period and became effective on May 26, 2021. Medical devices marketed in the EU will require certification according to these new requirements, except that devices with valid CE certificates, issued pursuant to the MDD before May 2020, can be placed on the market until May 2024.

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Our quality management system is based upon the requirements of ISO 13485, the QSR, the MDR and other applicable regulations for the markets in which we sell. Our principal manufacturing sites are certified to ISO 13485 and audited at regular intervals.

Further, we are subject to other supranational, national, regional, federal, state and local laws concerning healthcare fraud and abuse, including false claims and anti-kickback laws, as well as the U.S. Physician Payments Sunshine Act and similar state and foreign healthcare professional payment transparency laws. These laws are administered by, among others, the DOJ, the Office of Inspector General of the HHS, state attorneys general and various foreign government agencies. Many of these agencies have increased their enforcement activities with respect to medical products manufacturers in recent years. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, fines, imprisonment and, within the U.S., exclusion from participation in government healthcare programs, including Medicare, Medicaid and Veterans Administration health programs.

Our operations in foreign countries are subject to the extraterritorial application of the FCPA. Our global operations are also subject to foreign anti-corruption laws, such as the UK Bribery Act, among others. As part of our global compliance program, we seek to address anti-corruption risks proactively.

Our facilities and operations are also subject to complex federal, state, local and foreign environmental and occupational safety laws and regulations, including those relating to discharges of substances in the air, water and land, the handling, storage and disposal of wastes and the clean-up of properties contaminated by pollutants. We do not expect that the ongoing costs of compliance with these environmental requirements will have a material impact on our consolidated earnings, capital expenditures or competitive position.

In addition, we are subject to federal, state and international data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal and protection of health-related and other personal information. The FDA has issued guidance to which we may be subject concerning data security for medical devices. The FDA and the Department of Homeland Security (“DHS”) have issued urgent safety communications regarding cybersecurity vulnerabilities of certain medical devices.

In addition, certain of our affiliates are subject to privacy, security and breach notification regulations promulgated under HIPAA. HIPAA governs the use, disclosure, and security of protected health information by HIPAA “covered entities” and their “business associates.” Covered entities are health plans, health care clearinghouses and health care providers that engage in specific types of electronic transactions. A business associate is any person or entity (other than members of a covered entity’s workforce) that performs a service on behalf of a covered entity involving the use or disclosure of protected health information. HHS (through the Office for Civil Rights) has direct enforcement authority against covered entities and business associates with regard to compliance with HIPAA regulations. On December 10, 2020, HHS issued an NPR to modify the HIPAA privacy rule. The proposed modifications would remove communication barriers between providers and health plans, allow individuals more access to their health information and impose new requirements on entities that receive patient data requests. Separately, HHS (through the National Coordinator for Health Information Technology) issued a new rule, effective April 5, 2021, that seeks to limit “blocking” of electronic health information by imposing data access, software licensing and inter-operability requirements on healthcare providers and information technology vendors. We intend to monitor both the NPR and the “information blocking” rule and assess their impact on the use of data in our business.

In addition to the FDA guidance and HIPAA regulations described above, a number of U.S. states have also enacted data privacy and security laws and regulations that govern the processing, collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, medical and financial information and other personal information. These laws and regulations may be more restrictive and not preempted by U.S. federal laws. For example, several U.S. territories and all 50 states now have data breach laws that require timely notification to individuals, and at times regulators, the media or credit reporting agencies, if a

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company has experienced unauthorized access or acquisition of personal information. Other state laws include the CCPA, which, among other things, contains new disclosure obligations for businesses that collect personal information about California residents and affords those individuals numerous rights relating to their personal information that may affect our ability to use personal information or share it with our business partners. A second law in California, the CPRA, expands the scope of the CCPA and establishes a new California Privacy Protection Agency that will enforce the law and issue regulations. The CPRA is scheduled to take effect on January 1, 2023. On that same date, a new Virginia law, the VCDPA, which is similar in many respects to the CCPA, is scheduled to take effect. Under the VCDPA, it is unlawful for persons subject to the law to process what is termed “sensitive data” without the affirmative, unambiguous consent of the consumer, subject to some exceptions. “Sensitive data” includes, but is not limited to, personal health diagnosis data. The Virginia Attorney General has sole authority to enforce the VCDPA, and enforcement efforts will be supported through the creation of a Consumer Privacy Fund. Regulated entities that violate the VCPDA may be subject to maximum civil penalties of $7,500 for each violation. Colorado recently enacted somewhat similar legislation, and other states are considering enacting similar privacy laws. We will continue to monitor and assess the impact of these emerging state laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

Outside of the United States, data protection laws, including the GDPR in Europe and the Lei Geral de Proteção de Dados in Brazil, also apply to our operations in those countries in which we provide services to our customers. Legal requirements in these countries relating to the collection, storage, processing and transfer of personal data continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer personal data regarding persons in the EU, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances, and possible substantial fines for any violations (including possible fines for certain violations of up to the greater of 20 million Euros or 4% of total worldwide annual turnover of the preceding financial year). Governmental authorities around the world have enacted similar types of legislative and regulatory requirements concerning data protection, and additional governments are considering similar legal frameworks.

The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change, and may require substantial costs to monitor and implement compliance with any additional requirements. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and/or adverse publicity and could have a material adverse impact on our business, financial condition or results of operations.

Third-Party Reimbursement

We expect that sales volumes and prices of our products and services will continue to be largely dependent on the availability of reimbursement from third-party payors, such as governmental programs, for example, Medicare and Medicaid, private insurance plans, accountable care organizations and managed care programs. Reimbursement is contingent on established coding for a given procedure, favorable coverage of the codes by the third-party payors, and adequate payment for the resources used.

Physician coding for procedures is established by the American Medical Association (“AMA”). For coding related to spine surgery, the North American Spine Society (“NASS”) is the primary liaison to the AMA. Hospital coding is established by the Centers for Medicare & Medicaid Services. All physician and hospital coding is subject to changes which could impact reimbursement and physician practice behavior.

Independent of the coding status, third-party payors may deny coverage based on their own criteria, including if they believe that a device or procedure does not positively impact patient outcomes, is not the most cost-effective treatment available, or is used for an unapproved indication that is not supported by published clinical literature.

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At various times in the past, certain insurance providers have adopted policies of not providing reimbursement for multi-level cervical arthroplasty. We have worked with our surgeon customers and NASS who, in turn, have worked with these insurance providers to supply the information, explanation and clinical data they require to categorize cervical arthroplasty as a procedure that meets the reimbursement requirements defined by their policies. At present, most major health insurance companies in the United States provide reimbursement for cervical arthroplasty.

However, certain carriers, large and small, may have policies significantly limiting coverage of anterior vertebral body tethering, intervertebral biomechanical devices, certain morselized allografts, and/or other procedures, products or services that we offer. We will continue to provide resources to patients, surgeons, hospitals, and insurers in order to ensure patient access to care and clarity regarding reimbursement and will work to reverse any and all non-coverage policies. National and regional coverage policy decisions are subject to unforeseeable change and have the potential to impact physician behavior and reimbursement for physician services. We cannot offer definitive time frames or final outcomes regarding reversal of the coverage-limiting policies, as the process is dictated by the third-party insurance providers. For a discussion of these risks, please see the “Risk Factors” section of this Information Statement.

Payment amounts are established by government and private payor programs and are subject to yearly updates based on Medicare published fee schedules and contract renegotiations, which could impact physician practice behavior. Third-party payors are increasingly challenging the prices charged for a wide range of medical products and services, including those in areas where we participate.

In international markets, reimbursement and healthcare payment systems vary significantly by country and many countries have instituted price ceilings on specific product lines. There can be no assurance that our products will be accepted by third-party payors, that reimbursement will be available, and/or that the third-party payors’ reimbursement policies (if available) will not adversely affect our ability to sell our products profitably.

In the United States, as a result of healthcare reform, third-party payors are increasingly required to demonstrate they can improve quality and reduce costs; we accordingly see an increase in pre-approval/prior authorizations and non-coverage policies citing higher levels of published clinical evidence required for medical therapies and technologies. Even fee-for-service Medicare began requiring prior authorization of anterior cervical fusion with decompression cases starting on July 1, 2021. In addition, insured individuals are facing increased premiums and higher out-of-pocket costs for medical coverage, including higher deductibles and coinsurance percentages, which can lead a patient to delay medical treatment. An increasing number of insured individuals receive their medical care through managed care programs, which monitor and often require pre-approval of the services that a member will receive. The percentage of individuals covered by managed care programs is expected to grow in the United States over the next decade.

Overall escalating costs of medical products and services has led to, and is expected to continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services. There can be no assurance that third-party reimbursement and coverage will be available or adequate, or that future legislation, regulation, or reimbursement policies of third-party payors will not adversely affect the demand for our products and services or our ability to sell these products and services on a profitable basis. The unavailability or inadequacy of third-party payor coverage or reimbursement could have a material adverse effect on our business, operating results and financial condition. For a discussion of these risks, please see the “Risk Factors” section of this Information Statement.

Legal Proceedings

Information pertaining to certain legal proceedings in which we are involved can be found in Note [●] to our combined financial statements included elsewhere in this information statement.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our audited historical combined financial statements and related notes, and the unaudited pro forma combined financial statements and corresponding notes included elsewhere in this information statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this information statement, particularly in “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”

Overview

Our operations are principally managed on a products basis and include two operating segments: 1) the spine products segment, and 2) the dental products segment.

In the spine products market, our core services include designing, manufacturing and distributing medical devices and surgical instruments to deliver comprehensive solutions for individuals with back or neck pain caused by degenerative conditions, deformities, tumors or traumatic injury of the spine. We also provide devices that promote bone healing. A developing trend in spine surgery is the use of robotic technologies to assist a surgeon in performing minimally invasive procedures. We have entered the robotics market with our ROSA ONE Spine. Other differentiated products in our spine portfolio include Mobi-C Cervical Disc and The Tether device.

In the dental products market, our core services include designing, manufacturing and/or distributing of dental implant solutions. Dental reconstructive implants are for individuals who are totally without teeth or are missing one or more teeth, dental prosthetic products are aimed at providing a more natural restoration to resemble the original teeth and dental regenerative products are for soft tissue and bone rehabilitation. Our key products include the T3 Implant, Tapered Screw-Vent Implant System, Trabecular Metal Dental Implant, BellaTek Encode Impression System and Puros Allograft Particulate.

We have a broad geographic revenue base, with meaningful exposure to both established and emerging markets. We have five manufacturing site locations, and a global presence in approximately 25 countries.

Separation from Zimmer Biomet

On February 5, 2021, Zimmer Biomet announced its intention to separate its spine and dental businesses from its core orthopedic businesses. Zimmer Biomet intends to effect the separation through a pro rata distribution of at least 80 percent of the outstanding shares of common stock of a new entity, SpinCo. Following the distribution, Zimmer Biomet stockholders will directly own at least 80 percent of the outstanding shares of SpinCo common stock, and SpinCo will be a separate public company from Zimmer Biomet. The separation will provide Zimmer Biomet stockholders with equity ownership in both Zimmer Biomet and SpinCo. The separation is intended to qualify as generally tax-free to Zimmer Biomet stockholders for U.S. federal income tax purposes, except for any cash received by stockholders in lieu of fractional shares.

Completion of the spin-off is subject to certain conditions which are described more fully under “The Separation and Distribution—Conditions to the Distribution.”

Basis of Presentation

We have historically existed and functioned as part of the consolidated business of Zimmer Biomet. The accompanying combined financial statements are prepared on a standalone basis and are derived from Zimmer Biomet’s consolidated financial statements and accounting records.

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The carve-out financial statements and accounting records present the combined balance sheets as of December 31, 2020 and 2019 and the combined statements of earnings, combined statements of comprehensive income (loss), and combined statements of changes in net parent investment for the years ended December 31, 2020, 2019, and 2018.

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The combined statements of earnings include all revenues and costs directly attributable to our business, including costs for facilities, functions, and services we utilize. The combined statements of earnings also include an allocation of expenses related to certain Zimmer Biomet commercial and corporate functions, including distribution, quality, regulatory, information technology, finance, executive, human resources and legal. These expenses have been allocated based on direct usage or benefit where specifically identifiable, with the remainder allocated on a proportional cost allocation method based primarily on net sales, as applicable. Management considers the expense methodology and resulting allocation to be reasonable for all periods presented; however, the allocations may not be indicative of actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. Actual costs that we may have incurred had we been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by our employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.

The income tax amounts in the combined financial statements have been calculated on a separate return method and presented as if our operations were separate taxpayers in the respective jurisdictions.

Following the spin-off, certain functions that Zimmer Biomet provided to us prior to the spin-off will either continue to be provided to us by Zimmer Biomet under one or more transition services agreements and transition manufacturing agreements or will be performed using our own resources or third-party service providers. Additionally, we will manufacture certain products for Zimmer Biomet on a transitional basis and Zimmer Biomet will manufacture certain products for us. We expect to incur certain costs to establish ourselves as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company.

The combined balance sheets include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to us, including certain assets that were historically held at the corporate level in Zimmer Biomet. All intercompany accounts and transactions have been eliminated. All transactions between us and Zimmer Biomet previously resulting in intercompany balances are considered to be effectively settled in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheets as net parent company investment. See Note 19 for additional information on related party transactions with Zimmer Biomet.

Zimmer Biomet maintains various employee benefits plans in which our employees participate, and a portion of the costs associated with these plans has been included in our combined financial statements. The combined balance sheets do not include assets and liabilities relating to these plans because Zimmer Biomet is the plan sponsor.

Our equity balance in these combined financial statements represents the excess of total assets over liabilities including the due to/from balances between us and Zimmer Biomet (net parent company investment) and accumulated other comprehensive income (loss) (“AOCI”). Net parent company investment is primarily impacted by contributions from Zimmer Biomet which are the result of treasury activities and net funding provided by or distributed to Zimmer Biomet. Our AOCI as of January 1, 2018 is based on the currency translation historically recorded on our specific assets and liabilities. Foreign currency translation recorded during the years ended December 31, 2020, 2019 and 2018 is based on currency movements specific to our combined financial statements.

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Zimmer Biomet utilizes a central approach to treasury management and we historically participated in related cash pooling arrangements. Our cash and cash equivalents on the combined balance sheets represent cash balances from standalone entities that did not participate in such arrangements. We have no third-party borrowings. All borrowings by us due to Zimmer Biomet attributable to our business are recorded as “debt due to parent” in the combined balance sheets and classified as current or noncurrent based on loan maturity dates. Zimmer Biomet’s third-party debt and related interest expense have not been attributed to us because we are not the legal obligor of the debt and the borrowings are not specifically identifiable to us. However, in connection with the spin-off, we expect to incur indebtedness and such indebtedness would result in additional interest expense in future periods.

Key Trends Affecting Our Results of Operations

Industry trends

The global market for our products is growing based upon the following trends which provides us the opportunity for increased volume and mix benefits in our reportable segments:

Spine products

•	an aging population that results in people living longer and needing our products

•	obesity, which places more strain on the musculoskeletal system

•	more active lifestyles, which places more strain on the musculoskeletal system and drives patients to seek treatment to return to this lifestyle

•	product innovations that result in better outcomes

Dental products

•	an aging population that results in people living longer and needing our products

•	under penetration of dental procedures, especially as it relates to our products as they become the new standard of care

•	product innovations that result in better outcomes

•	increasing demand for cosmetic dentistry

We expect pressure on our pricing as a result of continued cost containment efforts by governmental healthcare organizations and local hospitals and health systems. Pricing pressure has a greater impact on our spine products as they are generally covered by insurance and government healthcare programs, compared to our dental products, which patients more commonly pay for out-of-pocket.

COVID-19

The vast majority of our net sales are derived from products used in elective surgical procedures. As COVID-19 rapidly started to spread throughout the world in early 2020, our net sales decreased dramatically as countries took precautions to prevent the spread of the virus with lockdowns and stay-at-home measures and as hospitals and dental practices deferred elective surgical procedures. Additionally, since many of our dental products are not covered by insurance, economic uncertainty resulted in patients deferring procedures. The decline in forecasted net sales was the significant driver in the goodwill impairment charge of $142.0 million recognized in the year ended December 31, 2020. In response to the COVID-19 pandemic, we temporarily reduced discretionary spending such as travel, meetings and other project spend that could be delayed with limited long-term detriment to the business, and we temporarily suspended or limited production at certain manufacturing facilities. However, to date we have not experienced significant disruptions in our supply chain, or in our ability to meet our customer demands.

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Cost reductions

We reduced our selling, general and administrative (“SG&A”) expenses in 2020 when compared to previous years. The decline was driven by two primary factors: 1) a restructuring plan initiated by Zimmer Biomet in 2019 (the “2019 Restructuring Plan”) that reduced operating costs in areas such as headcount, and 2) lower travel, promotional, and selling expenses driven by COVID-19. The cost savings from the 2019 Restructuring Plan are expected to continue after the spin-off. We expect travel, promotional, and selling expenses will increase as travel and conferences become safer due to vaccinations. However, we do not expect travel expenses to return to the same levels that existed prior to the pandemic, as we continue to better utilize technology that has made travel less necessary. Additionally, we expect increased corporate costs from becoming a standalone public entity.

Spine integration matters

Our current business is composed of various significant mergers that occurred in 2015 and 2016. Continued competition in the spine market and our inability to realize expected synergies of these mergers as quickly as planned resulted in goodwill impairment charges of $411.7 million in the year ended December 31, 2018. Additionally, we continued to incur significant integration expenses from these acquisitions in 2018.

Results of Operations

Net Sales by Product Category

The following tables present net sales by product category and the components of the percentage changes (dollars in millions):

	Year Ended December 31,				Volume/ Mix				Foreign Exchange
	2020	2019	% (Dec)				Price
Spine	$529.1	$607.6	(12.9	) %	(11.4	) %	(1.8	) %	0.3%
Dental	367.8	414.0	(11.1)		(11.5)		(0.5)		0.9

Third Party Sales	896.9	1,021.6	(12.2)		(11.4)		(1.3)		0.5
Related Party	7.9	20.1	(60.7)		N/A		N/A		N/A

Total	$904.8	$1,041.7	(13.1)		N/A		N/A		N/A

	Year Ended December 31,				Volume/ Mix				Foreign Exchange
	2019	2018	% Inc/(Dec)				Price
Spine	$607.6	$633.7	(4.1	) %	(1.1	) %	(2.2	) %	(0.8	) %
Dental	414.0	411.2	0.7		3.2		(0.9)		(1.6)

Third Party Sales	1,021.6	1,044.9	(2.2)		0.6		(1.7)		(1.1)
Related Party	20.1	29.1	(30.9)		N/A		N/A		N/A

Total	$1,041.7	$1,074.0	(3.0)		N/A		N/A		N/A

Demand (Volume/Mix) Trends

As previously discussed, the demand for our products decreased significantly in 2020 as a result of COVID-19 due to lockdowns and stay-at-home measures and as hospitals and dental practices deferred elective surgical procedures. In 2019, the spine product category experienced increased competition in the key product areas of cervical and lumbar, which contributed to negative volume/mix trends. Within the dental product category, positive volume/mix trends reflect higher demand for tooth replacement procedures combined with the growing market segment of digital dentistry and biomaterials.

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Pricing Trends

All of our product categories have experienced price declines in recent years, which we expect will continue. The spine product category decline has resulted from governmental healthcare cost containment efforts and from local hospitals and health systems. The dental product category has also experienced price declines, but this trend varies by geographic region. Europe and Asia Pacific have experienced larger price erosion due to premium implant competition, while pricing in North America has been more favorable.

Foreign Currency Exchange Rates

In countries where we have a subsidiary, we sell to customers in their local currencies. Accordingly, our net sales as reported in U.S. Dollars are affected by changes in foreign currency exchange rates. We are primarily exposed to foreign currency exchange rate risk with respect to net sales denominated in Euros, Japanese Yen, Chinese Renminbi, Canadian Dollars, and Taiwan Dollars.

Expenses as a Percent of Net Sales

	Year Ended December 31,
	2020	2019	2018	2020 vs. 2019 Inc/(Dec)	2019 vs. 2018 Inc/(Dec)
Cost of products sold, excluding intangible asset amortization	33.3%	29.6%	31.9%	3.7%	(2.3	) %
Related party cost of products sold, excluding intangible asset amortization	0.8	1.7	2.3	(0.9)	(0.6)
Intangible asset amortization	9.4	8.0	8.9	1.4	(0.9)
Research and development	5.4	5.3	4.8	0.1	0.5
Selling, general and administrative	58.9	58.1	55.8	0.8	2.3
Goodwill impairment	15.7	—	38.3	15.7	(38.3)
Restructuring	1.1	0.2	—	0.9	0.2
Acquisition, integration, divestiture and related	0.2	0.3	2.9	(0.1)	(2.6)
Operating Loss	(24.9)	(3.2)	(44.9)	(21.7)	41.7

Cost of Products Sold and Intangible Asset Amortization

The increase in cost of products sold as a percentage of sales in 2020 compared to 2019 was primarily due to temporarily suspended or limited production at certain facilities, lower average selling prices and excess and obsolete inventory charges. The temporary suspension or limited production at certain manufacturing facilities due to lower demand from COVID-19 resulted in us immediately expensing certain fixed overhead costs and hourly production worker labor expenses that are included in the cost of inventory when these facilities are operating at normal capacity. Excess and obsolete inventory charges did not decline ratably with the significant decline in our net sales and therefore impacted our cost of products sold as a percentage of sales.

The decline in cost of products sold as a percentage of sales in 2019 compared to 2018 was primarily due to significant excess and obsolete inventory charges of $61.5 million recognized in 2018 compared to $30.2 million in 2019. This favorable decline was partially offset by lower average selling prices.

Intangible asset amortization as a percentage of net sales increased in 2020 compared to 2019 due to acquisitions made in 2020 and amortization expense not declining ratably with the significant decline in our net sales. The decline in intangible asset amortization as a percentage of net sales in 2019 compared to 2018 was due to certain intangible assets from previous acquisitions being fully amortized by the end of 2018.

Operating Expenses

Research & development as a percentage of net sales increased from 2018 to 2020. We continue to focus on innovation of key product segments. Expenses decreased in 2020 due to the 2019 Restructuring Plan and lower

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spending on travel and project spend due to COVID-19, but increased as a percentage of net sales due to lower net sales as a result of COVID-19. Investments are focused on implant innovation and the next generation of flagship implant products of T3 and Tapered Screw Vent in the dental product category and Mobi-C and The Tether device in the spine product category.

SG&A expenses decreased in 2020 compared to 2019, but increased as a percentage of net sales. SG&A expenses decreased due to lower variable selling and distribution expenses from the decline in our net sales, COVID-19 cost reductions for travel, consulting and other projects, savings from the 2019 Restructuring Plan and lower allocated charges related to compliance remediation efforts from Zimmer Biomet’s former Deferred Prosecution Agreement. The increase in SG&A expenses as a percentage of net sales is due to various fixed expenses that did not decline ratably with the significant decline in our net sales from COVID-19.

SG&A expenses increased in 2019 compared to 2018 due to investments in our salesforce to hire additional representatives and specialists in higher growth markets. Additionally, our instrument-related expenses increased in 2019 due to additional depreciation as well as charges for instrument impairments.

In 2020, we recognized a goodwill impairment charge of $142.0 million related to our dental reporting unit. In 2018, we recognized goodwill impairment charges of $411.7 million related to our spine reporting units. For more information regarding these charges, see Note 11 to our combined financial statements.

Restructuring expense is related to the Zimmer Biomet 2019 Restructuring Plan instituted by Zimmer Biomet in the fourth quarter of 2019 with an overall objective of reducing costs to allow it to invest in higher priority growth opportunities. We recognized expenses of $9.7 million and $1.8 million in the years ended December 31, 2020 and 2019, respectively, primarily related to employee termination benefits, contract terminations and retention period compensation and benefits. For more information regarding these expenses, see Note 4 to our combined financial statements.

Acquisition, integration, divestiture and related expenses declined in 2020 and 2019 from 2018 levels due to integration costs still being incurred in 2018 associated with significant acquisitions related to our spine business in 2016 and 2015.

Other Income (Expense), net, Interest Expense, net, and Income Taxes

Our non-operating other income (expense), net, primarily relates to the remeasurement of monetary assets and liabilities that are denominated in a currency other than the subsidiary’s functional currency. Therefore, the income or expense varies from year-to-year based upon the volatility of foreign currency exchange rates.

Our interest expense, net, is on debt due to Parent and is insignificant.

Our effective tax rate (“ETR”) on loss before income taxes was 19.6 percent and 5.7 percent for the years ended December 31, 2020 and 2019, respectively. In 2020, the income tax benefit was driven by reduced uncertain tax positions related to expiration of statutes of limitations, offset by a non-deductible goodwill impairment charge which resulted in a loss before taxes, but had no corresponding tax benefit. In 2019, the benefit was primarily driven by certain discrete activities and intercompany restructuring activities.

Our ETR in future periods could also potentially be impacted by: changes in our mix of pre-tax earnings; changes in tax rates, tax laws or their interpretation; the outcome of various federal, state and foreign audits; and the expiration of certain statutes of limitations. Currently, we cannot reasonably estimate the impact of these items on our financial results.

Segment Operating Profit

	Net Sales			Operating Profit			Operating Profit as a Percentage of Net Sales
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(dollars in millions)	2020	2019	2018	2020	2019	2018	2020	2019	2018
Spine	$529.1	$607.6	$633.7	$56.2	$67.3	$52.4	10.6%	11.1%	8.3%
Dental	367.8	414.0	411.2	39.8	66.3	94.6	10.8	16.0	23.0

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In 2020, both our segments net sales and operating profit were significantly impacted by COVID-19 causing deferrals of elective surgical procedures. In our spine business, despite lower sales in 2019, our operating profit increased, driven by lower excess and obsolete inventory charges. In our dental business, our operating profit declined from 2018 through 2019 as we made investments into our commercial organization that we believe will drive future net sales.

Non-GAAP Operating Performance Measures

Earnings before interest, incomes taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternative views of our performance that we provide below because they are expected to be important internal measures for us. To calculate EBITDA, we start with our net losses and add in: i) interest expense, net, ii) benefit for income taxes, and iii) depreciation and amortization. To calculate our adjusted EBITDA, we also add back: i) goodwill impairment, ii) integration, restructuring and other expenses, and iii) other various costs that we do not believe are essential to our ongoing operations.

We also believe EBITDA and Adjusted EBITDA are important metrics for debt investors who utilize debt-to-EBITDA ratios. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and, therefore, may not be comparable to the calculation of a similar measure of other companies. These metrics should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. As discussed above, our combined balance sheet and statement of earnings do not include an allocation of third-party debt or interest expense from Zimmer Biomet because we were not the legal obligor of the debt and because Zimmer Biomet’s borrowings were not directly attributable to our business. However, in connection with the spin-off, we expect to incur debt and such indebtedness would cause us to record additional interest expense in future periods. See “Description of Certain Indebtedness.”

The following are reconciliations from our GAAP net losses to EBITDA and Adjusted EBITDA as well as explanations of expenses and gains excluded from Adjusted EBITDA:

	Year ended December 31,
	2020	2019	2018
Net Loss of the Spine and Dental Businesses of Zimmer Biomet Holdings, Inc.	$(180.3)	$(31.8)	$(466.4)
Interest expense, net	0.3	0.2	0.1
Benefit for income taxes	(43.9)	(1.9)	(17.6)
Depreciation and amortization	133.6	134.4	146.9

EBITDA	(90.3)	100.9	(337.0)
Goodwill impairment(1)	142.0	—	411.7
Restructuring(2)	9.7	1.8	—
Acquisition, integration, divestiture and related(2)	2.2	3.2	30.8
Costs that are not essential to ongoing operations(3)	12.1	15.5	29.8

Adjusted EBITDA	$75.7	$121.4	$135.3

(1)	We have excluded goodwill impairment from adjusted EBITDA because of the significance of these charges and their non-cash nature.
(2)

Restructuring, acquisition, integration, divestiture and related costs are expenses from our Parent’s corporate restructuring program and from acquisitions and related integration and are for a specified period of time. Therefore, we exclude these costs from adjusted EBITDA.

(3)

We have excluded from adjusted EBITDA certain Parent-related allocated expenses from projects, events or other various costs that we consider highly variable and are for a specified period of time. These costs include expenses from initial compliance with the European Union Medical Device Regulations (“EU MDR”) and compliance with the Parent’s Deferred Prosecution Agreement (“DPA”) with the U.S. government related to certain Foreign Corrupt Practices Act. The EU MDR imposes significant additional premarket and postmarket requirements. The new regulations provide a transition period until May 2021 for currently-approved medical devices to meet the additional requirements. For certain devices, this transition period can be extended until May 2024. We are

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excluding from adjusted EBITDA the incremental costs incurred to establish initial compliance with the regulations related to our currently-approved medical devices. The incremental costs primarily include third-party consulting necessary to supplement our internal resources. Under the DPA, we were subject to oversight by an independent compliance monitor, which monitorship concluded in February 2021. The excluded costs include the fees paid to the independent compliance monitor and to external legal counsel assisting in the matter.

Liquidity and Capital Resources

We have historically participated in Zimmer Biomet’s centralized approach to treasury, including financing and cash management activities. We have no third-party borrowings as of December 31, 2020. Under this centralized approach, cash management is performed through cash pooling arrangements. Certain of our entities have standalone cash accounts that are not included in the centralized cash pooling arrangement. All cash balances specifically identifiable to us are included in the combined balance sheets and statement of cash flows. Cash flows presented in these combined statement of cash flows may not be indicative of the cash flows we would have recognized had we operated as an independent, publicly traded company for the periods presented.

Sources of Liquidity

Cash flows provided by operating activities were $83.7 million in 2020 compared to $114.8 million and $151.9 million in 2019 and 2018, respectively. We are able to generate positive operating cash flows despite our reported net losses that are driven by significant non-cash expenses such as goodwill impairment, intangible asset amortization and depreciation. In the periods presented, 2018 had the highest level of operating cash flows driven by the highest level of sales and we began participating in Zimmer Biomet’s accounts receivable purchase arrangement in the United States during the period. Operating cash flows declined in 2019 from 2018 due to lower sales and less benefit from the trade receivables program due to its revolving nature. The decline in cash flow from operating activities in 2020 from 2019 was primarily the result of COVID-19 reducing our cash inflows due to lower net sales while we continued to pay many fixed operating costs. Additionally, in 2020 we terminated our accounts receivable purchase arrangements in the United States and Japan.

Cash flows used in investing activities were $49.4 million in 2020 compared to $84.6 million and $50.1 million in 2019 and 2018, respectively. Instrument and property, plant and equipment additions reflected ongoing investments in our product portfolio and optimization of our manufacturing and logistics network. In order to preserve cash due to the significant effects COVID-19 had on our business, we prioritized certain investments in 2020 which resulted in lower overall investments. As further discussed in Note 10 to our combined financial statements, we made various acquisitions in 2020 and 2019 which resulted in cash outflows from investing activities.

Cash flows used in financing activities were $44.5 million in 2020 compared to $22.7 million and $96.9 million in 2019 and 2018, respectively. As further discussed in Note 20 to our combined financial statements, the primary use of cash from financing activities was related to transactions with Zimmer Biomet. Additionally, certain debt due to Parent was paid in 2018.

Post Spin-Off Liquidity and Capital Resources

Subsequent to the spin-off, we will no longer participate in the centralized treasury management of Zimmer Biomet. Our ability to fund our operations and capital needs depends upon our ability to generate ongoing cash from operations and to access the capital markets. Our principal uses of cash in the future will be primarily to fund our operations, working capital needs, capital expenditures, repayment of borrowings and strategic business development transactions.

We expect to incur indebtedness in connection with the spin-off, of which a portion will be paid to Zimmer Biomet as a distribution. We believe that future cash from operations will provide us the opportunity to enter into financing arrangements and access capital markets to provide adequate resources to fund our future cash flow needs.

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Critical Accounting Estimates

Our financial results are affected by the selection and application of accounting policies and methods. Significant accounting policies which require management’s judgment are discussed below.

Excess Inventory and Instruments

We must determine as of each balance sheet date how much, if any, of our inventory may ultimately prove to be unsaleable or unsaleable at our carrying cost. Similarly, we must also determine if instruments on hand will be put to productive use or remain undeployed as a result of excess supply. Accordingly, inventory and instruments are written down to their net realizable value. To determine the appropriate net realizable value, we evaluate current stock levels in relation to historical and expected patterns of demand for all of our products and instrument systems and components. The basis for the determination is generally the same for all inventory and instrument items and categories except for work-in-process inventory, which is recorded at cost. Obsolete or discontinued items are generally destroyed and completely written off. Management evaluates the need for changes to the net realizable values of inventory and instruments based on market conditions, competitive offerings and other factors on a regular basis.

Income Taxes

Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgments and estimates are required in determining income tax expense.

We estimate income tax expense and income tax liabilities and assets by taxable jurisdiction. Realization of deferred tax assets in each taxable jurisdiction is dependent on our ability to generate future taxable income sufficient to realize the benefits. We evaluate deferred tax assets on an ongoing basis and provide valuation allowances unless we determine it is “more likely than not” that the deferred tax benefit will be realized.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. We are subject to regulatory review or audit in virtually all of those jurisdictions and those reviews and audits may require extended periods of time to resolve. We record our income tax provisions based on our knowledge of all relevant facts and circumstances, including existing tax laws, our experience with previous settlement agreements, the status of current examinations and our understanding of how the tax authorities view certain relevant industry and commercial matters.

We recognize tax liabilities in accordance with the Financial Accounting Standards Board guidance on income taxes and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Commitments and Contingencies

We are involved in various ongoing proceedings, legal actions and claims arising in the normal course of doing business, including litigation related to product, labor and intellectual property. We establish liabilities for loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Accruals for product liability and other claims are established with the assistance of internal and external legal counsel based on current information and historical settlement information for claims, related legal fees and for claims incurred but not reported.

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Goodwill and Intangible Assets

We evaluate the carrying value of goodwill annually, or whenever events or circumstances indicate the carrying value may not be recoverable. We evaluate the carrying value of finite life intangible assets whenever events or circumstances indicate the carrying value may not be recoverable. Significant assumptions are required to estimate the fair value of goodwill and intangible assets, most notably estimated future cash flows generated by these assets and risk-adjusted discount rates. As such, these fair value measurements use significant unobservable inputs. Changes to these assumptions could require us to record impairment charges on these assets.

We recognized a goodwill impairment charge of $142.0 million related to the dental reporting unit in the year ended December 31, 2020. Fair value of the goodwill was determined using income and market approaches. Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting units. Significant assumptions are incorporated into our discounted cash flow analyses, such as estimated revenue growth rates, gross margins, operating margins and risk-adjusted discount rates. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators determined from other businesses that are similar to our reporting units.

Future impairment in our reporting units could occur if the estimates used in the income and market approaches change. If our estimates of profitability in the reporting unit decline, the fair value estimate under the income approach will decline. Additionally, changes in the broader economic environment could cause changes to our estimated discount rates and comparable company valuation indicators, which may impact our estimated fair values. Further, changes in foreign currency exchange rates could increase the cost of procuring inventory and services from foreign suppliers, which could reduce reporting unit profitability.

Our last goodwill impairment test on the dental reporting unit was performed in the fourth quarter of 2020. At that time, our dental reporting unit’s fair value was estimated to be approximately 13 percent greater than its carrying value. As of December 31, 2020, $273.7 million of goodwill remained for the dental reporting unit.

Corporate Allocations

We have historically operated as part of Zimmer Biomet and not as a separate, publicly traded company. Accordingly, certain shared costs have been allocated to us and are reflected as expenses in the accompanying combined statements of earnings. Management considers the expense methodology and resulting allocation to be reasonable for all periods presented; however, the allocations may not be indicative of actual expenses that would have been incurred had we operated as an independent, publicly traded company for the periods presented. Actual costs that we may have incurred had we been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by our employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.

Recent Accounting Pronouncements

See Note 2 to our combined financial statements for information on how recent accounting pronouncements have affected or may affect our financial position, results of operations or cash flows.

Market Risk

We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in foreign currency exchange rates, interest rates and commodity prices that could affect our financial condition, results of operations and cash flows.

Foreign Currency Exchange Risk

We operate on a global basis and are exposed to the risk that our financial condition, results of operations and cash flows could be adversely affected by changes in foreign currency exchange rates. We are primarily exposed

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to foreign currency exchange rate risk with respect to transactions and net assets denominated in Euros, Japanese Yen, Chinese Renminbi, Canadian Dollars, and Taiwan Dollars. Zimmer Biomet manages the foreign currency exposure centrally, on a combined basis, which allows it to net exposures and to take advantage of any natural offsets. To reduce the uncertainty of foreign currency exchange rate movements on transactions denominated in foreign currencies, Zimmer Biomet enters into derivative financial instruments in the form of foreign currency exchange forward contracts with major financial institutions. These forward contracts are designed to hedge anticipated foreign currency transactions, primarily intercompany sale and purchase transactions, for periods consistent with commitments. Realized and unrealized gains and losses on these contracts that qualify as cash flow hedges are temporarily recorded in accumulated other comprehensive income, then recognized in cost of products sold when the hedged item affects net earnings. We have participated in this hedging program and the combined statements of earnings reflects a proportional allocation of the effects of this program. However, since Zimmer Biomet is the legal obligor of these forward contracts, we have not recognized any assets or liabilities on our combined balance sheet, nor in our combined statement of other comprehensive income. Following the spin-off, we intend to implement a foreign currency risk management program on our own behalf.

Commodity Price Risk

We purchase raw material commodities such as cobalt chrome, titanium, tantalum, polymer and sterile packaging. We enter into supply contracts generally with terms of 12 to 24 months, where available, on these commodities to alleviate the effect of market fluctuation in prices. As part of our risk management program, we perform sensitivity analyses related to potential commodity price changes. A 10 percent price change across all these commodities would not have a material effect on our combined financial position, results of operations or cash flows.

Interest Rate Risk

Our interest expense and related risks as reported in our combined statements of earnings are immaterial. Our combined balance sheets and statements of earnings do not include an allocation of third-party debt or interest expense from Zimmer Biomet because we are not the legal obligor of the debt and the borrowings were not directly attributable to our business. We expect to incur indebtedness in connection with the spin-off, at which time our exposure to interest rate risk is expected to increase.

Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, are primarily cash and cash equivalents, derivative instruments and accounts receivable.

We place our cash and cash equivalents with highly-rated financial institutions and limit the amount of credit exposure to any one entity. We believe we do not have any significant credit risk on our cash and cash equivalents.

Our concentrations of credit risks with respect to trade accounts receivable is limited due to the large number of customers and their dispersion across a number of geographic areas and by frequent monitoring of the creditworthiness of the customers to whom credit is granted in the normal course of business. Substantially all of our trade receivables are concentrated in the public and private hospital and dental practices in the healthcare industry in the United States and internationally or with distributors or dealers who operate in international markets and, accordingly, are exposed to their respective business, economic and country specific variables. Our ability to collect accounts receivable in some countries depends in part upon the financial stability of these hospital and healthcare sectors and the respective countries’ national economic and healthcare systems. Most notably, in Europe healthcare is typically sponsored by the government. Since we sell products to public hospitals in those countries, we are indirectly exposed to government budget constraints. To the extent the respective governments’ ability to fund their public hospital programs deteriorates, we may have to record significant bad debt expenses in the future.

While we are exposed to risks from the broader healthcare industry in Europe and around the world, there is no significant net exposure due to any individual customer. Exposure to credit risk is controlled through credit approvals, credit limits and monitoring procedures, and we believe that reserves for losses are adequate.

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MANAGEMENT

Executive Officers Following the Distribution

Set forth below is information relating to the individuals who are expected to serve as our executive officers following the completion of the distribution. We are in the process of identifying other persons who will be our executive officers following the distribution. We will disclose further information regarding our executive officers in an amendment to this information statement. While our executive officers are currently officers and employees of Zimmer Biomet, after the distribution, none of these individuals will be officers or employees of Zimmer Biomet.

Name	Age	Position
Vafa Jamali		President and Chief Executive Officer
Rebecca Whitney		President, Spine
Indraneel Kanaglekar		President, Dental
Michael Minette		Senior Vice President, Strategy and Corporate Development
Heather Kidwell		Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Mr. Jamali joined Zimmer Biomet in February 2021 to serve as the President and Chief Executive Officer (“CEO”) of SpinCo. Previously, Mr. Jamali served as the Chief Commercial Officer of Rockley Photonics, where he led commercial strategic planning for the early-stage integrated optics solutions provider from October 2020 until joining Zimmer Biomet. Prior to that, Mr. Jamali served as Senior Vice President and President, Respiratory, Gastrointestinal and Informatics (“RGI”) of Medtronic plc from May 2017 until October 2020. Before leading the RGI business, he served as Senior Vice President and President, Early Technologies of Medtronic plc from January 2016 until May 2017 and prior to that he served as Vice President and General Manager, GI Solutions of Medtronic plc from January 2015 until January 2016. Before joining Medtronic, Mr. Jamali held leadership positions with Covidien plc, Cardinal Health, Inc. and Baxter International Inc. He received his Bachelor of Commerce degree with distinction from the University of Alberta in Edmonton, Canada and has completed a number of executive leadership programs, including the Harvard Executive Leadership Program in 2020.

Ms. Whitney was appointed President, Spine of SpinCo in April 2021. Previously, Ms. Whitney served as Vice President, ASC/Outpatient Solutions and Efficient Care of Zimmer Biomet from July 2019 until April 2021. She joined Zimmer Biomet in June 2014 as Senior Director of Global Marketing for the Spine organization. In December 2015, she was promoted to Vice President of Global Marketing for Spine and in April 2018 she was promoted to General Manager, Global Spine, a position she held until July 2019. Ms. Whitney began her career as a product manager with BD Medical Systems. She then led the sales and marketing efforts for a small start-up before selling the company to CR Bard. After working for Galen Partners, a private equity firm, she joined Covidien plc as a Global Director of Marketing. Following another start-up venture that was sold to GE Healthcare, Ms. Whitney joined Zimmer Biomet. She holds a Bachelor of Science in Organizational Communications and an MBA from the University of Utah.

Mr. Kanaglekar was appointed President, Dental of SpinCo in June 2021. Previously, Mr. Kanaglekar served as Vice President and General Manager of Zimmer Biomet Dental from July 2017 until April 2021. Mr. Kanaglekar joined Zimmer Biomet’s Dental organization in June 2012 as Director, Business Development. In June 2015, he was promoted to Vice President, Business Development and PMO and in January 2017, he was promoted to General Manager, Asia Pacific of Zimmer Biomet Dental. Prior to joining Zimmer Biomet, Mr. Kanaglekar worked in the life sciences industry in research and development, sales and marketing consulting, and business development with Agilent Technologies, ZS Associates and Beckman Coulter (a Danaher operating company), respectively. He holds a Bachelor of Technology in Materials Science from the Indian Institute of Technology Bombay, a Master of Science in Materials Science from the University of Wisconsin-Madison and an MBA from the University of Chicago Booth School of Business.

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Mr. Minette was appointed Senior Vice President, Strategy and Corporate Development of SpinCo in April 2021. Previously, Mr. Minette served as Group Vice President, Strategy and Business Development of Zimmer Biomet from December 2019 until April 2021. He joined Zimmer Biomet in November 2018 as Vice President of Strategy for the Orthopedic Group. Before joining Zimmer Biomet, Mr. Minette served as Vice President, Business Development, Strategy and Global Market Development of Medtronic plc from January 2015 until November 2018. Prior to that, he held leadership positions in strategy, portfolio and business development at Covidien plc and GE Healthcare. Before joining GE Healthcare, Mr. Minette worked in management consulting with Deloitte Consulting. He holds a Bachelor of Arts in Financial Management from the University of Northern Iowa and an MBA from Loyola University Chicago.

Ms. Kidwell was appointed Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of SpinCo in June 2021. Previously, Ms. Kidwell served as Vice President, Associate General Counsel and Assistant Secretary of Zimmer Biomet from July 2017 until June 2021. Ms. Kidwell joined Zimmer Biomet in December 2009 as Senior Corporate Counsel and Assistant Secretary and was promoted to Vice President, Senior Corporate Counsel and Assistant Secretary in November 2012. Before joining Zimmer Biomet, Ms. Kidwell was a Partner with the law firm now known as Faegre Drinker Biddle & Reath LLP. She began her career in public accounting as a CPA with Arthur Andersen LLP. Ms. Kidwell holds a Bachelor of Science in Accounting from Indiana State University and a Juris Doctor from Indiana University Maurer School of Law.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Structure and Directors Following the Distribution

We are in the process of identifying the persons who are expected to serve on our board of directors following the completion of the distribution and will include information concerning those persons in an amendment to this information statement. We expect that, at the time of the distribution, the Chairman of the board of directors will be a different person than our CEO and, to the extent the Chairman is not an “independent” director, that the board of directors will appoint a Lead Independent Director empowered with robust authority and duties to facilitate the board’s exercise of independent oversight.

Following the completion of the distribution, we expect our board of directors to be composed of a majority of independent directors. Our amended and restated certificate of incorporation provides for a classified board of directors until the annual stockholder meeting in 20[●]. We have [●] directors in Class I, [●] directors in Class II and [●] directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The directors designated below as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which the Company expects to hold in 20[●], and will be up for re-election at that meeting for a three-year term to expire at the 20[●] annual meeting of stockholders. The directors designated below as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which the Company expects to hold in 20[●], and will be up for re-election at that meeting for a two-year term to expire at the 20[●] annual meeting of stockholders. The directors designated below as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which the Company expects to hold in 20[●], and will be up for re-election at that meeting for a one-year term to expire at the 20[●] annual meeting of stockholders. Commencing with the 20[●] annual meeting of stockholders, directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and our board of directors will thereafter no longer be divided into classes. Before our board of directors is declassified, it would take at least three years after the completion of the distribution for any individual or group to gain control of our board of directors.

Director	Class

[●]	Class I

[●]	Class I

[●]	Class II

[●]	Class II

[●]	Class III

[●]	Class III

At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

The number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors pursuant to a resolution adopted by a majority of the whole board (but shall not be less than three). Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum and not by the stockholders. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

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Set forth below is biographical information as well as background information relating to each director’s business experience, qualifications, attributes and skills and why we believe each individual is a valuable member of the board of directors.

Class I—Directors

Name	Age	Principal Occupation and Other Information

[●]	[●]	[●]

[●]	[●]	[●]

Class II—Directors

Name	Age	Principal Occupation and Other Information

[●]	[●]	[●]

[●]	[●]	[●]

Class III—Directors

Name	Age	Principal Occupation and Other Information

[●]	[●]	[●]

[●]	[●]	[●]

Director Independence

A majority of our board of directors will be composed of directors who are “independent” as defined by the rules of the applicable stock exchange and the Corporate Governance Guidelines to be adopted by our board of directors. We will seek to have all of our non-management directors qualify as “independent” under these standards. Our board of directors is expected to establish categorical standards to assist it in making its determination of director independence. We expect these standards will provide that no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with our Company or our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company or any of our subsidiaries).

Our board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Corporate Governance Committee, will make a determination as to which members are independent.

Committees of the Board of Directors

Effective upon the completion of the distribution, our board of directors will have the following standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Quality, Regulatory and Technology Committee.

Audit Committee. Following the completion of the distribution, our Audit Committee will be directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including the review and approval of audit fees. The principal functions of the Audit Committee will include:

•	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;

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•

reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;

•	reviewing and discussing with management and our independent registered public accounting firm our quarterly and annual financial statements prior to their public release;

•	reviewing major issues as to the adequacy of our internal controls;

•	overseeing our compliance with certain legal and regulatory requirements, including oversight of our Corporate Compliance Program, and aspects of our risk management processes; and

•	reviewing and discussing with management our privacy, data security, business continuity and cyber security-related risk exposures.

Following the completion of the distribution, the members of the Audit Committee are expected to be [●], [●] and [●]. Our board of directors is expected to determine that each member of the Audit Committee is “independent” as defined under our Corporate Governance Guidelines, which include criteria to assist the board in making determinations regarding the independence of its members that are consistent with NYSE, or a comparable public market, listing standards regarding director independence. Our board of directors is expected to designate [●], [●] and [●] as “audit committee financial experts” as defined by SEC rules. Stockholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than those that are generally imposed on them as members of the Audit Committee and the board of directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the board of directors.

Compensation Committee. Following the completion of the distribution, our Compensation Committee will have the overall responsibility for approving and evaluating our executive compensation plans, policies and programs. The duties of the Compensation Committee will include:

•	reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives;

•	reviewing and discussing with the CEO the performance of our other executive officers;

•

reviewing and approving the base salary, annual and long-term incentive compensation and other compensation, perquisites or special or supplemental benefits to be paid or awarded to our CEO and other executive officers;

•

approving and authorizing the company to enter into any severance arrangements, change in control severance agreements or other compensation-related agreements with our executive officers, in each case as, when and if appropriate;

•	reviewing and making recommendations to our board of directors with respect to our incentive compensation and equity-based plans;

•	administering our incentive compensation and equity-based plans, including making awards under such plans;

•	monitoring compliance by our executive officers with our stock ownership guidelines;

•	overseeing the process for identifying and addressing any material risks relating to our compensation policies and practices;

•	cooperating with the Corporate Governance Committee in reviewing non-employee director compensation and providing input with respect to any proposed changes in director compensation;

•

as part of periodic organization and talent planning, either as part of the full board of directors, or at the board of directors’ direction, reviewing talent and development plans relative to senior management;

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•	either as part of the full board of directors, or at the board of directors’ direction, reviewing and monitoring our policies and strategies related to human capital management;

•

reviewing and discussing with management the Compensation Discussion and Analysis required by SEC regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement; and

•

reviewing the results of non-binding advisory votes on executive compensation and determining whether changes should be made to our executive compensation policies and programs in light of stockholder feedback.

Following the completion of the distribution, the members of the Compensation Committee are expected to be [●] (Chairman), [●] and [●]. Our board of directors is expected to determine that each member of the Compensation Committee is “independent” as defined under our Corporate Governance Guidelines. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers.

Corporate Governance Committee. Following the completion of the distribution, our Corporate Governance Committee will oversee the board of directors’ corporate governance policies and practices and assist the board of directors in its oversight with respect to matters that involve our image, reputation and standing as a responsible corporate citizen. In its oversight of corporate governance policies and practices, the Corporate Governance Committee’s duties will include:

•	developing and recommending to the board of directors criteria for selection of non-management directors;

•

recommending director nominees to the board of directors for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings;

•	recommending directors for appointment to board committees;

•	analyzing information relevant to the board of directors’ determination as to whether a director is independent;

•	overseeing the annual self-evaluation process for the board of directors and its committees;

•	periodically reviewing the board of directors’ leadership structure and recommending any proposed changes to the board of directors for approval;

•	monitoring emerging corporate governance trends and recommending to the board of directors any proposed changes in our corporate governance policies;

•	periodically reassessing the board of directors’ Corporate Governance Guidelines and recommending any proposed changes to the board of directors for approval; and

•

periodically reviewing, in cooperation with the Compensation Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the board of directors for approval.

In assisting our board of directors in its oversight with respect to matters that involve our image, reputation and standing as a responsible corporate citizen, the Corporate Governance Committee will review and consider, among other items, the following from time to time as it deems appropriate:

•	current and emerging political, social, environmental, corporate citizenship and public policy issues and trends that may affect our business activities, performance, reputation or public image;

•	our sustainability activities, including initiatives related to the environment;

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•	our community relations activities and charitable contributions, including the underlying philosophy, goals and purposes of our contribution activities;

•	our initiatives related to promoting access to healthcare and other social responsibility issues; and

•	stockholder proposals submitted for inclusion in our proxy materials that relate to public policy or social responsibility issues.

Following the completion of the distribution, the members of the Corporate Governance Committee are expected to be [●] (Chairman), [●] and [●]. Our board of directors is expected to determine that each member of the Corporate Governance Committee is “independent” as defined under our Corporate Governance Guidelines.

Quality, Regulatory and Technology Committee. Following the completion of the distribution, our Quality, Regulatory and Technology Committee will assist the board of directors in its oversight of product quality and safety and our research, innovation and technology initiatives in the context of our overall corporate strategy, goals and objectives. In its oversight of risk management, the Quality, Regulatory and Technology Committee reviews and considers, among other items, the following:

•	our overall quality strategy;

•	processes in place to monitor and control product quality and safety;

•	results of product quality and quality system assessments by the company and external regulators; and

•	any significant product quality issues that may arise.

In overseeing our research, innovation and technology initiatives, the Quality, Regulatory and Technology Committee reviews and considers, among other items, the following as it deems appropriate:

•	the strategic goals, objectives and direction of our research programs and the alignment of those programs with our portfolio of businesses and our long-term business objectives and strategic goals;

•	the relationship of our strategic research plan to our overall approach to technical and commercial innovation and technology acquisition;

•	our product development pipeline;

•	our major technology positions and strategies relative to emerging technologies, emerging concepts of therapy and healthcare, and changing market requirements;

•	the processes for identifying and prioritizing, and, as applicable, the development of, innovative technologies that arise from within and outside the company;

•

our ability to internally develop technology being, or proposed to be, developed, or to access and maintain such technology from third parties through acquisitions, licensing, collaborations, alliances, investments or otherwise; and

•	the potential impact on us in the event that technology being, or proposed to be, developed is not developed or accessed by us.

Following the completion of the distribution, the members of the Quality, Regulatory and Technology Committee are expected to be [●] (Chairman), [●] and [●]. Our board of directors is expected to determine that each member of the Quality, Regulatory and Technology Committee is “independent” as defined under our Corporate Governance Guidelines.

Our board of directors is expected to adopt a written charter for each of the Audit Committee, Compensation Committee, Corporate Governance Committee and Quality, Regulatory and Technology Committee. These charters will be posted on our investor relations website in connection with the distribution.

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Compensation Committee Interlocks and Insider Participation

Our Compensation Committee will be established in 20[●] in connection with the proposed distribution. During our fiscal year ended [●], 2020, we were not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as our executive officers were made by Zimmer Biomet, as described in the section of this information statement captioned “Executive Compensation.”

Corporate Governance

Board Leadership Structure

Following the completion of the distribution, our board of directors will be led by our non-executive Chairman, [●]. As stated in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the board of directors and CEO. The board believes it is important to retain its flexibility to make the determination as to whether the interests of the Company and our stockholders are best served by having the same individual serve as both CEO and Chairman, in which case the board will appoint a Lead Independent Director, or whether the roles should be separated based on the circumstances at any given time, and our Corporate Governance Guidelines and amended and restated bylaws provide this flexibility. The board believes this governance structure currently promotes a balance between the board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Board Meetings, Attendance and Executive Sessions

Following the completion of the distribution, our board of directors will meet on a regularly scheduled basis to review significant developments affecting us and to act on matters requiring board approval. It will also hold special meetings when an important matter requires board action between scheduled meetings. Members of senior management will attend meetings of the board of directors and its committees to report on and discuss their areas of responsibility. Directors will be expected to attend board meetings, meetings of committees on which they serve and stockholder meetings. Directors will be expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

We expect that each regularly scheduled board meeting will begin with a session between the CEO and the independent directors. This will provide a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and will be scheduled for such independent executive sessions at each regularly scheduled board meeting. Our non-executive Chairman will preside at these executive sessions.

Selection of Nominees for Election to the Board

All of our current directors and those who will be elected to the board prior to the distribution will have been elected by the Zimmer Biomet board. Following the completion of the distribution, our Corporate Governance Guidelines provide that the Corporate Governance Committee will identify and select, or recommend that the board select, board candidates who the Corporate Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. In evaluating director candidates and considering incumbent directors for nomination to the board, the Corporate Governance Committee will consider a variety of factors. These include each candidate’s character and integrity, reputation for working constructively in a collegial environment and availability to devote sufficient time to board matters. Diversity of background and diversity of gender, race, ethnicity, national origin and age will also be relevant factors in the selection process. The Corporate Governance Committee will also consider whether a candidate can meet the independence standards for directors and members of key committees under applicable stock exchange and SEC rules.

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While the board has not formally adopted a policy regarding director diversity, the committee will actively consider diversity in director recruitment and nomination. In connection with new director searches, we expect that the board will utilize a process that requires the final pool of candidates to include potential directors who will increase the board’s ethnic and/or gender diversity. The board believes that the diversity of the current board members, including as to gender, race, ethnicity, national origin, international work experience and age, provides significant benefits to the board and to SpinCo.

In identifying candidates for election to the board of directors, the Corporate Governance Committee will consider nominees recommended by directors, stockholders and other sources. The Corporate Governance Committee will review each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Corporate Governance Committee will recommend the candidate for consideration by the full board of directors. The Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Following the completion of the distribution, the Corporate Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Following the completion of the distribution, any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: c/o [●], SpinCo, [●]. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our bylaws set forth the requirements for direct nomination by a stockholder of persons for election to the board of directors.

Corporate Governance Guidelines

Our board of directors is expected to adopt Corporate Governance Guidelines to address significant corporate governance issues. Following the completion of the distribution, a copy of these guidelines will be available on our website at [●]. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines.

Communicating with the Board of Directors

Stockholders or other interested parties may contact our directors by writing to them either individually or as a group or partial group (such as all independent directors), c/o Corporate Secretary, SpinCo, [●], [●]. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. Communications addressed to multiple recipients, such as to “Board of Directors,” “Audit Committee,” “Independent Directors,” etc. will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward them, and hence cannot be treated confidentially.

Director Experience, Skills and Qualification

The Corporate Governance Committee charter will set forth certain criteria for the committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the committee will consider current and potential directors collectively to have a mix of experience, skills and qualifications, some of which are described below:

•	Experience as a CEO or global business head

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•	Business operations experience

•	Healthcare industry experience

•	Medical device industry experience

•	International experience

•	FDA / regulatory experience

•	Government / regulatory affairs / health economics experience

•	Research and development experience

•	Brand / marketing experience

•	Mergers and acquisitions experience

•	Financial expertise

•	Digital technology expertise

Our full board of directors will be responsible for selecting candidates for election as directors based on the recommendation of the Corporate Governance Committee.

Risk Oversight

Our board of directors will oversee the risk management processes that are designed and implemented by our executives to determine whether those processes are consistent with our strategy and risk appetite, are functioning as intended, and that necessary steps are taken to foster a culture that recognizes and appropriately escalates and addresses risk-taking beyond our determined risk appetite. The board of directors will execute its oversight responsibility for risk management directly and through its committees.

The Audit Committee will be specifically tasked with overseeing our compliance with legal and regulatory requirements, including oversight of our Corporate Compliance Program, discussing our risk assessment and risk management processes with management, and receiving information on certain material legal and regulatory matters, including litigation, as well as on information technology, data privacy, business continuity and cyber security-related matters. Our head of Internal Audit, who will report directly to the committee, will coordinate our global risk assessment process. We intend to use this process to identify, assess and prioritize internal and external risks, to develop processes for responding to, mitigating and monitoring risks and to inform the development of our internal audit plan, our annual operating plan and our long-term strategic plan. We also intend to maintain an internal risk committee made up of members of senior management that will have responsibility for overseeing the execution of enterprise risk management activities.

The Audit Committee will receive detailed reports regarding our enterprise risk assessment process and its meeting agendas will include discussions of individual risk areas throughout the year. Members of our management who will have responsibility for designing and implementing our risk management processes will regularly meet with the committee.

The board of directors’ other committees will oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee will oversee risks relating to our executive compensation programs and practices. In addition, in conjunction with the full board of directors, the Compensation Committee will oversee risks relating to human capital management. The Corporate Governance Committee will oversee risks relating to environmental, social and governance matters. The Quality, Regulatory and Technology Committee will oversee risks relating to our compliance with laws and regulations enforced by the FDA and comparable foreign government regulators, including product quality and safety.

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The board of directors will receive detailed regular reports from members of our executive leadership team and other personnel that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the board of directors will be routinely informed of developments that could affect our risk profile or other aspects of our business. Primary areas of risk oversight for the full board of directors include, but are not limited to, general commercial risks in the industries in which we operate, such as competition, pricing pressures and the reimbursement landscape; risks associated with our strategic plan and annual operating plan; risks related to our capital structure; and risks pertaining to mergers, acquisitions, divestitures and other complex transactions.

Code of Business Conduct and Ethics and Finance Code of Ethics

Our board of directors is expected to adopt a Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “finance code of ethics”) that applies to the CEO, CFO, Chief Accounting Officer/Corporate Controller, other finance organization employees and other designated employees. Our board of directors is also expected to adopt a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Following the completion of the distribution, the Code of Business Conduct and Ethics and the finance code of ethics will be available on our website at [●].

If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our CEO, CFO, or Chief Accounting Officer/Corporate Controller, we will disclose the nature of that amendment or waiver in the Investor Relations section of our website.

Our website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Stock Ownership Guidelines

Our board of directors is expected to adopt stock ownership guidelines for members of the board of directors and for executive officers of the Company. The board believes that setting these ownership guidelines will enhance directors’ and executive officers’ alignment with other stockholders. The SpinCo Compensation Committee will review director and executive officer stock ownership levels on an annual basis.

Board of Directors

Following the completion of the distribution, independent directors are expected to be awarded 500 deferred share units at each annual meeting of stockholders that must be deferred and credited to a deferred compensation account. In addition, one-half of an independent director’s annual retainer for board service must be deferred and credited to the deferred compensation account in the form of deferred share units. The deferral of one-half of a director’s annual retainer is mandatory until the director owns a total of 5,000 deferred share units. The deferred share units held in the director’s deferred compensation account that were deferred on a mandatory basis will be paid in shares of the Company’s common stock after the director’s retirement from the board.

Executive Officers

Following the completion of the distribution, we expect the guidelines for executive officers will require our CEO to own shares or units with a value equal to at least three times his base salary, our Chief Financial Officer to own shares or units with a value equal to at least two times his base salary and the other named executive officers (“NEOs”) to own shares or units with a value equal to at least their respective base salaries. We expect that NEOs will have a period of five years to reach the guideline level of ownership and that NEOs will not be able to sell shares acquired through option exercises or vesting of RSUs or PRSUs (other than to pay option

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exercise costs and cover any required tax withholding obligation) until the minimum ownership requirements have been met. We expect to approve procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no executive falls out of compliance with the guidelines.

Prohibition on Hedging and Pledging

Our Stock Trading Policy will prohibit all members of our board, all executive officers, all employees at or above a director level and certain other designated employees (as well as such individuals’ family members, others living in their home and any entities that such individuals influence or control) from the following:

•

purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of SpinCo securities that such person holds, directly or indirectly, whether or not the SpinCo securities were acquired as part of his or her compensation;

•	engaging in short sales of SpinCo securities; and

•	holding SpinCo securities in a margin account or otherwise pledging SpinCo securities as collateral for a loan.

The prohibition on hedging included in our Stock Trading Policy does not preclude covered persons from engaging in general portfolio diversification or investing in broad-based index funds.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

In accordance with the Sarbanes-Oxley Act, we expect that the SpinCo Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

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EXECUTIVE COMPENSATION

Prior to the effectiveness of the registration statement of which this information statement forms a part, information regarding SpinCo’s executive compensation and benefits will be determined and included in an amendment to this information statement.

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DIRECTOR COMPENSATION

We are in the process of identifying the persons who will be our directors following the distribution and the compensation arrangements that will be applicable to such individuals. In a subsequent amendment to this information statement, we will disclose, in accordance with the SEC requirements, additional information regarding the compensation of our directors.

We believe that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees and equity-based awards. We expect to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our stockholders.

Retainers

We will pay non-employee directors quarterly, on the last day of March, June, September and December. During 2022, we will pay non-employee directors an annual retainer of $[●] subject to mandatory deferral requirements as described below, and we will pay our non-executive Chairman of the Board an additional annual retainer of $[●]. We will pay our Audit Committee chair an additional annual retainer of $[●], we will pay our Compensation Committee chair an additional annual retainer of $[●], and we will pay each of the chairs of our other standing board committees additional annual retainers of $[●].

Equity-Based Compensation and Mandatory Deferrals

We will award each non-employee director who is elected or reelected at our first annual meeting of stockholders 500 deferred share units (“DSUs”) as of the date of the annual meeting with an initial value based on the price of our common stock on that date. We will require that these annual DSU awards be credited to a deferred compensation account under the provisions of the SpinCo Deferred Compensation Plan for Non-Employee Directors, which the Zimmer Biomet board of directors, as sole stockholder of SpinCo, will adopt and approve in connection with the distribution. DSUs will represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs will vary directly with the price of our common stock. We will also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs.

Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals will be credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units will not change after the date of deferral. Amounts deferred as treasury units will be credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units will be credited with interest at a rate based on the rate of return of our invested cash during the preceding year. If we pay cash dividends on our common stock, amounts deferred as DSUs will be credited with additional DSUs equal to the number of shares of our common stock that could have been purchased if we paid cash dividends on the DSUs held in directors’ deferred compensation accounts and such cash was reinvested in our common stock. These additional DSUs will be subject to mandatory deferral.

All treasury units, dollar units and DSUs will be immediately vested and payable following termination of the non-employee director’s service on the board. We will settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We will pay the value of treasury units, dollar units and elective deferral DSUs in cash. Non-employee directors may elect to receive the cash payment in a lump sum or in not more than four annual installments.

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We will also award each non-employee director RSUs as of the date of our first annual meeting of stockholders with an initial value of $[●] based on the price of our common stock on that date. These awards will be made under the SpinCo Stock Plan for Non-Employee Directors, which the Zimmer Biomet board of directors, as sole stockholder of SpinCo, will adopt and approve in connection with the distribution. The RSUs will vest immediately and will be subject to mandatory deferral until the later of the third anniversary of the grant date or the director’s retirement or other termination of service from the board. We will settle the RSUs in shares of our common stock.

Insurance, Expense Reimbursement and Director Education

We will provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on SpinCo business. We will also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs.

20[21] Director Compensation Table

[This table shows the compensation that each non-employee director received for his or her board and committee chair service in 20[21] from Zimmer Biomet. Mr. Jamali is not included in this table because he received no additional compensation for his service as a director.

Name of Director	Fees Earned or Paid in Cash(1)			Stock Awards			All Other Compensation			Total
[●]	$	[	●]	$	[	●]	$	[	●]	$	[	●]
[●]	$	[	●]	$	[	●]	$	[	●]	$	[	●]
[●]	$	[	●]	$	[	●]	$	[	●]	$	[	●]

(1)

Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Deferred Compensation Plan for Non-Employee Directors. As explained above, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or DSUs, and will be paid in cash following the director’s retirement or other termination of service from the board.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with Zimmer Biomet

Following the separation and distribution, we and Zimmer Biomet will operate separately, each as an independent public company. Zimmer Biomet will retain a passive ownership interest in no more than 20 percent of the SpinCo common stock at the time of the distribution. Zimmer Biomet currently intends to dispose of all of the SpinCo common stock that it receives after the distribution by exchanging such SpinCo common stock for Zimmer Biomet debt held by one or more investment banks. To the extent Zimmer Biomet holds any SpinCo common stock thereafter, Zimmer Biomet will dispose of such stock as soon as disposition is warranted (but in no event later than five years after the distribution), consistent with its business purpose of creating independent companies with separate capital structures, in which Zimmer Biomet continues to target leverage consistent with its investment grade credit rating.

Prior to the distribution, we will enter into a separation and distribution agreement with Zimmer Biomet, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” We will also enter into various other agreements to provide a framework for our relationship with Zimmer Biomet after the separation and distribution, such as a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a transitional trademark license agreement, one or more manufacturing and supply agreements, one or more transition manufacturing agreements and a stockholder and registration rights agreement. These agreements will provide for the allocation between SpinCo and Zimmer Biomet of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) associated with the spine and dental businesses and will govern certain relationships between SpinCo and Zimmer Biomet after the separation and distribution. The agreements listed above will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which Zimmer Biomet distributes shares of SpinCo common stock to the holders of shares of Zimmer Biomet common stock.

Separation Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of SpinCo and Zimmer Biomet as part of the separation, and provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement will provide, among other things, which:

•

assets (whether tangible or intangible) related to, or included on the balance sheet of, the spine and dental businesses, which are referred to as the “SpinCo Assets,” will be transferred to us, generally including:

•	equity interests in certain Zimmer Biomet subsidiaries that hold assets related to the spine and dental businesses;

•	customer, distribution, supply and vendor contracts (or portions thereof) to the extent they relate to the spine and dental businesses;

•

exclusive rights to certain expressly scheduled trademarks, patents, and other registered intellectual property and to know-how and unregistered intellectual property that is primarily used or held for use in the spine and dental businesses and nonexclusive rights to other intellectual property used or held for use in the spine and dental businesses;

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•	exclusive rights to information exclusively related to our business and nonexclusive rights to information related to the spine and dental businesses;

•	rights and assets expressly allocated to us pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation;

•	permits used in our business; and

•	other assets that are included in our pro forma balance sheet;

•

liabilities arising from or related to, or included on the balance sheet of, the spine and dental businesses, which are referred to as the “SpinCo Liabilities,” will be retained by or transferred to us; and

•

assets and liabilities (whether accrued, contingent, or otherwise) other than the SpinCo Assets and SpinCo Liabilities (such assets and liabilities, other that the SpinCo Assets and the SpinCo Liabilities, referred to as the “Zimmer Biomet Assets” and “Zimmer Biomet Liabilities,” respectively) will be retained by or transferred to Zimmer Biomet.

Except as expressly set forth in the separation agreement or any ancillary agreement, neither we nor Zimmer Biomet will make any representation or warranty as to (1) the assets, business or liabilities transferred or assumed as part of the separation, (2) any consents or approvals required in connection with the transfers, (3) the value of or the freedom from any security interests of any of the assets transferred, (4) the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either us or Zimmer Biomet, or (5) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws, agreements or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to us or Zimmer Biomet, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, we or Zimmer Biomet, as applicable, will hold such assets on behalf and for the use and benefit of the other party.

The Distribution

The separation agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, Zimmer Biomet will distribute to its stockholders that hold shares of Zimmer Biomet common stock as of the record date for the distribution at least 80 percent of the issued and outstanding shares of SpinCo common stock on a pro rata basis. Stockholders will receive cash in lieu of any fractional shares.

Conditions to the Distribution

The separation agreement will provide that the distribution is subject to satisfaction (or waiver by Zimmer Biomet) of certain conditions. These conditions are described under “The Separation and Distribution—Conditions to the Distribution.” Zimmer Biomet has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

117

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Financing

SpinCo expects to complete one or more financing transactions on or prior to the completion of the distribution, with approximately $[●] of the proceeds of such financings expected to be used to distribute cash to Zimmer Biomet. As a result of such transactions, SpinCo anticipates having approximately $[●] of indebtedness upon completion of the distribution. For additional information on this indebtedness, see “Description of Material Indebtedness.”

Claims

In general, each party to the separation agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

The separation agreement will provide that we and our affiliates will release and discharge Zimmer Biomet and its affiliates and representatives from all liabilities assumed by us as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to our business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. Zimmer Biomet and its affiliates will release and discharge us and our affiliates and representatives from all liabilities retained by Zimmer Biomet and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to Zimmer Biomet’s business, except as expressly set forth in the separation agreement.

These releases will not extend to obligations or liabilities under certain agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation agreement, the transition services agreement, the tax matters agreement, the intellectual property matters agreement, the transitional trademark license agreement, the employee matters agreement, the transitional trademark license agreement, one or more manufacturing and supply agreements, one or more transition manufacturing agreements and certain other agreements, including the transfer documents in connection with the separation.

Indemnification

In the separation agreement, we will agree to indemnify, defend and hold harmless Zimmer Biomet, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the SpinCo Liabilities;

•

the failure of us or any other person to pay, perform or otherwise promptly discharge any of the SpinCo Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	the conduct of any business, operation or activity by SpinCo or any of its subsidiaries whether before or after the distribution;

•	except to the extent relating to a Zimmer Biomet Liability, any guarantee, indemnification or contribution obligation for our benefit by Zimmer Biomet that survives the distribution;

•	any breach by us of the separation agreement or any of the ancillary agreements; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this information statement forms a part, or in this information statement (as amended or supplemented), other than any such statements or omissions directly relating to information regarding Zimmer Biomet, provided to us by Zimmer Biomet, for inclusion therein.

118

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

In the separation agreement, Zimmer Biomet will agree to indemnify, defend and hold harmless us, each of our affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the Zimmer Biomet Liabilities;

•

the failure of Zimmer Biomet or any other person to pay, perform or otherwise promptly discharge any of the Zimmer Biomet Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution;

•

the conduct of any business, operation or activity by Zimmer Biomet or any of its subsidiaries from and after the Effective Time (other than the conduct of business, operations or activities for the benefit of SpinCo or any of its subsidiaries pursuant to the separation agreement or any of the ancillary agreements);

•	except to the extent relating to a SpinCo Liability, any guarantee, indemnification or contribution obligation for the benefit of Zimmer Biomet by us that survives the distribution;

•	any breach by Zimmer Biomet of the separation agreement or any of the ancillary agreements; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of a material fact directly relating to information regarding Zimmer Biomet, provided to us by Zimmer Biomet, for inclusion in the registration statement of which this information statement forms a part, or in this information statement (as amended or supplemented).

The separation agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Insurance

The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution date and addresses certain other insurance matters.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both we and Zimmer Biomet will agree in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between Zimmer Biomet and us related to the separation or distribution. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of Zimmer Biomet and us. If such efforts are not successful, either we or Zimmer Biomet may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.

Expenses

Except as expressly set forth in the separation agreement or in any ancillary agreement, all costs and expenses incurred on or prior to the distribution in connection with the separation and distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, will be paid by the party incurring such cost and expense.

119

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Other Matters

Other matters governed by the separation agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees.

Termination

The separation agreement will provide that it may be terminated, and the separation and distribution may be modified or abandoned, at any time prior to the distribution date in the sole and absolute discretion of Zimmer Biomet without the approval of any person, including us, our stockholders or Zimmer Biomet stockholders. In the event of a termination of the separation agreement, the separation agreement will become null and void and no party, nor any of its affiliates or representatives, will have any liability of any kind to the other party or any other person. After the distribution date, the separation agreement may not be terminated, except by an agreement in writing signed by both Zimmer Biomet and us.

Transition Services Agreement

We and Zimmer Biomet will enter into a transition services agreement prior to the distribution pursuant to which we and Zimmer Biomet will provide certain services to one another, on an interim, transitional basis. The services to be provided will include certain information technology services, finance and accounting services and human resource and employee benefits services. The agreed-upon charges for such services are generally intended to allow the providing company to recover all costs and expenses of providing such services.

The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be no later than [●], 20[●].

Subject to certain exceptions in the case of willful misconduct or fraud, the liability of Zimmer Biomet and SpinCo under the transition services agreement for the services they provide will be limited to the aggregate service fees paid in the immediately preceding one-year period. The transition services agreement also provides that neither company shall be liable to the other for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages.

Tax Matters Agreement

We and Zimmer Biomet will enter into a tax matters agreement prior to the distribution that will govern the parties’ respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

The tax matters agreement will also impose certain restrictions on us and our subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on Zimmer Biomet or us that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. However, if such failure was the result of any acquisition of our shares or assets, or of any of our representations, statements or undertakings being incorrect, incomplete or breached, we generally will be responsible for all taxes imposed as a result of such acquisition or breach.

120

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

As discussed below under the heading “Material U.S. Federal Income Tax Consequences,” notwithstanding receipt by Zimmer Biomet of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could assert that the distribution or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, we, Zimmer Biomet, and Zimmer Biomet stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Zimmer Biomet or us could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, we may be required to indemnify Zimmer Biomet for taxes and certain related amounts resulting from the distribution and certain related transactions not qualifying as tax-free.

Employee Matters Agreement

We and Zimmer Biomet will enter into an employee matters agreement prior to the distribution to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement will govern certain compensation and employee benefits obligations with respect to the current and former employees and non-employee directors of each company.

The employee matters agreement will provide that, unless otherwise specified, Zimmer Biomet will be responsible for liabilities associated with employees who will be employed by Zimmer Biomet following the separation and former employees whose last employment was with the Zimmer Biomet businesses, and we will be responsible for liabilities associated with employees who will be employed by us following the separation and former employees whose last employment was with our businesses.

The employee matters agreement will provide for the conversion of the outstanding awards granted under Zimmer Biomet’s equity compensation programs into adjusted awards relating to shares of Zimmer Biomet and/or SpinCo common stock, as described above under the heading “The Separation and Distribution—Treatment of Equity Based Compensation.” The adjusted awards generally will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original Zimmer Biomet award immediately before the separation.

Intellectual Property Matters Agreement

We and Zimmer Biomet will enter into an intellectual property matters agreement pursuant to which Zimmer Biomet will grant to us a non-exclusive, perpetual, royalty-free, fully paid-up, irrevocable, non-sublicensable (except as described below) license to use certain intellectual property rights retained by Zimmer Biomet. We will be able to sublicense our rights in connection with activities relating to our and our affiliates’ business but not for independent use by third parties.

We will also grant back to Zimmer Biomet a non-exclusive, perpetual, royalty-free, fully paid-up, irrevocable, non-sublicensable (except as described below) license to continue to use certain intellectual property rights owned by or transferred to us. Zimmer Biomet will be able to sublicense its rights in connection with activities relating to Zimmer Biomet’s and its affiliates’ retained business but not for independent use by third parties. This license-back will permit Zimmer Biomet to continue to use certain of our intellectual property rights in the conduct of its remaining businesses. We believe that the license-back will have little impact on our businesses because Zimmer Biomet’s use of our intellectual property rights is generally limited to products and services that are not part of our businesses. Neither we nor Zimmer Biomet grants to the other any license to improvements made to any licensed intellectual property. The term of the intellectual property matters agreement is perpetual.

The intellectual property matters agreement is intended to provide freedom to operate in the event that any of Zimmer Biomet’s retained trade secrets, copyrights or patented technology is used in any of our businesses. However, we believe there may be relatively little use of such retained trade secrets, copyrights or patented technology in our businesses, and as a result, we do not believe that the intellectual property matters agreement has a material impact on any of our businesses.

121

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Transitional Trademark License Agreement

We and Zimmer Biomet will enter into a transitional trademark license agreement pursuant to which Zimmer Biomet will grant to us a non-exclusive, royalty-free, non-transferable, non-assignable, and worldwide license to use certain Zimmer Biomet trademarks, corporate names and domain names for a transitional period following the distribution. The license will allow us to continue using certain of Zimmer Biomet’s trademarks in order to provide sufficient time for us to rebrand or phase out our use of the licensed marks. Zimmer Biomet will also redirect certain licensed domain names to new domain names provided by us for a specific period of time.

We agree to use commercially reasonable efforts to remove and cease using Zimmer Biomet’s trademarks on any promotional or other publicly available materials, and will generally discontinue such use as soon as reasonably practicable. In addition to the general requirement that we discontinue use as soon as reasonably practicable, we will be required to cease all use of the licensed marks within a specified period of time after the distribution date, and make all necessary filings required by law to receive all requisite regulatory approvals to change the corporate names and product names to names that are not similar to any Zimmer Biomet corporate names and product names. If we are unable make such filings within the set timeframe, we may request Zimmer Biomet’s consent for an extension of the agreement in relation to any pending approvals, with such consent not to be unreasonably withheld. Zimmer Biomet may immediately terminate its license to us if we breach any of our obligations under the agreement and fail to cure such breach within a reasonable period of time.

Manufacturing and Supply Agreement(s)

We will enter into one or more manufacturing and supply agreements with Zimmer Biomet prior to the distribution pursuant to which Zimmer Biomet will manufacture products for us. The manufacturing and supply agreements will have a duration and pricing terms as set forth therein.

Transition Manufacturing Agreement(s)

We and Zimmer Biomet will enter into one or more transition manufacturing agreements prior to the distribution pursuant to which we or Zimmer Biomet, as the case may be, will manufacture or cause to be manufactured certain products for the other party, on an interim, transitional basis. Pursuant to the transition manufacturing agreements, we or Zimmer Biomet, as the case may be, will be required to purchase certain minimum amounts of products from the other party.

The transition manufacturing agreements will terminate on the expiration of the term of the last product manufactured by us or Zimmer Biomet, as the case may be, pursuant to the transition manufacturing agreements, which will generally be no later than [●], 20[●].

Stockholder and Registration Rights Agreement

We will enter into a stockholder and registration rights agreement with Zimmer Biomet pursuant to which we will agree that, upon the request of Zimmer Biomet, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of SpinCo common stock retained by Zimmer Biomet. In addition, Zimmer Biomet will agree to vote any shares of SpinCo common stock that it retains immediately after the separation in proportion to the votes cast by our other stockholders. In connection with such agreement, Zimmer Biomet will grant us a proxy to vote its shares of SpinCo common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from Zimmer Biomet to a person other than Zimmer Biomet, and neither the voting agreement nor proxy will limit or prohibit any such sale or transfer.

Procedures for Approval of Related Person Transactions

On an annual basis, each director and executive officer will be obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which will be

122

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

available on our website at www.[●].com, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

Under our Code of Business Conduct and Ethics, which will be available on our website at www.[●].com, and related policies and procedures, actual or potential conflicts of interest involving any other employee must be disclosed to and resolved by our Human Resources Department.

123

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the distribution of SpinCo common stock to “U.S. holders” (as defined below) of Zimmer Biomet common stock. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion applies only to U.S. holders of shares of Zimmer Biomet common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

It is a condition to the distribution that the private letter ruling from the IRS regarding certain U.S. federal income tax matters relating to the separation and distribution received by Zimmer Biomet remain valid and be satisfactory to the Zimmer Biomet board of directors and that the Zimmer Biomet board of directors receive one or more opinions from its tax advisors, in each case, satisfactory to the Zimmer Biomet board of directors, regarding certain U.S. federal income tax matters relating to the separation and the distribution, including, with respect to the opinion(s).

This discussion assumes that the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and the other separation-related agreements that Zimmer Biomet and we will enter into prior to the distribution and as described in this information statement, and that the IRS takes no position inconsistent with the opinion(s) described above. This discussion is not a complete description of all U.S. federal income tax consequences of the separation and the distribution, nor does it address the effects of any state, local or non-U.S. tax laws or U.S. federal tax laws other than those relating to income taxes. The distribution may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold Zimmer Biomet or SpinCo common stock, pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, holders who hold Zimmer Biomet or SpinCo common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who receive SpinCo common stock upon the exercise of employee stock options or otherwise as compensation, holders who are liable for alternative minimum tax or any holders who actually or constructively own more than five percent of Zimmer Biomet common stock). This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Zimmer Biomet common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the distribution.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Zimmer Biomet common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions; or (ii) it has a valid election in place under applicable U.S. Treasury Regulations to be treated as a United States person.

124

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR STOCKHOLDER. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX LAWS, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

The IRS private letter ruling is, and the opinion(s) of tax advisors will be, based upon and rely on, among other things, the continuing validity of the private letter ruling, various facts and assumptions, as well as certain representations, statements and undertakings of SpinCo and Zimmer Biomet (including those relating to the past and future conduct of SpinCo and Zimmer Biomet). If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if SpinCo or Zimmer Biomet breach any of their respective representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the IRS private letter ruling and/or the opinion(s) of tax advisors, such IRS private letter ruling and/or the opinion(s) of tax advisors may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding receipt by Zimmer Biomet of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings upon which the IRS private letter ruling or the opinion(s) of tax advisors were based are false or have been violated. In addition, neither the IRS private letter ruling nor the opinion(s) of tax advisors address or will address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes. An opinion of a tax advisor represents the judgment of such tax advisor and is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion(s) of tax advisors. Accordingly, notwithstanding receipt by Zimmer Biomet of the IRS private letter ruling and the opinion(s) of tax advisors, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail in such challenge, Zimmer Biomet, SpinCo and Zimmer Biomet stockholders could be subject to significant U.S. federal income tax liability. Please refer to “Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.

It is expected that, for U.S. federal income tax purposes:

•

subject to the discussion below regarding Section 355(e) of the Code, neither SpinCo nor Zimmer Biomet should recognize any gain or loss upon the separation and the distribution of SpinCo common stock, and no amount should be includable in the income of Zimmer Biomet or SpinCo as a result of the separation and the distribution other than taxable income or gain possibly arising out of internal reorganizations undertaken in connection with the separation and distribution and with respect to any items required to be taken into account under U.S. Treasury Regulations relating to consolidated federal income tax returns;

•

no gain or loss should be recognized by (and no amount should be included in the income of) U.S. holders of Zimmer Biomet common stock upon the receipt of SpinCo common stock in the distribution, except with respect to any cash received in lieu of fractional shares of SpinCo common stock (as described below);

•

the aggregate tax basis of the SpinCo common stock received in the distribution (including any fractional share interest in SpinCo common stock for which cash is received) and the Zimmer Biomet common stock in the hands of each U.S. holder of Zimmer Biomet common stock immediately after the distribution should equal the aggregate tax basis of Zimmer Biomet common stock held by the U.S.

125

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

holder immediately before the distribution, allocated between the Zimmer Biomet common stock and SpinCo common stock (including any fractional share interest in SpinCo common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and

•

the holding period of SpinCo common stock received by each U.S. holder of Zimmer Biomet common stock in the distribution (including any fractional share interest in SpinCo common stock for which cash is received) should generally include the holding period at the time of the distribution for the Zimmer Biomet common stock with respect to which the distribution is made.

A U.S. holder who receives cash in lieu of a fractional share of SpinCo common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its Zimmer Biomet common stock exceeds one year at the time of distribution.

If a U.S. holder of Zimmer Biomet common stock holds different blocks of Zimmer Biomet common stock (generally shares of Zimmer Biomet common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of SpinCo common stock received in the distribution in respect of particular blocks of Zimmer Biomet common stock.

U.S. Treasury Regulations require certain U.S. holders who receive shares of SpinCo common stock in the distribution to attach to such U.S. holder’s federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable.

As discussed above, notwithstanding the receipt by Zimmer Biomet of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply and Zimmer Biomet, SpinCo and Zimmer Biomet stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within our control or the control of Zimmer Biomet could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, we may be required to indemnify Zimmer Biomet for certain taxes (and certain related amounts) resulting from the distribution and certain related transactions not qualifying as tax-free.

If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, Zimmer Biomet would recognize taxable gain as if it had sold the SpinCo common stock in a taxable sale for an amount equal to its fair market value (unless Zimmer Biomet and we jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (i) the Zimmer Biomet group would recognize taxable gain as if it had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of SpinCo common stock and the assumption of all of SpinCo’s liabilities and (ii) we would obtain a related step-up in the basis of such assets deemed acquired) and Zimmer Biomet stockholders who receive SpinCo common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock.

Even if the distribution were to otherwise qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to Zimmer Biomet under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in Zimmer Biomet or us. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. In

126

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

general, however, any acquisitions of Zimmer Biomet’s or our shares within the period beginning two years before the separation and ending two years after the separation are presumed to be part of such a plan, although we or Zimmer Biomet may be able to rebut that presumption.

In connection with the distribution, we and Zimmer Biomet will enter into a tax matters agreement pursuant to which we will be responsible for certain liabilities and obligations following the distribution. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on Zimmer Biomet or us that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code (including as a result of Section 355(e) of the Code), to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. However, if such failure was the result of any acquisition of our shares or assets, or of any of our representations, statements or undertakings being incorrect, incomplete or breached, we generally will be responsible for all taxes imposed as a result of such acquisition or breach. Our indemnification obligations to Zimmer Biomet under the tax matters agreement are not expected to be limited in amount or subject to any cap. If we are required to pay any taxes or indemnify Zimmer Biomet and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities.

Backup Withholding and Information Reporting.

Payments of cash to U.S. holders of Zimmer Biomet common stock in lieu of fractional shares of SpinCo common stock may be subject to information reporting and backup withholding, unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

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Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF MATERIAL INDEBTEDNESS

SpinCo intends to incur certain indebtedness prior to or concurrent with the separation. If we enter into arrangements for such indebtedness prior to the effectiveness of the registration statement of which this information statement forms a part, a description of such arrangements will be included in an amendment to this information statement.

128

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all of the outstanding shares of SpinCo common stock will be owned beneficially and of record by Zimmer Biomet. Following the distribution, we expect to have outstanding an aggregate of approximately [●] shares of common stock based upon approximately [●] million shares of Zimmer Biomet common stock outstanding on [●], excluding treasury shares and assuming no exercise of Zimmer Biomet options, and applying the distribution ratio. Zimmer Biomet will continue to own no more than 20 percent of the shares of SpinCo common stock following the distribution.

Security Ownership of Certain Beneficial Owners

As of the date hereof, all of the issued and outstanding shares of SpinCo common stock are owned directly by Zimmer Biomet. After the separation and distribution, Zimmer Biomet will own no more than 20 percent of the shares of SpinCo common stock. The following table reports the number of shares of SpinCo common stock that we expect will be beneficially owned, immediately following the completion of the distribution, by each person who will beneficially own more than five percent of SpinCo common stock. The table is based upon information available as of [●] as to those persons who beneficially own more than five percent of Zimmer Biomet common stock and an assumption that, for each share of Zimmer Biomet common stock held by such persons, they will receive [●] share[s] of SpinCo common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Zimmer Biomet 345 East Main Street Warsaw, IN 46580	[	●]	[	●]
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	[	●]	[	●]
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	[	●]	[	●]

Share Ownership of Executive Officers and Directors

The following table sets forth information, immediately following the completion of the distribution, calculated as of [●], based upon the distribution of [●] share[s] of SpinCo common stock for each share of Zimmer Biomet common stock, regarding (1) each of our expected directors and executive officers and (2) all of our expected directors and executive officers as a group. The address of each director, director nominee and executive officer shown in the table below is c/o SpinCo, [●], Attention: [Secretary].

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
[●]	[	●]	[	*]
Vafa Jamali	[	●]	[	*]
[●]	[	●]	[	*]
Rebecca Whitney	[	●]	[	*]
Indraneel Kanaglekar	[	●]	[	*]
Michael Minette	[	●]	[	*]
Heather Kidwell	[	●]	[	*]
All Directors and Executive Officers as a Group (persons)	[	●]	[	*]

*	Less than one percent.

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DESCRIPTION OF OUR CAPITAL STOCK

Our certificate of incorporation and bylaws will be amended and restated prior to the completion of the distribution. The following is a summary of the material terms of our capital stock that will be contained in the amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws to be in effect at the time of the distribution, which you must read for complete information on our capital stock as of the time of the distribution. The certificate of incorporation and bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to our registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the DGCL.

General

Our authorized capital stock consists of [●] shares of common stock, par value [●] per share, and [●] shares of preferred stock, par value [●] per share. Our board of directors will have the power to issue any or all of the shares of the Company’s capital stock, including the authority to establish one or more series of preferred stock and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, which could delay, defer or prevent any attempt to acquire or control us. Immediately following the distribution, we expect that approximately [●] shares of SpinCo common stock will be issued and outstanding, based on approximately [●] shares of Zimmer Biomet common stock issued and outstanding on [●], and that no shares of preferred stock will be issued and outstanding.

Common Stock

After the distribution, all outstanding shares of SpinCo common stock will be duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of SpinCo common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting Rights. The holders of shares of our common stock will be entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of our common stock will not be entitled to cumulate their votes in the election of directors, which means that holders of a majority of the outstanding shares of our common stock can elect all of our directors.

Dividend Rights. The holders of shares of our common stock will be entitled to receive such dividends as our board of directors may from time to time, and in its discretion, declare from any funds legally available therefor.

Liquidation Rights. Upon our liquidation, after payment or provision for payment of all of our obligations and any liquidation preference of any outstanding preferred stock, the holders of shares of our common stock will be entitled to share ratably in our remaining assets.

No Preemptive Rights. The holders of shares of our common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The holders of shares of our common stock are not subject to further calls or assessments by us.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by the DGCL, and by our certificate of incorporation, to issue shares of preferred stock in one or more series without further action by the holders of our common stock. Our board of directors will have the discretion, subject to the limitations proscribed by the DGCL and by our certificate of incorporation, to determine the designation, powers, privileges, preferences and rights of the shares of each series of preferred stock and the qualifications, limitations and restrictions thereof.

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Corporate Governance

Single Class Capital Structure. The common stock shall have the exclusive right to vote for the election of directors and for all other purposes, with each holder of common stock entitled to one vote per share, and holders of preferred stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. Each share of common stock shall be equal to every other share of common stock, except as otherwise provided in the certificate of incorporation or required by law.

Director Elections. Upon completion of the separation, until the 20[●] annual meeting of stockholders, the Company’s board of directors will be divided into three classes, with Class I composed of [●] directors, Class II composed of [●] directors and Class III composed of [●] directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which the Company expects to hold in 20[●], and will be up for re-election at that meeting for a three-year term to expire at the 20[●] annual meeting of stockholders. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which the Company expects to hold in 20[●], and will be up for re-election at that meeting for a two-year term to expire at the 20[●] annual meeting of stockholders. The directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which the Company expects to hold in 20[●], and will be up for re-election at that meeting for a one-year term to expire at the 20[●] annual meeting of stockholders. Commencing with the 20[●] annual meeting of stockholders, directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and our board of directors will thereafter no longer be divided into classes.

At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast with respect to that director’s election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Before our board of directors is declassified, it would take at least three elections of directors for any individual or group to gain control of our board of directors. Accordingly, while the board of directors is divided into classes, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

Special Meetings of Stockholders. Our amended and restated certificate of incorporation and/or bylaws will provide that a special meeting of stockholders may be called only by the Chairman of the board or a majority of the Company’s board of directors pursuant to a resolution stating the purpose or purposes of the special meeting.

Majority Vote for Mergers and Other Business Combinations. Mergers and other business combinations involving the Company will generally be required to be approved by a majority vote where such stockholder approval is required.

Other Expected Corporate Governance Features. Governance features related to our board of directors are set forth in the section of this information statement captioned “Board of Directors and Corporate Governance.” In addition to the foregoing, it is expected that we will implement stock ownership guidelines for directors and senior executive officers, annual board performance evaluations, recoupment and anti-hedging policies, prohibitions on option repricing in equity plans without stockholder approval, risk oversight procedures and other practices and protocols.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, bylaws and certain provisions of the DGCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions, summarized below and in

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the “Special Meetings of Stockholders” section described above, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of the Company to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

Delaware Anti-Takeover Law. We are a Delaware corporation and, as such, we will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for three years after the time in which the person became an Interested Stockholder, unless:

•	prior to such person becoming an Interested Stockholder, the board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder;

•

upon becoming an Interested Stockholder, the stockholder owned at least 85% of the Company’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefits plans; or

•

the Business Combination is approved by both the board of directors and by holders of at least two-thirds of the Company’s outstanding voting stock, excluding shares owned by the Interested Stockholder, at a meeting and not by written consent.

For purposes of Section 203 of the DGCL, the below definitions apply:

•	“Business Combination” means mergers, asset sales and other similar transactions with an Interested Stockholder; and

•

“Interested Stockholder” means a person who, together with its affiliates and associates, owns, or under certain circumstances has owned, within the prior three years, 15% or more of the outstanding voting stock.

Although Section 203 permits a Delaware corporation to elect not to be governed by its provisions, we will not make this election.

Size of Board and Vacancies. Our amended and restated certificate of incorporation will provide that the number of directors on our board of directors will be fixed exclusively by our board of directors pursuant to a resolution adopted by a majority of the whole board (but shall not be less than three). Any vacancies created in our board of directors resulting from any increase in the authorized number of directors or the death, resignation, disqualification, removal from office or other cause will be filled by an affirmative vote of a majority of the board of directors then in office, even if less than a quorum is present and not by the stockholders. Any director appointed to fill a vacancy on our board of directors will be appointed for the remainder of the full term of the class of directors in which the vacancy occurred, and until his or her successor has been elected and qualified.

Director Removal. Our amended and restated certificate of incorporation and/or bylaws will provide that (i) prior to our board of directors being declassified as discussed above, our stockholders will be permitted to remove a director only for cause, consistent with the DGCL requirements for classified boards, and (ii) after our board of directors has been fully declassified, our stockholders may remove directors with or without cause.

Amendments to Bylaws. Our amended and restated certificate of incorporation and bylaws will provide that our board of directors has the right to amend, repeal, and adopt new bylaws upon the affirmative vote of a majority of the board of directors. The bylaws may also be amended, repealed, and new bylaws may be adopted, at any meeting of the stockholders upon the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding voting stock.

132

Stockholder Action by Written Consent. Our amended and restated certificate of incorporation will expressly eliminate the right of stockholders to act by written consent. Stockholder action may only take place at an annual or a special meeting of our stockholders.

Advance Notice Provision. Our amended and restated bylaws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders. This procedure will provide that:

•

the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the board of directors, or by a stockholder who has given timely written notice containing specified information to the Company’s secretary prior to the meeting at which directors are to be elected; and

•

the only business that may be conducted at an annual meeting is business that has been brought before the meeting by or at the direction of the board of directors, or by a stockholder who has given timely written notice to the secretary of the stockholder’s intention to bring the business before the meeting.

In general, we must receive written notice of stockholder nominations to be made or business to be brought at an annual meeting no later than 90 calendar days nor earlier than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting in order for the notice to be timely. The notice must contain information concerning (i) the nominees or the matters to be brought before the meeting and (ii) the stockholder submitting the proposal.

The purposes of requiring stockholders to give us advance notice of nominations and other business include the following:

•	to afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business;

•	to the extent necessary or desirable by the board of directors, to inform stockholders and make recommendations about such qualifications or business; and

•	to provide a more orderly procedure for conducting meetings of stockholders.

Our amended and restated bylaws will not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action. However, these provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our amended and restated bylaws may also deter a third party from soliciting proxies to approve its own proposal, without regard to whether consideration of the proposals might be harmful or beneficial to us and our stockholders.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors, unless the Company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock. The authority that our board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated

133

certificate of incorporation will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of our Company, or for serving at our request as a director, officer, employee, or agent at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated certificate of incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect our Company and our directors, officers and certain employees against some liabilities.

The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit our Company and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to an alternative forum, a state or federal court located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee of ours arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any director, officer or other employee of ours governed by the internal affairs doctrine. In addition, unless we otherwise consent in writing, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act shall be the federal district courts of the United States. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may have the effect of discouraging lawsuits against us or our directors and officers. The enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

Listing

We intend to apply to list our shares of common stock on the NYSE, or a comparable public market, under the symbol “[●].”

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Sale of Unregistered Securities

On [●], we issued [●] shares of SpinCo common stock to Zimmer Biomet pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for shares of SpinCo common stock will be Computershare.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to the shares of SpinCo common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our Company and SpinCo common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this information statement is not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC. We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

136

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

The Spine and Dental Businesses of Zimmer Biomet Holdings, Inc.

F-1

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Report of Independent Registered Public Accounting Firm

The segment change described in Note 16 to the combined financial statements has not been consummated at August 9, 2021. When it has been consummated, we will be in a position to furnish the following report.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 9, 2021

“Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Zimmer Biomet Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Spine and Dental Businesses of Zimmer Biomet Holdings, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related combined statements of earnings, comprehensive income (loss), changes in net parent investment, and cash flows, for each of the three years in the period ended December 31, 2020, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The

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Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Assessment – Dental Reporting Unit

As described in Notes 2 and 11 to the combined financial statements, the Company’s goodwill balance was $273.7 million as of December 31, 2020 and was associated with the dental reporting unit. Management performs an impairment test in the fourth quarter of each year or whenever events or changes in circumstances indicate that the carrying value of the reporting unit’s assets may not be recoverable. Potential impairment of a reporting unit is identified by comparing the reporting unit’s estimated fair value to its carrying amount. Management estimated the fair value of the dental reporting unit based on income and market approaches. Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting unit. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators from other businesses that are similar to the dental reporting unit. Significant assumptions are incorporated into the discounted cash flow analysis such as revenue growth rates, gross margins, operating margins, and risk-adjusted discount rates.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the dental reporting unit is a critical audit matter are (i) the significant judgment by management related to the discounted cash flow analysis when developing the fair value measurement of the reporting unit; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and in evaluating management’s significant assumptions related to revenue growth rates, gross margins, operating margins, and risk-adjusted discount rates; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment assessment, including controls over the discounted cash flow analysis related to the valuation of the dental reporting unit. These procedures also included, among others, (i) testing management’s process for developing the fair value estimate; (ii) evaluating the appropriateness of management’s fair value approaches; (iii) testing the completeness and accuracy of the underlying data used in the discounted cash flow analysis; and (iv) evaluating the reasonableness of the significant assumptions used by management in the discounted cash flow analysis related to the revenue growth rates, gross margins, operating margins, and risk-adjusted discount rates. Evaluating management’s assumptions related to revenue growth rates, gross margins, and operating margins involved evaluating whether the assumptions used by management were reasonable considering (i) the past performance of the reporting unit; (ii) the consistency with external data from market and industry sources; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s discounted cash flow analysis and the risk-adjusted discount rate assumption.

PricewaterhouseCoopers LLP

Chicago, Illinois

August 9, 2021, except for the effects of the segment change described in Note 16, as to which the date is ___________

We have served as the Company’s auditor since 2021.”

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Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SPINE AND DENTAL BUSINESSES OF ZIMMER BIOMET HOLDINGS, INC.

COMBINED STATEMENTS OF EARNINGS

(in millions)

	For the Years Ended December 31,
	2020	2019	2018
Net Sales
Third party, net	$896.9	$1,021.6	$1,044.9
Related party, net	7.9	20.1	29.1

Total Net Sales	904.8	1,041.7	1,074.0
Cost of products sold, excluding intangible asset amortization	301.2	308.3	342.1
Related party cost of products sold, excluding intangible asset amortization	7.2	18.0	25.0
Intangible asset amortization	85.5	83.4	95.2
Research and development	49.2	55.6	52.0
Selling, general and administrative	533.2	605.0	599.4
Goodwill impairment	142.0	—	411.7
Restructuring	9.7	1.8	—
Acquisition, integration, divestiture and related	2.2	3.2	30.8

Operating expenses	1,130.2	1,075.3	1,556.2

Operating Loss	(225.4)	(33.6)	(482.2)
Other income (expense), net	1.6	0.2	(0.6)
Interest expense, net	(0.3)	(0.2)	(0.1)

Loss before income taxes	(224.1)	(33.6)	(482.9)
Benefit for income taxes	(43.9)	(1.9)	(17.6)

Net Loss	(180.2)	(31.7)	(465.3)
Less: Net earnings attributable to noncontrolling interest	0.1	0.1	1.1

Net Loss of the Spine and Dental Businesses of Zimmer Biomet Holdings, Inc.	$(180.3)	$(31.8)	$(466.4)

The accompanying notes are an integral part of these combined financial statements.

F-4

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SPINE AND DENTAL BUSINESSES OF ZIMMER BIOMET HOLDINGS, INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	For the Years Ended December 31,
	2020	2019	2018
Net Loss	$(180.2)	$(31.7)	$(465.3)
Other Comprehensive Income (Loss):
Foreign currency cumulative translation adjustments, net of tax	44.8	(9.5)	(65.1)

Total Other Comprehensive Income (Loss)	44.8	(9.5)	(65.1)

Comprehensive Loss	(135.4)	(41.2)	(530.4)

Comprehensive Income Attributable to Noncontrolling Interest	0.1	0.1	1.0

Comprehensive Loss Attributable to the Spine and Dental Businesses of Zimmer Biomet Holdings, Inc.	$(135.5)	$(41.3)	$(531.4)

The accompanying notes are an integral part of these combined financial statements.

F-5

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SPINE AND DENTAL BUSINESSES OF ZIMMER BIOMET HOLDINGS, INC.

COMBINED BALANCE SHEETS

(in millions)

	As of December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$26.9	$36.7
Accounts receivable, less allowance for credit losses	193.7	188.9
Inventories	280.8	268.7
Prepaid expenses and other current assets	21.9	20.9

Total Current Assets	523.3	515.2
Property, plant and equipment, net	178.2	197.7
Goodwill	273.7	398.9
Intangible assets, net	891.0	917.4
Other assets	75.1	73.1

Total Assets	$1,941.3	$2,102.3

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$48.8	$49.8
Income taxes payable	6.7	5.8
Other current liabilities	151.8	140.8
Current portion of debt due to parent	17.6	—

Total Current Liabilities	224.9	196.4
Deferred income taxes, net	154.1	158.5
Lease liability	52.7	56.4
Other long-term liabilities	19.7	12.3
Non-current portion of debt due to parent	4.9	16.8

Total Liabilities	456.3	440.4

Commitments and Contingencies (Note 18)
Equity:
Net parent company investment	1,480.5	1,701.3
Accumulated other comprehensive income (loss)	4.5	(40.3)

Total equity of the Spine and Dental Businesses of Zimmer Biomet Holdings, Inc.	1,485.0	1,661.0
Noncontrolling interest	—	0.9

Total Equity	1,485.0	1,661.9

Total Liabilities and Equity	$1,941.3	$2,102.3

The accompanying notes are an integral part of these combined financial statements.

F-6

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SPINE AND DENTAL BUSINESSES OF ZIMMER BIOMET HOLDINGS, INC.

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(in millions)

	Net Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Equity
Balance January 1, 2018	$2,255.9	$34.3	$(0.2)	$2,290.0
Net loss	(466.4)	—	1.0	(465.4)
Net transactions with Zimmer Biomet	(48.7)	—	—	(48.7)
Other comprehensive loss	—	(65.1)	—	(65.1)

Balance December 31, 2018	1,740.8	(30.8)	0.8	1,710.8
Net loss	(31.8)	—	0.1	(31.7)
Net transactions with Zimmer Biomet	(7.7)	—	—	(7.7)
Other comprehensive loss	—	(9.5)	—	(9.5)

Balance December 31, 2019	1,701.3	(40.3)	0.9	1,661.9
Net loss	(180.3)	—	0.1	(180.2)
Adoption of new accounting standard	(1.0)	—	—	(1.0)
Net transactions with Zimmer Biomet	(39.5)	—	—	(39.5)
Acquisition of noncontrolling interests	—	—	(1.0)	(1.0)
Other comprehensive income	—	44.8	—	44.8

Balance December 31, 2020	$1,480.5	$4.5	$—	$1,485.0

The accompanying notes are an integral part of these combined financial statements.

F-7

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SPINE AND DENTAL BUSINESSES OF ZIMMER BIOMET HOLDINGS, INC.

COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	For the Years Ended December 31,
	2020	2019	2018
Cash flows provided by (used in) operating activities:
Net loss	$(180.2)	$(31.7)	$(465.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	133.6	134.4	146.9
Goodwill impairment	142.0	—	411.7
Share-based compensation	5.9	7.1	5.6
Deferred income tax provision	(22.8)	(18.6)	(28.0)
Changes in operating assets and liabilities, net of acquired assets and liabilities
Income taxes	0.4	(4.1)	(1.1)
Receivables	(1.1)	9.8	32.6
Inventories	(5.9)	(0.3)	31.6
Accounts payable and accrued liabilities	(3.0)	(0.6)	0.7
Other assets and liabilities	14.8	18.8	17.2

Net cash provided by operating activities	83.7	114.8	151.9

Cash flows used in investing activities:
Additions to instruments	(32.7)	(44.3)	(41.4)
Additions to other property, plant and equipment	(5.5)	(8.7)	(6.7)
Business combination investments, net of acquired cash	(8.4)	(27.6)	—
Other investing activities	(2.8)	(4.0)	(2.0)

Net cash used in investing activities	(49.4)	(84.6)	(50.1)

Cash flows provided by (used in) financing activities:
Net transactions with Zimmer Biomet	(41.8)	(20.4)	(61.1)
Net cash flows from unremitted collections from factoring programs	(1.6)	(2.3)	2.8
Proceeds from debt due to parent	—	—	1.1
Repayments of debt due to parent	(0.7)	—	(39.7)
Other financing activities	(0.4)	—	—

Net cash used in financing activities	(44.5)	(22.7)	(96.9)

Effect of exchange rates on cash and cash equivalents	0.4	(0.2)	(1.3)

(Decrease) increase in cash and cash equivalents	(9.8)	7.3	3.6
Cash and cash equivalents, beginning of year	36.7	29.4	25.8

Cash and cash equivalents, end of period	$26.9	$36.7	$29.4

The accompanying notes are an integral part of these combined financial statements.

F-8

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SPINE AND DENTAL BUSINESSES OF ZIMMER BIOMET HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Background, Nature of Business and Basis of Presentation

Background

On February 5, 2021, Zimmer Biomet Holdings Inc. (“Zimmer Biomet” or the “Parent”) announced its intention to spin off its spine and dental businesses from its core orthopedic businesses. Zimmer Biomet intends to effect the separation through a pro rata distribution of at least 80 percent of the outstanding shares of common stock of a new entity, ZB SpinCo Holdings, Inc. (“SpinCo”). References to the “Company,” “we,” “us” and “our” and other similar terms throughout the combined financial statements refer to the Spine and Dental Businesses of Zimmer Biomet Holdings, Inc. Following the distribution, Zimmer Biomet stockholders will directly own at least 80 percent of the outstanding shares of SpinCo common stock, and SpinCo will be a separate public company from Zimmer Biomet. The separation will provide Zimmer Biomet stockholders with equity ownership in both Zimmer Biomet and SpinCo. The separation is intended to qualify as generally tax-free to Zimmer Biomet stockholders for U.S. federal income tax purposes, except for any cash received by stockholders in lieu of fractional shares.

We expect the transaction to be completed during our first quarter of fiscal year 2022, subject to the satisfaction of certain conditions including, among others, final approval of Zimmer Biomet’s Board of Directors, receipt of a favorable opinion and Internal Revenue Service ruling with respect to the tax-free nature of the transaction, and the effectiveness of a Form 10 registration statement that will be filed with the U.S. Securities and Exchange Commission (“SEC”). There can be no assurance regarding the ultimate timing of the proposed transaction or that the transaction will be completed.

Nature of Business

Our operations are principally managed on a products basis and include two operating segments, 1) the spine products segment, and 2) the dental products segment.

In the spine products market, our core services include designing, manufacturing and distributing medical devices and surgical instruments to deliver comprehensive solutions for individuals with back or neck pain caused by degenerative conditions, deformities or traumatic injury of the spine. We also provide devices that promote bone healing. A developing trend in spine surgeries is the use of robotic technologies to assist a surgeon in performing minimally invasive procedures. We have entered the robotics market with our ROSA ONE® Spine. Other differentiated products in our spine portfolio include Mobi-C® Cervical Disc and The Tether™.

In the dental products market, our core services include designing, manufacturing and/or distributing dental implant solutions. Dental reconstructive implants are for individuals who are totally without teeth or are missing one or more teeth, dental prosthetic products are aimed at providing a more natural restoration to resemble the original teeth and dental regenerative products are for soft tissue and bone rehabilitation. Our key products include the T3® Implant, Tapered Screw-Vent Implant System, Trabecular Metal™ Dental Implant, BellaTek Encode Impression System and Puros Allograft Particulate.

Basis of Presentation

We have historically existed and functioned as part of the consolidated business of Zimmer Biomet. The accompanying combined financial statements are prepared on a standalone basis and are derived from Zimmer Biomet’s consolidated financial statements and accounting records.

The carve-out financial statements and accounting records present the combined balance sheets as of December 31, 2020 and 2019 and the combined statements of earnings, combined statements of comprehensive income (loss), and combined statements of changes in net parent investment for the years ended December 31, 2020, 2019, and 2018.

F-9

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The combined statements of earnings include all revenues and costs directly attributable to our business, including costs for facilities, functions, and services we utilize. The combined statements of earnings also include an allocation of expenses related to certain Zimmer Biomet commercial and corporate functions, including distribution, quality, regulatory, information technology, finance, executive, human resources and legal. These expenses have been allocated based on direct usage or benefit where specifically identifiable, with the remainder allocated on a proportional cost allocation method based primarily on net sales, as applicable. Management considers the expense methodology and resulting allocation to be reasonable for all periods presented; however, the allocations may not be indicative of actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. Actual costs that we may have incurred had we been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by our employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.

The income tax amounts in the combined financial statements have been calculated on a separate return method and presented as if our operations were separate taxpayers in the respective jurisdictions.

Following the spin-off, certain functions that Zimmer Biomet provided to us prior to the spin-off will either continue to be provided to us by Zimmer Biomet under one or more transition services agreements and transition manufacturing agreements or will be performed using our own resources or third-party service providers. Additionally, under manufacturing and supply agreements, we will manufacture certain products for Zimmer Biomet and Zimmer Biomet will manufacture certain products for us. We expect to incur certain costs to establish ourselves as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company.

The combined balance sheets include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to us, including certain assets that were historically held at the corporate level in Zimmer Biomet. All intercompany accounts and transactions within the Company have been eliminated. All transactions between us and Zimmer Biomet previously resulting in intercompany balances are considered to be effectively settled in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheets as net parent company investment. See Note 19 for additional information on related party transactions with Zimmer Biomet.

Zimmer Biomet maintains various employee benefits plans in which the Company’s employees participate, and a portion of the costs associated with these plans has been included in the Company’s combined financial statements. The combined balance sheets do not include assets and liabilities relating to these plans because the Parent is the plan sponsor.

Our equity balance in these combined financial statements represents the excess of total assets over liabilities including the due to/from balances between us and Zimmer Biomet (net parent company investment) and accumulated other comprehensive income (loss) (“AOCI”). Net parent company investment is primarily impacted by contributions from Zimmer Biomet which are the result of treasury activities and net funding provided by or distributed to Zimmer Biomet. Our AOCI as of January 1, 2018 is based on the currency translation historically recorded on our specific assets and liabilities. Foreign currency translation recorded during the years ended December 31, 2020, 2019 and 2018 is based on currency movements specific to our combined financial statements.

Zimmer Biomet utilizes a central approach to treasury management and we historically participated in related cash pooling arrangements. Our cash and cash equivalents on the combined balance sheets represent cash balances from standalone entities who did not participate in such arrangements. We have no third-party

F-10

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

borrowings. All borrowings by us due to Zimmer Biomet attributable to our business are recorded as “debt due to parent” in the combined balance sheets and classified as current or noncurrent based on loan maturity dates. Zimmer Biomet’s third-party debt and related interest expense have not been attributed to us because we are not the legal obligor of the debt and the borrowings are not specifically identifiable to us. However, in connection with the spin-off, we expect to incur indebtedness and such indebtedness would result in additional interest expense in future periods.

2.	Significant Accounting Policies

Use of Estimates - The combined financial statements are prepared in conformity with accounting principles generally accepted under GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period, including allocations from Zimmer Biomet. We have made our best estimates, as appropriate under GAAP, in the recognition of our assets and liabilities. These estimates have considered the impact the COVID-19 pandemic may have on our financial position, results of operations and cash flows. Such estimates included, but were not limited to, determining the allocations of costs and expenses from Zimmer Biomet, variable consideration to our customers, our allowance for doubtful accounts for expected credit losses, the net realizable value of our inventory, the fair value of our goodwill and the recoverability of other long-lived assets. The estimates and associated assumptions are based on historical experience, complex judgements and various other factors that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates.

Foreign Currency Translation - The financial statements of our foreign subsidiaries are translated into U.S. Dollars using period-end exchange rates for assets and liabilities and average exchange rates for operating results. Unrealized translation gains and losses are included in AOCI in equity. When a transaction is denominated in a currency other than the subsidiary’s functional currency, we remeasure the transaction into the functional currency and recognize any transactional gains or losses in earnings. Foreign currency remeasurement gains recognized in our combined statements of earnings in nonoperating other income (expense), net were $1.6 million and $0.2 million in the years ended December 31, 2020 and 2019, respectively, while a loss of $1.2 million was recognized in the year ended December 31, 2018.

Shipping and Handling - Amounts billed to customers for shipping and handling of products are reflected in net sales and are not significant. Expenses incurred related to shipping and handling of products are reflected in selling, general and administrative (“SG&A”) expenses and were $37.0 million, $38.5 million and $41.8 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Research and Development - We expense all research and development (“R&D”) costs as incurred except when there is an alternative future use for the R&D. R&D costs include salaries, prototypes, depreciation of equipment used in R&D, consultant fees and service fees paid to collaborative partners.

Litigation - We record a liability for contingent losses, including future legal costs, settlements and judgments, when we consider it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Restructuring - A restructuring is defined as a program that is planned and controlled by management, and materially changes either the scope of a business undertaken by an entity, or the manner in which that business is conducted. Restructuring charges include (i) employee termination benefits, (ii) contract termination costs and (iii) other related costs associated with exit or disposal activities.

In December 2019, the Board of Directors of Zimmer Biomet approved, and Zimmer Biomet initiated, a new global restructuring program with an objective of reducing costs to allow for further investment in higher priority growth opportunities. Restructuring charges for the years ended December 31, 2020 and 2019 for the Company were primarily attributable to this program. There were no restructuring charges for the year ended December 31, 2018.

Acquisition, integration, divestiture and related - We use the financial statement line item, “Acquisition, integration, divestiture and related” to recognize expenses resulting from the consummation of business mergers

F-11

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

and acquisitions and the related integration of those businesses. Integration-related expenses reported in the combined statements of earnings were primarily incurred in 2018 related to acquisitions that occurred in 2015 and 2016. The expenses recognized primarily relate to integration-related consulting, distributor terminations, severance and retention period compensation and benefits to employees that were terminated.

We have also incurred other various, less significant costs on projects that are similar to integration and restructurings focusing on reducing costs that have been recognized in this financial statement line item as well.

Cash and Cash Equivalents - We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amounts reported in the balance sheet for cash and cash equivalents are valued at cost, which approximates their fair value. The cash presented on the balance sheet represents cash not subject to the Zimmer Biomet centralized cash management process.

Accounts Receivable -Accounts receivable consists of trade and other miscellaneous receivables. We grant credit to customers in the normal course of business and maintain an allowance for expected credit losses. We determine the allowance for credit losses by geographic market and take into consideration historical credit experience, creditworthiness of the customer and other pertinent information. We make concerted efforts to collect all accounts receivable, but sometimes we have to write-off the account against the allowance when we determine the account is uncollectible. The allowance for credit losses was $18.9 million and $19.6 million as of December 31, 2020 and 2019, respectively.

Zimmer Biomet has receivables purchase arrangements with unrelated third parties to transfer portions of our trade accounts receivable balance. Our spine business has historically participated in these arrangements. The purchase arrangements in the United States and Japan were terminated during the year ended December 31, 2020, but the arrangements have continued in Europe. Funds received from the transfers are recorded as an increase to cash and a reduction to accounts receivable outstanding in our combined balance sheets. The cash flows attributable to the sale of receivables to third parties are reported in cash flows from operating activities in our combined statements of cash flows. Net expenses resulting from the sales of receivables are recognized in SG&A expense. Net expenses include any resulting gains or losses from the sales of receivables, credit insurance and factoring fees. Under the previous arrangement in the United States and Japan, any collections that we made that were unremitted to the third parties were recognized on our combined balance sheets under other current liabilities and in our combined statements of cash flows in financing activities. In Europe, we have no continuing involvement with the factored receivable.

Inventories - Inventories are stated at the lower of cost and net realizable value, with cost determined on a first-in first-out basis or on an average cost basis depending on the jurisdiction.

Property, Plant and Equipment - Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives of ten to forty years for buildings and improvements and three to eight years for machinery and equipment. Maintenance and repairs are expensed as incurred. We review property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset group may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset exceeds its fair value.

Software Costs - We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalized software costs generally include external direct costs of materials and services utilized in developing or obtaining computer software and compensation and related benefits for employees who are directly associated with the software project. Capitalized software costs are included in property, plant and equipment on our balance sheet and amortized on a

F-12

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

straight-line or weighted average estimated user basis when the software is ready for its intended use over the estimated useful lives of the software, which approximate three to fifteen years.

For cloud computing arrangements that are considered a service contract, our capitalization of implementation costs is aligned with the internal use software requirements. However, on our combined balance sheet these implementation costs are recognized in other noncurrent assets. On our combined statement of cash flows, these implementations costs are recognized in operating cash flows. The implementation costs are recognized on a straight-line basis over the expected term of the related service contract.

Instruments - Instruments are hand-held devices used by surgeons during surgical procedures. Instruments are recognized as long-lived assets and are included in property, plant and equipment. Undeployed instruments are carried at cost or realizable value. Instruments that have been deployed to be used in surgeries are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on average estimated useful lives, determined principally in reference to associated product life cycles, primarily five years. We review instruments for impairment whenever events or changes in circumstances indicate that the carrying value of an instrument may not be recoverable. Depreciation of instruments is recognized as SG&A expense.

Goodwill - Goodwill is not amortized but is subject to annual impairment tests. Goodwill has been assigned to reporting units. We perform annual impairment tests by comparing a reporting unit’s estimated fair value to its carrying amount. The fair value of the reporting unit is determined based upon a discounted cash flow analysis and/or use of a market approach by looking at market values of comparable companies. Significant assumptions are incorporated into our discounted cash flow analyses such as revenue growth rates, gross margins, operating margins, and risk-adjusted discount rates. We perform this test in the fourth quarter of the year or whenever events or changes in circumstances indicate that the carrying value of the reporting unit’s assets may not be recoverable. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded in the amount that the carrying value of the business unit exceeds the fair value. See Note 11 for more information regarding goodwill.

Intangible Assets - Intangible assets are initially measured at their fair value. We have determined the fair value of our intangible assets either by the fair value of the consideration exchanged for the intangible asset or the estimated after-tax discounted cash flows expected to be generated from the intangible asset. Intangible assets with a finite life, including technology, certain trademarks and trade names, customer-related intangibles, intellectual property rights and patents and licenses, are amortized on a straight-line basis over their estimated useful life or contractual life, which may range from less than one year to twenty years. Intangible assets with a finite life are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.

In determining the useful lives of intangible assets, we consider the expected use of the assets and the effects of obsolescence, demand, competition, anticipated technological advances, changes in surgical techniques, market influences and other economic factors. For technology-based intangible assets, we consider the expected life cycles of products, absent unforeseen technological advances, which incorporate the corresponding technology. Trademarks and trade names that are related to products expected to be phased out are assigned lives consistent with the period in which the products bearing each brand are expected to be sold. For customer relationship intangible assets, we assign useful lives based upon historical levels of customer attrition. Intellectual property rights are assigned useful lives that approximate the contractual life of any related patent or the period for which we maintain exclusivity over the intellectual property.

Income Taxes - The Company has been included in the consolidated U.S. federal, foreign, and certain state income tax returns of Zimmer Biomet, where applicable. The tax provision and current and deferred tax balances have been prepared on a separate-return basis as if the Company were a separate filer.

Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are

F-13

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the new tax rate is enacted.

As a result of applying the separate filer approach, actual tax transactions included in the consolidated financial statements of Zimmer Biomet may not be included in the combined financial statements. Similarly, the tax treatment of certain items reflected in the combined financial statements may not be reflected in the consolidated financial statements and tax returns of Zimmer Biomet. Therefore, portions of items such as net operating losses (“NOLs”), credit carryforwards, other deferred taxes, and valuation allowances may exist in the combined financial statements that may or may not exist in Zimmer Biomet’s consolidated financial statements and vice versa. In addition, although deferred tax assets have been recognized for NOLs and tax credits in accordance with the separate return method, certain NOLs and credits will not carry over with the Company in connection with the Distribution. The income taxes of the Company as presented in the Combined Financial Statements may not be indicative of the income taxes that the Company will incur in the future. Income taxes due to or due from the Parent are assumed to have been settled or recovered by the end of the period. Any differences between actual amounts paid or received by the Company have been reflected in net parent company investment.

We reduce our deferred tax assets by a valuation allowance if it is more likely than not that we will not realize some portion or all of the deferred tax assets. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

We operate on a global basis and are subject to numerous and complex tax laws and regulations. Our income tax filings are regularly under audit in multiple federal, state and foreign jurisdictions. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed. Because income tax adjustments in certain jurisdictions can be significant, we record accruals representing management’s best estimate of the probable resolution of these matters. To the extent additional information becomes available, such accruals are adjusted to reflect the revised estimated probable outcome. We record Global Intangible Low-Taxed Income (“GILTI”) tax as a period cost. We report tax-related interest and penalties as a component of income tax expense.

Derivative Financial Instruments - Zimmer Biomet is exposed to certain market risks relating to its ongoing business operations, including foreign currency exchange rate risk, commodity price risk, interest rate risk and credit risk. Zimmer Biomet uses derivative instruments to manage its interest rate risk and foreign currency exchange rate risk. We participate in Zimmer Biomet’s cash flow hedging program that is intended to minimize the effects of foreign currency exchange rate movements on cash flows. Our revenues are generated in various currencies throughout the world. However, a significant amount of our inventory is produced in U.S. Dollars. Therefore, movements in foreign currency exchange rates may have different proportional effects on our revenues compared to our cost of products sold. To minimize the effects of foreign currency exchange rate movements, Zimmer Biomet hedges intercompany sales of inventory expected to occur within the next 30 months with foreign currency exchange forward contracts. Zimmer Biomet centralizes its foreign currency exchange rate exposures across its businesses and enters into the forward contracts at the Parent. Due to this centralization and the Parent being the legal obligor of the foreign currency exchange forward contracts, no amounts have been recorded by us on the combined balance sheet. The combined statements of earnings include the impact of Zimmer Biomet’s cash flow hedges that are deemed to be associated with our operations and have been allocated utilizing a proportional allocation method based on costs of goods sold. The amounts allocated to us recognized in cost of products sold, excluding intangible asset amortization, were gains of $2.0 million and $1.7 million in the years ended December 31, 2020 and 2019, respectively, and losses of $2.3 million in the year ended December 31, 2018.

Accumulated Other Comprehensive Income (Loss) - AOCI refers to gains and losses that under GAAP are included in comprehensive income but are excluded from net earnings as these amounts are recorded directly as

F-14

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

an adjustment to equity. Our AOCI is comprised of foreign currency translation adjustments. There are no reclassifications from AOCI to net earnings for the periods presented herein. Further, there are no tax effects related to AOCI for the periods presented.

Noncontrolling Interest - We had an investment in a company in which we had a controlling financial interest, but not 100 percent of the equity. In the year ended December 31, 2020, we acquired the remaining equity from the minority shareholder. The acquisition of the remaining equity interest was recognized as an equity transaction.    Further information related to the noncontrolling interest of this investment has not been provided as it is not significant to our combined financial statements.

Net Investment from Parent - Net investment from Parent in the combined balance sheets represents Zimmer Biomet’s historical investment in the Company, the accumulated net earnings after taxes and the net effect of the transactions with and allocations from Zimmer Biomet.

Accounting Pronouncements Recently Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326). The new guidance describes the current expected credit loss (“CECL”) model which requires an estimate of expected impairment on financial instruments over the lifetime of the assets at each reporting date. Financial instruments in scope of the guidance include financial assets measured at amortized cost. Previous accounting guidance required recognition of impairment when it was probable the loss has been incurred. Under the CECL model, lifetime expected credit losses are measured and recognized at each reporting date based on historical experience, current conditions and forecasted information. We adopted this standard as of January 1, 2020. Adoption of this standard required the modified retrospective transition method, which resulted in a cumulative-effect adjustment to net parent investment of $1.0 million. The adoption primarily impacted our trade receivables. Our concentrations of credit risks are limited due to the large number of customers and their dispersion across a number of geographic areas. Substantially all of our trade receivables are concentrated in the public and private hospital and healthcare industry in the U.S. and internationally or with distributors or dealers who operate in international markets. Our historical credit losses have not been significant due to this dispersion and the financial stability of our customers. We consider credit losses immaterial to our business and, therefore, have not provided all the disclosures otherwise required by the standard.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software. ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Our policy for capitalizing implementation costs in a hosting arrangement was already aligned with the new guidance. ASU 2018-15 also provides guidance on how these implementation costs are to be recorded in the statement of earnings, balance sheet and statement of cash flows. We adopted this standard on a prospective basis as of January 1, 2020. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.

Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12 Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions in the current rules regarding the approach for intraperiod tax allocations and the methodology for calculating income taxes in an interim period, and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill, among other things. The standard becomes effective for us as of January 1, 2021. The adoption of this standard will not have a material impact on our financial position, results of operations, or cash flows.

There are no recently issued accounting pronouncements that we have not yet adopted that are expected to have a material effect on our financial position, results of operations or cash flows.

F-15

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

3.	Revenue Recognition

We recognize revenue when our performance obligations under the terms of a contract with our customer are satisfied. This happens when we transfer control of our products to the customer, which generally occurs upon implantation or when title passes upon shipment. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring our product. Taxes collected from customers and remitted to governmental authorities are excluded from revenues.

We sell products through three principal channels: 1) direct to healthcare institutions, referred to as direct channel accounts; 2) through stocking distributors and healthcare dealers; and 3) directly to dental practices and dental laboratories. In direct channel accounts and with some healthcare dealers, inventory is generally consigned to sales agents or customers so that products are available when needed for surgical procedures. No revenue is recognized upon the placement of inventory into consignment, as we retain the ability to control the inventory. Upon implantation, we issue an invoice and revenue is recognized. Our spine sales are predominantly recognized under the consignment revenue model. Pricing for products is generally predetermined by contracts with customers, agents acting on behalf of customer groups or by government regulatory bodies, depending on the market. Price discounts under group purchasing contracts are generally linked to volume of implant purchases by customer healthcare institutions within a specified group. At negotiated thresholds within a contract buying period, price discounts may increase. Payment terms vary by customer, but are typically less than 90 days.

With sales to stocking distributors, some healthcare dealers and hospitals, dental practices and dental laboratories, revenue is generally recognized when control of our product passes to the customer, which is typically upon shipment of the product. Our dental business predominantly recognizes revenue related to product sales at a point in time following the transfer of control of such products to the customer, which generally occurs upon shipment, or delivery depending on the terms of the underlying contracts. These customers may purchase items in large quantities if incentives are offered or if there are new product offerings in a market, which could cause period-to-period differences in sales. It is our accounting policy to account for shipping and handling activities as a fulfillment cost rather than as an additional promised service. We have contracts with these customers or orders may be placed from available price lists. Payment terms vary by customer, but are typically less than 90 days.

We offer standard warranties to our customers that our products are not defective. These standard warranties are not considered separate performance obligations. In limited circumstances, we offer extended warranties that are separate performance obligations. We have very few contracts that have multiple performance obligations. Since we do not have significant multiple element arrangements and essentially all of our sales are recognized upon implantation of a product or when title passes, very little judgment is required to allocate the transaction price of a contract or determine when control has passed to a customer. Our costs to obtain contracts consist primarily of sales commissions to employees or third party agents that are earned when control of our product passes to the customer. Therefore, sales commissions are expensed as part of SG&A expenses at the same time revenue is recognized. Accordingly, we do not have significant contract assets, liabilities or future performance obligations.

We offer volume-based discounts, rebates, prompt pay discounts, right of return and other various incentives which we account for under the variable consideration model. If sales incentives may be earned by a customer for purchasing a specified amount of our product, we estimate whether such incentives will be achieved and recognize these incentives as a reduction in revenue in the same period the underlying revenue transaction is recognized. We primarily use the expected value method to estimate incentives. Under the expected value method, we consider the historical experience of similar programs as well as review sales trends on a customer-by-customer basis to estimate what levels of incentives will be earned. Occasionally, products are returned and, accordingly, we maintain an estimated refund liability based upon the expected value method that is recorded as a reduction in revenue.

We analyze sales by two product categories, spine and dental. We have also recognized related party sales in the combined financial statements on orthopedic products that will remain with Zimmer Biomet. We expect to continue selling Zimmer Biomet these products under a manufacturing services agreement for a period of time after the spin off.

F-16

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Net sales by product category are as follows (in millions):

	For the Years Ended December 31,
	2020	2019	2018
Spine	$529.1	$607.6	$633.7
Dental	367.8	414.0	411.2
Related Party	7.9	20.1	29.1

Total	$904.8	$1,041.7	$1,074.0

4.	Restructuring

In December 2019, Zimmer Biomet’s Board of Directors approved, and initiated, a global restructuring program (the “2019 Restructuring Plan”) with an objective of reducing costs to allow further investment in higher priority growth opportunities. The pre-tax restructuring charges consisted of employee termination benefits; contract terminations for facilities and sales agents; and other charges, such as retention period salaries and benefits and relocation costs. The restructuring charges incurred in the year ended December 31, 2020 primarily related to employee termination benefits, contract terminations and retention period compensation and benefits. The restructuring charges incurred in the year ended December 31, 2019 primarily related to employee termination benefits and retention period compensation and benefits. The following table summarizes the liabilities directly attributable to us that were recognized under the 2019 Restructuring Plan (in millions):

	Employee Termination Benefits	Other	Total
Balance, December 31, 2018	$—	$—	$—
Additions	0.9	0.9	1.8
Cash payments	—	(0.9)	(0.9)

Balance, December 31, 2019	0.9	—	0.9

Additions	5.7	4.0	9.7
Cash payments	(4.6)	(4.0)	(8.6)

Balance, December 31, 2020	$2.0	$—	$2.0

There were no restructuring charges for 2018. We do not include restructuring charges in the operating profit of our reportable segments.

5.	Share-Based Compensation

Zimmer Biomet has share-based compensation plans under which it grants stock options and restricted stock units. In our combined statements of earnings, we have specifically identified employees that were associated with our historical operations that are expected to be transferred in the spin-off and calculated expense based upon the awards received under the Zimmer Biomet plans. Additionally, expense related to corporate or shared employees have been allocated to us on a proportional cost allocation method, primarily based on revenue. As the share-based compensation plans are Zimmer Biomet’s plans, the amounts have been recognized through net parent company investments on the combined balance sheets. Share-based compensation expense for specifically identified employees that were associated with our historical operations was as follows (in millions):

	For the Years Ended December 31,
	2020	2019	2018
Total expense, pre-tax	$5.9	$7.1	$5.6
Tax benefit related to awards	1.3	2.1	1.6

Total expense, net of tax	$4.6	$5.0	$4.0

F-17

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the costs we would have incurred as an independent company for the periods presented.

6.	Inventories

Inventories consisted of the following (in millions):

	As of December 31,
	2020	2019
Finished goods	$247.1	$226.6
Work in progress	24.2	30.7
Raw materials	9.5	11.4

Inventories	$280.8	$268.7

Amounts charged to the combined statements of earnings for excess and obsolete inventory, including certain product lines we intend to discontinue, in the years ended December 31, 2020, 2019 and 2018 were $30.7 million, $30.2 million and $61.5 million, respectively.

7.	Property, Plant and Equipment

Property, plant and equipment consisted of the following (in millions):

	As of December 31,
	2020	2019
Land	$6.7	$6.7
Building and equipment	209.9	205.7
Capitalized software costs	30.1	29.3
Instruments	324.3	324.4
Construction in progress	3.1	3.6

	574.1	569.7
Accumulated depreciation	(395.9)	(372.0)

Property, plant and equipment, net	$178.2	$197.7

Depreciation expense was $48.1 million, $51.0 million and $51.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.

We had $2.4 million, $4.2 million and $5.7 million of property, plant and equipment included in accounts payable as of December 31, 2020, 2019 and 2018, respectively.

8.	Transfers of Financial Assets

Zimmer Biomet had receivables purchase arrangements with unrelated third parties to liquidate portions of trade accounts receivable balance including receivables related to our spine business. The receivables related to products sold to customers and were short-term in nature. The factorings were treated as sales of the accounts receivable. Proceeds from the transfers reflect either the face value of the accounts receivable or the face value less factoring fees.

The Parent terminated the programs in the U.S. and Japan in the fourth quarter of 2020. The programs were executed on a revolving basis with a maximum funding limit for Zimmer Biomet of $450 million combined before termination. The Parent acted as the collection agent on behalf of the third party, but had no significant retained interests or servicing liabilities related to the accounts receivable sold. As of December 31, 2020, all factored receivables related to our spine business had been collected and remitted in conjunction with the termination of those programs in 2020.

F-18

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

In Europe, the Parent sold to a third party and there was no continuing involvement or significant risk with the factored accounts receivable.

Funds received from the transfers are recorded as an increase to cash and a reduction of accounts receivable outstanding in the combined balance sheets. We report the cash flows attributable to the sale of the receivables to third parties in cash flows from operating activities in our combined statements of cash flows. Net expenses resulting from the sales of receivables are recognized in SG&A expense. Net expenses included any resulting gains or losses from the sales of receivables, credit insurance and factoring fees.

For the years ended December 31, 2020, 2019 and 2018, receivables related to our spine business were sold having an aggregate face value of $53.8 million, $126.4 million and $121.5 million to third parties in exchange for cash proceeds of $53.7 million, $126.3 million and $121.4 million, respectively. Expenses recognized on these sales during the years ended December 31, 2020, 2019 and 2018 were not significant. For the years ended December 31, 2020, 2019 and 2018 under the U.S. and Japan programs, receivables related to our spine business of $50.1 million, $107.8 million and $86.1 million, respectively, were collected from our customers and these amounts were remitted to the third party, and we effectively repurchased $7.0 million, $18.6 million and $14.9 million, respectively, of our previously sold accounts receivable due to the programs’ revolving nature. At December 31, 2019, $1.4 million of our receivables had been collected and were unremitted to the third party, which are reflected in our combined balance sheets under other current liabilities. We had no unremitted amounts at December 31, 2020. The initial collection of cash from customers and its remittance to the third party is reflected in net cash provided by/(used in) financing activities in our combined statements of cash flows.

At December 31, 2019, the outstanding principal amount of receivables related to our spine business that had been derecognized under the U.S. and Japan revolving arrangements combined amounted to $10.2 million. There were no outstanding receivables derecognized at December 31, 2020 due to the termination of those arrangements in 2020.

9.	Fair Value Measurements of Assets and Liabilities

The following financial assets and liabilities are recorded at fair value on a recurring basis (in millions):

	As of December 31, 2020
		Fair Value Measurements at Reporting Date Using:
Description	Recorded Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Contingent payments related to acquisitions	10.0	—	—	10.0

Total Liabilities	$10.0	$—	$—	$10.0

	As of December 31, 2019
		Fair Value Measurements at Reporting Date Using:
Description	Recorded Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Contingent payments related to acquisitions	1.5	—	—	1.5

Total Liabilities	$1.5	$—	$—	$1.5

F-19

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Contingent payments related to acquisitions consist of sales-based payments, and are valued using discounted cash flow techniques. The fair value of sales-based payments is based upon probability-weighted future revenue estimates, and increases as revenue estimates increase. See Note 10 for additional information regarding contingent payments related to acquisitions.

The following table provides a reconciliation of the beginning and ending balances of items measured at fair value on a recurring basis in the tables above that used significant unobservable inputs (Level 3) (in millions):

Level 3 - Liabilities
Contingent payments related to acquisitions
Beginning balance December 31, 2019	$1.5
New contingent payments related to the 3DIEMME acquisition	8.3
Foreign currency impact	0.2

Ending balance December 31, 2020	$10.0

Any future changes in estimates for contingent payments related to acquisitions will be recognized in “Acquisition, integration, divestiture and related” on our combined statements of earnings.

10.	Acquisitions

In the fourth quarter of 2020, we acquired all of the issued and outstanding shares of 3DIEMME S.r.l. (“3DIEMME”), a dental treatment planning and dental CAD/CAM design software provider based in Italy. The 3DIEMME acquisition was completed primarily to expand treatment planning and design software offerings in our digital dentistry portfolio. In the fourth quarter of 2019, we acquired all of the issued and outstanding shares of Implant Concierge, LLC (“Implant Concierge”), a dental company that provides virtual implant planning, surgical guide design services and manufactures and sells surgical guides. The Implant Concierge acquisition was completed primarily to expand our offerings in our guided surgery and digital dentistry portfolio. In the third quarter of 2019, we acquired all of the issued and outstanding shares of Hakuho Company, Ltd. (“Hakuho”), a dental distributor primarily distributing Zimmer Biomet products based in Japan. The Hakuho acquisition was completed primarily to transition the distributor to a direct selling model in Japan.

The total cash consideration paid for these acquisitions was $48.5 million. Additionally, we assigned fair values of $9.8 million at the acquisition dates for potential payments that are contingent on future product sales. The estimated fair value of the aggregate contingent payment liabilities was calculated based on the probability of achieving the specified sales growth and discounting to present value the estimated payments.

We recognized goodwill of $25.4 million combined for these acquisitions. The goodwill related to the acquisitions represents the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill related to the acquisitions is generated from the operational synergies and cross-selling opportunities we expect to achieve from the technologies acquired. None of the goodwill related to these acquisitions is deductible for tax purposes.

We have not included pro forma information and certain other information under GAAP for these acquisitions because they did not have a material impact on our financial position or results of operations individually or in the aggregate.

F-20

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

11.	Goodwill and Other Intangible Assets

The reportable segments presented below are based on historical operating and reportable segments and do not reflect the change in reportable segments effective in the second quarter of 2021. The following table summarizes the changes in the carrying amount of goodwill by historical reportable segment (in millions):

	Spine less Asia Pacific	Dental	Total
Balance at January 1, 2019
Goodwill	$1,089.4	$387.3	$1,476.7
Accumulated impairment losses	(1,089.4)	—	(1,089.4)

	—	387.3	387.3
Acquisitions	—	12.6	12.6
Currency translation	—	(1.0)	(1.0)

Balance at December 31, 2019
Goodwill	1,089.4	398.9	1,488.3
Accumulated impairment losses	(1,089.4)	—	(1,089.4)

	—	398.9	398.9
Acquisitions	—	12.8	12.8
Currency translation	—	4.0	4.0
Impairment	—	(142.0)	(142.0)

Balance at December 31, 2020
Goodwill	1,089.4	415.7	1,505.1
Accumulated impairment losses	(1,089.4)	(142.0)	(1,231.4)

	$—	$273.7	$273.7

As discussed further in Note 10, we purchased 3DIEMME in 2020 and Implant Concierge and Hakuho in 2019, resulting in additional goodwill.

Our only reporting unit with goodwill remaining is our dental reporting unit. As of March 31, 2020, we tested our dental reporting unit for impairment due to the significant adverse effect the COVID-19 pandemic was expected to have on our operating results. This resulted in a goodwill impairment charge of $142.0 million.

The impairment charge of $142.0 million was primarily driven by the COVID-19 pandemic. The COVID-19 pandemic had a significant adverse effect on both the operational and non-operational assumptions used to estimate the fair value of our dental reporting unit. The significant decline in Zimmer Biomet’s share price and that of most other publicly-traded companies resulted in us utilizing a higher risk-adjusted discount rate compared to the rate used in our previous annual goodwill impairment test to discount our future estimated cash flows to present value. On an operational basis, due to the deferral of elective surgical procedures, at the time of the March 31, 2020 impairment test, we estimated that our cash flows in 2020 would be significantly lower than previously estimated in our prior annual goodwill impairment test. We estimated the cash flows from our dental reporting unit might have a slower recovery than other healthcare segments because many dental procedures are not covered by insurance. Therefore, we estimated that economic uncertainty would likely result in patients deferring dental procedures for a longer period of time. As of December 31, 2020, $273.7 million of goodwill remained in the dental reporting unit.

We estimated the fair value of the dental reporting unit based on income and market approaches. Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting unit. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators from publicly-traded companies that are similar to our dental reporting unit and considers differences between our reporting unit and the comparable companies.

F-21

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

In estimating the future cash flows of the reporting unit, we utilized a combination of market and company-specific inputs that a market participant would use in assessing the fair value of the reporting units. The primary market input was revenue growth rates. These rates were based upon historical trends and estimated future growth drivers such as an aging global population, innovative new product offerings and increased demand for cosmetic dentistry procedures. In the near term, the COVID-19 pandemic was expected to result in a decline to our revenue when compared to the same prior year periods. Significant company specific inputs included assumptions regarding how the reporting unit could leverage operating expenses as revenue grows and the impact any of our differentiated products or new products will have on revenues. The risk-adjusted discount rates we utilized use a combination of market and company-specific inputs. Market inputs included risk-free interest rates, equity risk and debt-to-equity values of similar companies, as well as other market inputs. Company-specific inputs considered how our specific reporting unit may differ from the market assumptions.

Under the guideline public company methodology, we took into consideration specific risk differences between our reporting unit and the comparable companies, such as recent financial performance, size risks and product portfolios, among other considerations.

We perform our annual test of goodwill impairment in the fourth quarter of every year. In connection with the 2020 annual goodwill impairment test in the fourth quarter of 2020, we estimated the fair value of our dental reporting unit using the income and market approaches. The estimated fair value of our reporting unit increased in the fourth quarter impairment test compared to the March 31, 2020 test due to the negative effects on discounted cash flows from the COVID-19 pandemic forecasted for second and third quarters of 2020 no longer being in the future cash flow estimates. As a result, the estimated fair value of our dental reporting unit exceeded its carrying value by more than 10 percent.

We will continue to monitor the fair value of our dental reporting unit in our interim and annual reporting periods. If our estimated cash flows decrease, we may have to record further impairment charges in the future. Factors that could result in our cash flows being lower than our current estimates include: 1) the COVID-19 pandemic causes elective surgical procedures to be deferred longer than our estimates, or additional recurrence of the virus causes additional deferrals of elective surgical procedures, 2) decreased revenues caused by unforeseen changes in the dental market, or our inability to generate new product revenue from our research and development activities, and 3) our inability to achieve the estimated operating margins in our forecasts due to unforeseen factors. Additionally, changes in the broader economic environment could cause changes to our estimated discount rates and comparable company valuation indicators, which may impact our estimated fair values.

During the year ended December 31, 2018, we recorded goodwill impairment charges related to our spine reporting units of $411.7 million.

The spine reporting units included goodwill from significant mergers in 2015 and 2016, as well as goodwill that existed prior to those mergers. The forecasts used to recognize the goodwill related to the 2015 and 2016 mergers assumed cross sale opportunities of the combined businesses would enable the reporting unit to grow faster than the overall spine market. The primary drivers of the impairments were lower than expected sales due to sales force integration issues and additional complexities of combining the spine product supply chains of the combined companies. As a result, in our forecasts we estimated it would take longer than originally anticipated to realize the benefits of the mergers. We estimated our spine sales were currently growing below overall market growth. Consequently, we lowered our expectations of future sales growth.

The fair value for the 2018 impairment charges were estimated using income and market approaches similar to the 2020 test for the dental reporting unit.

F-22

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

The components of identifiable intangible assets were as follows (in millions):

	Technology	Trademarks and Trade Names	Customer Relationships	Other	Total
As of December 31, 2020:
Intangible assets subject to amortization:
Gross carrying amount	$909.9	$149.9	$395.0	$55.2	$1,510.0
Accumulated amortization	(373.8)	(49.2)	(150.0)	(46.0)	(619.0)

Total identifiable intangible assets	$536.1	$100.7	$245.0	$9.2	$891.0

As of December 31, 2019:
Intangible assets subject to amortization:
Gross carrying amount	$867.8	$142.1	$377.6	$47.4	$1,434.9
Accumulated amortization	(316.7)	(38.1)	(119.4)	(43.3)	(517.5)

Total identifiable intangible assets	$551.1	$104.0	$258.2	$4.1	$917.4

As discussed further in Note 10, the Company purchased 3DIEMME in 2020 and Implant Concierge and Hakuho in 2019, resulting in additional intangible assets.

Estimated annual amortization expense based upon intangible assets recognized as of December 31, 2020 for the years ending December 31, 2021 through 2025 is (in millions):

For the Years Ending December 31,
2021	$82.8
2022	82.8
2023	82.4
2024	81.3
2025	78.4

12.	Other Current Liabilities

Other current liabilities consisted of the following (in millions):

	As of December 31,
	2020	2019
Other current liabilities:
License and service agreements	$42.6	$46.2
Salaries, wages and benefits	40.4	38.2
Lease liabilities	14.0	12.8
Accrued liabilities	54.8	43.6

Total other current liabilities	$151.8	$140.8

13.	Debt Due to Parent

Zimmer Biomet utilizes a centralized approach to cash management and the financing of its operations. As part of the capitalization of various wholly-owned Zimmer Biomet subsidiaries, debt has been incurred between these subsidiaries. We have classified any borrowings by subsidiaries that will be our affiliate after the spin-off that are payable to subsidiaries that will remain with Zimmer Biomet as Debt Due to Parent. These balances are expected to be settled in cash. Debt Due to Parent consisted of the following (in millions):

	As of December 31,
	2020	2019
Current portion of Debt Due to Parent	$17.6	$—
Non-Current portion of Debt Due to Parent	$4.9	$16.8

F-23

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

The current portion of Debt Due to Parent has maturity dates from February 2021 through September 2021. The non-current portion of Debt Due to Parent matures on December 31, 2022. The borrowings from the Parent bear interest at various rates ranging from 1.3% to 5.0%, which may not be indicative of rates if transacted with an unrelated third party.

Interest expense was $0.4 million, $0.2 million and $0.2 million in the years ended December 31, 2020, 2019 and 2018, respectively.

14.	Retirement Benefit Plans

We sponsor defined contribution plans for substantially all of the employees in the United States and certain employees in other countries. The benefits offered under these plans are reflective of local customs and practices in the countries concerned. We expensed $6.1 million, $6.6 million and $6.4 million related to these plans for the years ended December 31, 2020, 2019 and 2018, respectively.

15.	Income Taxes

The tax provisions have been prepared on a separate return basis as if the Company was a separate group of companies under common ownership. The operations have been combined as if the Company was filing on a combined basis for U.S. federal, U.S. state and non-U.S. income tax purposes, where allowable by law.

The components of loss before income taxes consisted of the following (in millions):

	For the Years Ended December 31,
	2020	2019	2018
United States operations	$(142.2)	$29.2	$(81.9)
Foreign operations	(81.9)	(62.8)	(401.0)

Total	$(224.1)	$(33.6)	$(482.9)

The (benefit)/provision for income taxes and the income taxes paid consisted of the following (in millions):

Current:
Federal	$(31.0)	$11.3	$1.5
State	2.8	0.3	1.9
Foreign	7.1	5.1	7.0

	(21.1)	16.7	10.4

Deferred:
Federal	(2.9)	(2.3)	(8.2)
State	(1.2)	(0.7)	(0.9)
Foreign	(18.7)	(15.6)	(18.9)

Total deferred taxes	(22.8)	(18.6)	(28.0)

Benefit for income taxes	$(43.9)	$(1.9)	$(17.6)

Net income taxes paid	$4.7	$8.4	$9.2

F-24

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

A reconciliation of the income tax benefit at the U.S. statutory income tax rate to our income tax benefit is as follows (in millions):

	For the Years Ended December 31,
	2020	2019	2018
Income tax benefit at the U.S. statutory rate	$(47.1)	$(7.0)	$(101.4)
State taxes, net of federal deduction	1.4	—	1.0
Tax impact of foreign operations, including U.S. taxes on international income and foreign tax credits	(0.9)	8.1	(5.1)
Change in valuation allowance	6.7	(2.2)	1.1
Non-deductible expenses	0.9	1.0	0.7
Goodwill impairment	29.8	—	86.6
Tax rate change	(6.5)	(0.8)	2.4
R&D tax credit	(0.6)	(0.8)	(1.0)
Share-based compensation	—	(0.6)	(0.4)
Net uncertain tax positions, including interest and penalties	(26.2)	1.6	0.3
Other	(1.4)	(1.2)	(1.8)

Income tax benefit	$(43.9)	$(1.9)	$(17.6)

The components of deferred taxes consisted of the following (in millions):

	As of December 31,
	2020	2019
Deferred tax assets:
Inventory	$71.8	$78.4
Net operating loss carryover	30.4	22.1
Tax credit carryover	1.8	1.7
Product liability and litigation	0.9	1.0
Accrued liabilities	4.6	8.3
Share-based compensation	1.6	2.0
Accounts receivable	4.1	3.3
Other	0.4	0.1

Total deferred tax assets	115.6	116.9
Less: Valuation allowances	(28.5)	(21.4)

Total deferred tax assets after valuation allowances	87.1	95.5

Deferred tax liabilities:
Fixed assets	$17.2	$18.0
Intangible assets	212.0	227.5
Other	—	0.2

Total deferred tax liabilities	229.2	245.7

Total net deferred income taxes	$(142.1)	$(150.2)

F-25

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

At December 31, 2020, net operating loss and tax credit carryovers available to reduce future federal, state and foreign taxable earnings consisted of the following (in millions):

Expiration Period	Net operating loss carryover	Tax credit carryover
2021-2025	$—	$—
2026-2030	10.4	1.7
2031-2040	3.3	0.1
Indefinite	16.7	—

Total	$30.4	$1.8

Valuation allowances	$26.7	$1.8

We intend to repatriate cash when the additional tax related to remitting earnings is deemed immaterial as a portion of these earnings has already been taxed as toll tax or GILTI and is not subject to further U.S. federal tax. Portions of the additional tax would also be offset by allowable foreign tax credits. We have $2.0 billion earned overseas that is expected to be permanently reinvested outside of the United States and accordingly no deferred tax liability has been recorded. If we decide at a later date to repatriate these earnings to the United States, we would be required to provide for the net tax effects on these amounts. We expect the majority of these unremitted earnings would be subject to federal tax, state tax, in addition to withholding tax in many jurisdictions. The exact amount of the tax cost to remit these earnings is not determinable.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in millions):

	For the Years Ended December 31,
	2020	2019	2018
Balance at January 1	$69.2	$69.6	$71.2
Decreases related to prior periods	—	—	(1.2)
Increases related to current period	0.1	0.1	0.2
Decreases related to lapse of statute of limitations	(22.4)	(0.5)	(0.6)

Balance at December 31	$46.9	$69.2	$69.6

Amounts impacting effective tax rate, if recognized balance at December 31	$46.3	$68.2	$68.6

Interest and penalty expense related to unrecognized tax benefits	$(5.5)	$2.9	$2.7
Total accrued interest and penalties balance at December 31	$7.4	$12.9	$9.9

We operate on a global basis and are subject to numerous and complex tax laws and regulations. Our income tax filings are subject to examinations by taxing authorities throughout the world. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed. Although ultimate timing is uncertain, the net amount of tax liability for unrecognized tax benefits may change within the next twelve months due to changes in audit status, expiration of statutes of limitations, settlements of tax assessments and other events. The Company does not expect a material change in unrecognized tax benefits over the next twelve months based on the current examination status.

We are under continuous audit by the Internal Revenue Service (“IRS”) and other taxing authorities. During the course of these audits, we receive proposed adjustments from taxing authorities that may be material. Therefore, there is a possibility that an adverse outcome in these audits could have a material effect on our results of operations and financial condition. Our U.S. Federal income tax returns have been audited through 2012 and are currently under audit for years 2013-2015 and 2016-2019. The IRS started a routine examination of our 2016-2019 U.S. Federal income tax returns in November 2020.

F-26

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective return. The state impact of any federal changes generally remains subject to examination by various states for a period of up to one year after formal notification to the states. We have various state income tax return positions in the process of examination, administrative appeals or litigation.

In other major jurisdictions, open years are generally 2012 or later.

16.	Segment Data

Zimmer Biomet’s chief operating decision maker (“CODM”) reviews our operating results as part of multiple Zimmer Biomet operating segments. As we are transitioning into an independent, publicly traded company, we consider our Chief Executive Officer our CODM. In the second quarter of 2021, he evaluated how he intends to allocate resources to achieve our operating profit goals and review business performance. As a result of that evaluation, beginning in the second quarter, we operate through two operating segments, 1) the spine product segment, and 2) the dental product segment. Our operating segments are a change from how the Zimmer Biomet CODM reviews our operating results. Our two operating segments also constitute our reportable segments.

Beginning in the second quarter of 2021, our CODM evaluates performance based upon segment operating profit exclusive of related party transactions, expenses incurred by us related to Parent’s products and operating expenses pertaining to share-based compensation, intangible asset amortization, goodwill impairment, integration expenses, restructuring expenses and other various charges that are not considered essential to the ongoing operations of spine and dental. Intercompany transactions have been eliminated from segment operating profit. The information presented in all of the years below is in accordance with this reportable segment operating profit structure.

Our CODM does not review asset information by operating segment.

Net sales and other information by segment is as follows (in millions):

	Net Sales			Operating (Loss) Profit			Depreciation and Amortization
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2020	2019	2018	2020	2019	2018	2020	2019	2018
Spine	$529.1	$607.6	$633.7	$56.2	$67.3	$52.4	$39.9	$42.0	$41.6
Dental	367.8	414.0	411.2	39.8	66.3	94.6	4.2	4.4	4.8

Segment Total	896.9	1,021.6	1,044.9	96.0	133.6	147.0	44.1	46.4	46.4
Related party transactions	7.9	20.1	29.1	(59.2)	(53.6)	(50.5)	—	—	—
Expenses related to Parent products	—	—	—	(6.4)	(3.2)	(8.2)	—	—	—
Intangible asset amortization	—	—	—	(85.5)	(83.4)	(95.2)	85.5	83.4	95.2
Goodwill impairment	—	—	—	(142.0)	—	(411.7)	—	—	—
Restructuring	—	—	—	(9.7)	(1.8)	—	—	—	—
Acquisition, integration, divestiture and related	—	—	—	(2.2)	(3.2)	(30.8)	—	—	—
Other	—	—	—	(16.4)	(22.0)	(32.8)	4.0	4.6	5.3

Total	$904.8	$1,041.7	$1,074.0	$(225.4)	$(33.6)	$(482.2)	$133.6	$134.4	$146.9

F-27

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

We conduct business in the following countries that hold 10 percent or more of our total combined property, plant and equipment, net (in millions):

	As of December 31,
	2020	2019
United States	$125.2	$142.5
Other countries	53.0	55.2

Property, plant and equipment, net	$178.2	$197.7

U.S. sales were $615.7 million, $697.6 million, and $713.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. Sales within any other individual country were less than 10 percent of our combined sales in each of those years. No single customer accounted for 10 percent or more of our sales in the years ended December 31, 2020, 2019 and 2018.

17.	Leases

We lease most of our manufacturing facilities, various office space, vehicles and other less significant assets throughout the world. Our contracts contain a lease if they convey a right to control the use of an identified asset, either explicitly or implicitly, in exchange for consideration. As allowed by GAAP, we have elected not to recognize a right-of-use asset nor a lease liability for leases with an initial term of twelve months or less. Additionally, we have elected not to separate non-lease components from the leased components in the valuation of our right-of-use asset and lease liability for all asset classes. Our lease contracts are a necessary part of our business, but we do not believe they are significant to our overall operations. We do not have any significant finance leases. Additionally, we do not have significant leases: where we are considered a lessor; where we sublease our assets; with an initial term of twelve months or less; with related parties; with residual value guarantees; that impose restrictions or covenants on us; or that have not yet commenced, but create significant rights and obligations against us.

Our real estate leases generally have terms of between five to ten years and contain lease extension options that can vary from month-to-month extensions to up to five-year extensions. We include extension options in our lease term if we are reasonably certain to exercise that option. In determining whether an extension is reasonably certain, we consider the uniqueness of the property for our needs, the availability of similar properties, whether the extension period payments remain the same or may change due to market rates or fixed price increases in the contract, and other economic factors. Our vehicle leases generally have terms of between three to five years and contain lease extension options on a month-to-month basis. Our vehicle leases are generally not reasonably certain to be extended.

Under GAAP, we are required to discount our lease liabilities to present value using the rate implicit in the lease, or our incremental borrowing rate for a similar term as the lease term if the implicit rate is not readily available. We generally do not have adequate information to know the implicit rate in a lease and therefore use our incremental borrowing rate. Under GAAP, the incremental borrowing rate must be on a collateralized basis, but our debt arrangements are unsecured. We have determined our incremental borrowing rate by using our credit rating to estimate our unsecured borrowing rate and applying reasonable assumptions to reduce the unsecured rate for a risk adjustment effect from collateral.

We adopted ASU 2016-02 – Leases (Topic 842) effective January 1, 2019. Since we adopted the new standard using the period of adoption transition method, we are not required to present 2018 comparative disclosures under the new standard. However, we are required to present the required annual disclosures under the previous GAAP lease accounting standard.

In our combined financial statements, we have recognized the right-of-use assets and lease liabilities and related expense of leases that are expected to transfer to SpinCo at closing of the spin-off. For leases that we share with

F-28

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Zimmer Biomet and will remain the responsibility of Zimmer Biomet, no assets nor liabilities have been recognized on our combined balance sheets and any lease expense has been included in allocated costs from Zimmer Biomet.

Information on our leases is as follows ($ in millions):

	For the Years Ended December 31,
	2020	2019
Lease cost	$14.9	$14.2
Cash paid for leases recognized in operating cash flows	$14.3	$13.6
Right-of-use assets obtained in exchange for new lease liabilities	$9.2	$4.4

Total lease cost for 2018 was $15.6 million.

	As of December 31,
	2020	2019
Right-of-use assets recognized in Other assets	$59.4	$61.2
Lease liabilities recognized in Other current liabilities	$14.0	$12.8
Long-term lease liabilities	$52.6	$56.2
Weighted-average remaining lease term	5.7 years	6.4 years
Weighted-average discount rate	2.9%	3.1%

Our variable lease costs are not significant.

Our future minimum lease payments as of December 31, 2020 were (in millions):

For the Years Ending December 31,
2021	$15.6
2022	13.0
2023	11.8
2024	11.0
2025	8.4
Thereafter	12.9

Total	72.7
Less imputed interest	6.1

Total	$66.6

18.	Commitments and Contingencies

We are subject to contingencies, such as various claims, legal proceedings and investigations regarding product liability, intellectual property, commercial, and other matters that arise in the normal course of business. On a quarterly and annual basis, we review relevant information with respect to loss contingencies and update our accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews. We record liabilities for loss contingencies when it is probable that a loss has been incurred and the amount can be reasonably estimated. For matters where a loss is believed to be reasonably possible, but not probable, no accrual has been made. Legal defense costs expected to be incurred in connection with a loss contingency are accrued when probable and reasonably estimable. The recorded accrual balance for loss contingencies was approximately $5.7 million and $5.9 million as of December 31, 2020 and 2019, respectively. Initiation of new legal proceedings or a change in the status of existing proceedings may result in a change in the estimated loss accrued.

F-29

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Subject to certain exceptions specified in the separation agreement by and between us and Zimmer Biomet, we assumed the liability for, and control of, all pending and threatened legal matters related to its business, including liabilities for any claims or legal proceedings related to products that had been part of its business, but were discontinued prior to the distribution, as well as assumed or retained liabilities, and will indemnify Zimmer Biomet for any liability arising out of or resulting from such assumed legal matters.

19. Related Party Transactions

We have not historically operated as a standalone business and have various relationships with Zimmer Biomet whereby Zimmer Biomet provides services. The following disclosures summarize activity between us and Zimmer Biomet that are included in the combined financial statements.

Corporate Overhead and Other Allocations from Zimmer Biomet

Zimmer Biomet provides certain services, which include, but are not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, and other corporate departments. Some of these services will continue to be provided by Zimmer Biomet to SpinCo on a temporary basis after the separation is completed under a transition services agreement. These expenses have been allocated based on direct usage or benefit where specifically identifiable, with the remainder allocated on a proportional cost allocation method based primarily on net trade sales, as applicable. When specific identification is not practicable, a proportional cost method was used primarily based on sales.

Corporate allocations reflected in the combined statements of earnings are as follows (in millions):

	For the Years Ended December 31,
	2020	2019	2018
Cost of products sold	$3.1	$0.1	$0.1
Selling, general & administrative	69.9	72.3	74.3

Management believes that the methods used to allocate expenses to the Company are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented. However, the allocations may not necessarily reflect the combined financial position, results of operations and cash flows in the future or what they would have been had the Company been a separate, standalone entity during the periods presented.

Share-Based Compensation

As discussed in Note 5, our employees participate in Zimmer Biomet’s share-based compensation plans, the costs of which have been allocated and recorded in cost of products sold, research and development, and selling, general and administrative expenses in the combined statements of earnings. Share-based compensation costs related to our employees were $5.9 million, $7.1 million and $5.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Centralized Cash Management

Zimmer Biomet uses a centralized approach to cash management and financing of operations. The majority of our subsidiaries are party to Zimmer Biomet’s cash pooling arrangements with several financial institutions to maximize the availability of cash for general operating and investing purposes. Under these cash pooling arrangements, cash balances are swept regularly from our accounts. Cash transfers to and from Zimmer Biomet’s cash concentration accounts and the resulting balances at the end of each reporting period are reflected in net parent company investment and net transactions with Zimmer Biomet in the combined balance sheets and statements of cash flows, respectively.

F-30

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Manufacturing Services to Zimmer Biomet

Certain manufacturing facilities that will be remain with us also produce orthopedic products that will remain with Zimmer Biomet. The combined statements of earnings reflect the sales of these orthopedic products with Zimmer Biomet (in millions):

	For the Years Ended December 31,
	2020	2019	2018
Related party net sales	$7.9	$20.1	$29.1
Related party cost of products sold, excluding intangible asset amortization	7.2	18.0	25.0

Debt Due to Parent

We had the following debt due to Zimmer Biomet (in millions):

	As of December 31,
	2020	2019
Current Portion of Debt Due to Parent	$17.6	$—
Non-Current Portion of Debt Due to Parent	4.9	16.8

Interest expense recognized on Debt Due to Parent in our combined statements of net earnings was $0.4 million, $0.2 million and $0.2 million in the years ended December 31, 2020, 2019 and 2018, respectively. Refer to Note 13 for further detail.

Net Parent Company Investment

As discussed in the basis of presentation in Note 1, net parent company investment is primarily impacted by contributions from Zimmer Biomet as a result of treasury activities and net funding provided by or distributed to Zimmer Biomet. The components of net parent company investment are:

	For the Years Ended December 31,
	2020	2019	2018
Cash pooling and general financing activities	$114.8	$92.8	$135.5
Corporate cost allocations	(73.0)	(72.4)	(74.4)

Net transactions with Zimmer Biomet reflected in the Combined Statements of Cash Flows	41.8	20.4	61.1
Share-based compensation expense	(5.9)	(7.1)	(5.6)
Other non-cash adjustments	3.6	(5.6)	(6.8)

Net transactions with Parent reflected in the Combined Statements of Changes in Net Parent Investment	$39.5	$7.7	$48.7

20.	Subsequent events

These combined financial statements were derived from the financial statements of Zimmer Biomet, which issued its annual financial statements for the fiscal year ended December 31, 2020 on February 22, 2021. Accordingly, the Company has evaluated transactions for consideration as recognized subsequent events in these financial statements through the date of February 22, 2021. Additionally, the Company has evaluated transactions that occurred through August 9, 2021, the date these financial statements were available for issuance, for the purposes of unrecognized subsequent events.

F-31

Confidential Treatment Requested by ZB SpinCo Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Schedule II. Valuation and Qualifying Accounts (in millions):

Description	Balance at Beginning of Period	Additions Charged (Credited) to Expense	Deductions / Other Additions to Reserve		Effects of Foreign Currency	Balance at End of Period
Allowance for Credit Losses:
Year Ended December 31, 2018	$25.2	$5.8	$(5.1)		$(0.4)	$25.5
Year Ended December 31, 2019	25.5	6.1	(11.9)		(0.1)	19.6
Year Ended December 31, 2020	19.6	2.7	(3.7	)(1)	0.3	18.9
Deferred Tax Asset Valuation Allowances:
Year Ended December 31, 2018	$20.2	$2.7	$0.6	(2)	$(1.4)	$22.1
Year Ended December 31, 2019	22.1	(0.2)	(0.1	)(2)	(0.4)	21.4
Year Ended December 31, 2020	21.4	6.8	(0.6	)(2)	0.9	28.5

(1)	Includes the $1.0 cumulative-effect adjustment related to the adoption of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326).
(2)

Primarily relate to amounts generated by tax rate changes or current year activity which have offsetting changes to the associated attribute and therefore there is no resulting impact on tax expense in the combined financial statements.

Other financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

F-32